SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
9 June 2011

among

SMITHFIELD FOODS, INC.,

The Guarantors Party Hereto,

The Lenders Party Hereto

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK
NEDERLAND", NEW YORK BRANCH,
as Administrative Agent and a joint lead arranger

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC,
as a joint lead arranger, a joint bookrunner and the syndication agent

AgFIRST FARM CREDIT BANK,
GOLDMAN SACHS BANK USA,
BANK OF MONTREAL,
MORGAN STANLEY SENIOR FUNDING, INC., and
COBANK, ACB,
as joint lead arrangers, joint bookrunners and co-documentation agents

(e)	Automatic Conversions	52
(f)	Limitation on Election	52
SECTION 2.09	Termination, Reduction and Increase of Commitments.	52
(a)	Maturity Date	52
(b)	Optional Termination	52
(c)	Optional Reduction	52
(d)	Notice of Termination or Reduction	53
(e)	Increase of Commitments	53
SECTION 2.10	Repayment of Loans; Evidence of Debt.	54
(a)	Promise to Pay	54
(b)	Lender Records	54
(c)	Administrative Agent Records	54
(d)	Prima Facie Evidence	54
(e)	Request for a Note	54
SECTION 2.11	Prepayment of Loans.	54
(a)	Optional Prepayments	54
(b)	Mandatory Prepayments and Cash Collateralization	54
(c)	Application of Prepayments	55
(d)	Notice of Prepayment	55
SECTION 2.12	Fees.	55
(a)	Commitment Fee	56
(b)	Letter of Credit Participation Fee	56
(c)	Issuing Bank Fees	56
(d)	Payment of Letter of Credit Fees	56
(e)	Administrative Agent Fees	56
(f)	Payment of Fees	56
SECTION 2.13	Interest.	56
(a)	ABR Loans	56
(b)	Eurocurrency Loans	56
(c)	Default Interest	57
(d)	Payment of Interest	57
(e)	Computation	57
SECTION 2.14	Alternate Rate of Interest	57
SECTION 2.15	Increased Costs.	58
(a)	Change in Law	58
(b)	Capital Adequacy	58
(c)	Delivery of Certificate	58
(d)	No Waiver; Limitation on Compensation	59
(e)	Illegality of Multicurrency Loans	59
SECTION 2.16	Break Funding Payments	60
SECTION 2.17	Taxes.	60
(a)	Gross Up	60
(b)	Payment of Other Taxes	60
(c)	Indemnity	61
(d)	Excluded Taxes	61
(e)	Receipts	61
(f)	Fee Receiver	61
(g)	Foreign Lenders	61
(h)	Refund	62
(i)	FATCA	63

(j)	Survival	63
SECTION 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs.	63
(a)	Payments Generally	63
(b)	Application of Proceeds of Collateral	64
(c)	Pro Rata Requirement	64
(d)	Automatic Borrowing; Deduction from Deposit Accounts	65
(e)	Sharing of Setoffs	65
(f)	Payments Assumed Made	65
SECTION 2.19	Mitigation Obligations; Replacement of Lenders.	66
(a)	Designation of a Different Lending Office	66
(b)	Replacement of Lenders or Issuing Banks	66
SECTION 2.20	Returned Payments	66
SECTION 2.21	Defaulting Lenders	67
(a)	Suspension of Commitment Fees	67
(b)	Suspension of Voting	67
(c)	Participation Exposure	67
(d)	Suspension of Swingline Loans, Multicurrency Loans and Letters of Credit	68
(e)	Setoff against Defaulting Lenders	68
(f)	Remedy of Defaulting Lender Status	69
ARTICLE III REPRESENTATIONS AND WARRANTIES		69
SECTION 3.01	Organization; Powers	69
SECTION 3.02	Authorization; Enforceability	69
SECTION 3.03	Governmental Approvals; No Conflicts	69
SECTION 3.04	Financial Condition; No Material Adverse Change.	69
(a)	Financial Statements	69
(b)	No Material Adverse Change	70
(c)	No Material Undisclosed Liabilities	70
SECTION 3.05	Properties	70
SECTION 3.06	Litigation and Environmental Matters.	70
(a)	Litigation	70
(b)	Environmental	70
(c)	Disclosed Matters	70
SECTION 3.07	Compliance with Laws and Agreements	70
SECTION 3.08	Investment Company Status	71
SECTION 3.09	Taxes	71
SECTION 3.10	ERISA	71
SECTION 3.11	Disclosure	71
SECTION 3.12	Margin Regulations	71
SECTION 3.13	Liens	71
SECTION 3.14	No Default	72
SECTION 3.15	Solvency	72
SECTION 3.16	Insurance	72
SECTION 3.17	Capitalization and Subsidiaries	72
SECTION 3.18	Security Interest in Collateral	72
SECTION 3.19	Employment Matters	72
SECTION 3.20	Common Enterprise	73
SECTION 3.21	Unrestricted Subsidiaries; Material Subsidiaries	73
ARTICLE IV CONDITIONS		73
SECTION 4.01	Effective Date	73
(a)	Credit Agreement, Opinion and Loan Documents	73

(b)	Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates	73
(c)	Officer's Certificate	74
(d)	Fees	74
(e)	Borrowing Base Certificate	74
(f)	Assignment of Liens; Modifications to Collateral Documents; No Title Insurance Endorsements	74
(g)	Lien Searches	74
(h)	Filings, Registrations and Recordings	75
(i)	Field Exams	75
(j)	Evidence of Insurance	75
(k)	"Know Your Customer" Requirements	75
(l)	Existing Credit Agreement	75
(m)	Rabobank Nederland Facility	75
(n)	Receivables Securitization	75
(o)	Other Documents	75
SECTION 4.02	Each Credit Event	76
(a)	Representations and Warranties	76
(b)	No Default	76
(c)	Credit Limits	76
SECTION 4.03	Effective Date Advances and Adjustments	76
ARTICLE V AFFIRMATIVE COVENANTS		77
SECTION 5.01	Financial Statements; Borrowing Base and Other Information	77
(a)	Annual Financial Statements	77
(b)	Quarterly Financial Statements	77
(c)	Compliance Certificate	77
(d)	Accountant's Certificate of No Default	77
(e)	Projections	78
(f)	Borrowing Base Certificate	78
(g)	SEC Reports	78
(h)	ERISA Reports	78
(i)	Other Information	78
SECTION 5.02	Notices of Material Events	78
(a)	Defaults	78
(b)	Investigation or Litigation	78
(c)	Certain Dispositions	79
(d)	Damage to Collateral	79
(e)	Collateral Location Defaults	79
(f)	ERISA Events	79
(g)	PAS Trust Notices	79
(h)	Hazardous Material	79
(i)	Environmental Liability	79
SECTION 5.03	Existence; Conduct of Business	80
SECTION 5.04	Payment of Obligations	80
SECTION 5.05	Maintenance of Properties	80
SECTION 5.06	Books and Records; Inspection Rights	80
SECTION 5.07	Compliance with Laws.	80
(a)	Requirements of Law	80
(b)	Environmental Laws	81
SECTION 5.08	Use of Proceeds	81
SECTION 5.09	Insurance.	81
(a)	Maintenance	81

(b)	Endorsements	81
(c)	Flood Hazard Determinations and Insurance	81
(d)	Payment of Premiums	82
SECTION 5.10	Casualty and Condemnation	82
SECTION 5.11	Governmental Authorizations	82
SECTION 5.12	Field Examinations	82
SECTION 5.13	Mortgages, etc	82
(a)	Mortgage	83
(b)	Filing	83
(c)	Title Report	83
(d)	Survey	83
(e)	Fixture Filings	83
(f)	Local Counsel Opinions	83
(g)	Flood Hazard Determination	83
(h)	Other Information	83
SECTION 5.14	Additional Collateral; Further Assurances.	83
(a)	Joinder of Material Subsidiaries	83
(b)	Pledge of Equity Interests	84
(c)	General Further Assurance	84
(d)	Material Asset Acquisition	84
ARTICLE VI NEGATIVE COVENANTS		85
SECTION 6.01	Indebtedness	85
(a)	Secured Obligations	85
(b)	Existing Debt	85
(c)	Intercompany	85
(d)	Intercompany Guarantees	85
(e)	Purchase Money	85
(f)	Refinancings	85
(g)	European Facility	86
(h)	Employee Benefit and Insurance	86
(i)	Surety and other Bonds	86
(j)	Acquired Debt	86
(k)	Capital Leases	86
(l)	Customer Deposits	86
(m)	Overdrafts	87
(n)	Indemnifications and Earnouts	87
(o)	CNMV Guarantee	87
(p)	Campofrio Acquisition Financing	87
(q)	Pari Passu Indebtedness	87
(r)	Foreign Subsidiary Secured Debt	87
(s)	Other Unsecured Reserve Indebtedness	88
(t)	Other Unsecured Debt	88
(u)	Qualified Receivables Transaction	88
(v)	Secured Debt Incurred after the Term Debt Collateral Release Date	88
SECTION 6.02	Liens	89
(a)	Agent Liens	89
(b)	Permitted Encumbrances	89
(c)	Senior Secured Notes	89
(d)	Existing	89
(e)	Purchase Money Liens	89

(f)	Acquired Liens	89
(g)	Collecting Bank Liens	89
(h)	Swap Agreement Liens; CNMV Guaranty Liens	90
(i)	Sale Leaseback	90
(j)	Intercompany	90
(k)	Disposition Encumbrances	90
(l)	Transfer Restrictions	90
(m)	Foreign Subsidiary Liens	90
(n)	PSA and PACA Liens	90
(o)	Procurement Contracts	90
(p)	Pari Passu Liens: Term Debt Priority Collateral	90
(q)	Lease, Licenses	90
(r)	Seller Liens	91
(s)	Qualified Receivable Transaction Liens	91
(t)	Other Liens	91
SECTION 6.03	Fundamental Changes; Business Activities.	91
(a)	Mergers, Sales of Assets, Etc	91
(b)	Line of Business	92
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	92
(a)	Cash Equivalents	92
(b)	Existing	92
(c)	Receivables Securitization	92
(d)	Campofrio	92
(e)	Employee Advances	92
(f)	Settlement of Accounts	92
(g)	Swaps	92
(h)	Acquired Investments	93
(i)	Disposition Consideration	93
(j)	Deposits	93
(k)	Intercompany	93
(l)	Available Equity Proceeds	93
(m)	Captive Insurance	93
(n)	Debt Repurchase	93
(o)	Investments in Restricted Subsidiaries	93
(p)	Other Investments and Acquisitions	93
SECTION 6.05	Asset Sales	93
(a)	Ordinary Course	94
(b)	Intercompany	94
(c)	Accounts	94
(d)	Investments	94
(e)	Sale/Leaseback	94
(f)	Restricted Payments	94
(g)	Casualty	94
(h)	Available Annual Dispositions	94
(i)	Receivables Securitizations	94
(j)	Foreign Subsidiary	94
(k)	Other Dispositions	94
SECTION 6.06	Sale and Leaseback Transactions	95
SECTION 6.07	Swap Agreements	95
SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness.	95

(a)	Restricted Payments	95
(b)	Payments of Indebtedness	96
SECTION 6.09	Transactions with Affiliates	96
SECTION 6.10	Restrictive Agreements	97
SECTION 6.11	Amendment of Material Documents	98
SECTION 6.12	Changes in Fiscal Periods	98
SECTION 6.13	Capital Expenditures	98
SECTION 6.14	Minimum Interest Coverage Ratio	99
SECTION 6.15	Leverage Ratio	99
ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		100
SECTION 7.01	Events of Default	100
(a)	Principal Payment Default	100
(b)	Other Payment Default	100
(c)	Representations and Warranties	100
(d)	Immediate Covenant Defaults	100
(e)	Other Covenant Defaults	100
(f)	Payment Default on Material Indebtedness	101
(g)	Cross Default to Material Indebtedness	101
(h)	Involuntary Bankruptcy	101
(i)	Voluntary Bankruptcy	101
(j)	Failure to Pay Debts	101
(k)	Judgments	102
(l)	Erisa	102
(m)	Change in Control	102
(n)	Loan Guaranty	102
(o)	Collateral Documents	102
(p)	Invalidity of Loan Documents	102
(q)	Environmental Violations	102
SECTION 7.02	Limitation on Separate Suit	103
ARTICLE VIII THE ADMINISTRATIVE AGENT; OTHER AGENTS		103
SECTION 8.01	Appointment	103
SECTION 8.02	Rights as a Lender	103
SECTION 8.03	Limitation of Duties and Immunities	103
SECTION 8.04	Reliance on Third Parties	104
SECTION 8.05	Sub Agents	104
SECTION 8.06	Determination of Lender's Satisfaction	104
SECTION 8.07	Successor Agent	105
SECTION 8.08	Independent Credit Decisions	105
SECTION 8.09	Other Agents	105
SECTION 8.10	Delivery of Reports	105
SECTION 8.11	Powers and Immunities of Fronting Banks	106
SECTION 8.12	Lender Affiliates Rights	106
SECTION 8.13	Administrative Agent May File Proofs of Claim	106
(a)	Proof of Claim	107
(b)	Receipt of Funds	107
SECTION 8.14	Credit Bidding	107
SECTION 8.15	Resignation of JPMorgan and GE; Assignment of Liens	107
ARTICLE IX MISCELLANEOUS		108
SECTION 9.01	Notices.	108
(a)	Address for Notices	108

(b)	Deemed Delivery	108
(c)	Electronic Notices	109
(d)	Communications Through the Platform	109
SECTION 9.02	Waivers; Amendments.	109
(a)	Waivers; Rights Cumulative	109
(b)	Amendments	110
(c)	Corrections of Errors	111
(d)	Release of Collateral	111
(e)	Loan Modification Offer	113
(f)	Repayment of Non-Consenting Lenders	115
SECTION 9.03	Expenses; Indemnity; Damage Waiver.	115
(a)	Expense Reimbursement	115
(b)	Indemnity	116
(c)	Lender Payment	117
(d)	Waiver of Consequential, Punitive and other Damagers	117
(e)	Payments Due	117
SECTION 9.04	Successors and Assigns.	117
(a)	Benefit and Binding Effect	117
(b)	Assignments	117
(c)	Participations	119
(d)	Pledge	120
SECTION 9.05	Survival	120
SECTION 9.06	Counterparts; Effectiveness	120
SECTION 9.07	Severability	121
SECTION 9.08	Right of Setoff	121
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process.	121
(a)	Governing Law	121
(b)	Jurisdiction	121
(c)	Venue	121
(d)	Service of Process	122
SECTION 9.10	WAIVER OF JURY TRIAL	122
SECTION 9.11	Headings	122
SECTION 9.12	Confidentiality	122
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	123
SECTION 9.14	USA PATRIOT Act	123
SECTION 9.15	Disclosure	123
SECTION 9.16	No Fiduciary Relationship	123
SECTION 9.17	Appointment for Perfection	124
SECTION 9.18	Interest Rate Limitation	124
SECTION 9.19	Intercreditor Arrangement	124
SECTION 9.20	Independence of Covenants	125
SECTION 9.21	Entire Agreement; Amendment and Restatement	125
SECTION 9.22	Judgment Currency	125
SECTION 9.23	Waiver of Borrower's Rights Under Farm Credit Act	126
ARTICLE X LOAN GUARANTY		126
SECTION 10.01	Guaranty	126
SECTION 10.02	Guaranty of Payment	127
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty.	127
(a)	Unconditional	127
(b)	No Setoff, Etc	127

(c)	No Diminishment	127
SECTION 10.04	Defenses Waived	127
SECTION 10.05	Rights of Subrogation	128
SECTION 10.06	Reinstatement; Stay of Acceleration	128
SECTION 10.07	Information	128
SECTION 10.08	Intercompany Subordination.	128
(a)	Debt Subordination	128
(b)	Lien Subordination	129
(c)	Insolvency Proceeding	129
(d)	Conflicting Subordination Provisions	129
SECTION 10.09	Taxes	129
SECTION 10.10	Maximum Liability	129
SECTION 10.11	Contribution	130
SECTION 10.12	Liability Cumulative	130
SECTION 10.13	Release	131

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Borrowing Base Certificate
Exhibit C -- Form of Compliance Certificate
Exhibit D -- Joinder Agreement
Exhibit E -- Form of Borrowing Request
Exhibit F -- Form of Interest Election Request
Exhibit G -- Form of U.S. Tax Compliance Certificate
Exhibit H -- Form of Increased Commitment Supplement

SCHEDULES:
Schedule 1.01A --    Commitment Schedule
Schedule 1.01B --    Mortgages from the Existing Credit Agreement
Schedule 2.01     --    Existing Letters of Credit
Schedule 3.06     --    Disclosed Matters
Schedule 3.13    --    Liens
Schedule 3.17    --    Capitalization and Subsidiaries
Schedule 6.01(b) --    Indebtedness

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 9, 2011 (this "Agreement"), is among SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), the subsidiary guarantors from time to time party hereto, the Lenders from time to time party hereto and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, (in its individual capacity, herein "Rabobank Nederland"), as administrative agent (in such capacity, the "Administrative Agent").
RECITALS
A.    The Company, certain of the other Loan Parties, certain other subsidiaries of the Company JPMorgan Chase Bank, N.A., and certain lenders are party to that certain Amended and Restated Credit Agreement dated as of July 2, 2009 (as the same may have been amended, the "Existing Credit Agreement").
B.    Since the execution of the Existing Credit Agreement, the following transactions involving Subsidiary Guarantors (as defined in the Existing Credit Agreement) have occurred:
(i)    Each of Gwaltney Transportation Co., Inc., LPC Transport, Inc. and Valleydale Transportation Company, Inc. has merged with and into Smithfield Transportation Co., Inc. and Smithfield Transportation Co., Inc. is the successor in interest by merger to such parties;
(ii)    Each of Farmland Distribution Inc. and North Side Foods Corp. has merged with and into Farmland Foods, Inc. and Farmland Foods, Inc. is the successor in interest by merger to such parties; and
(iii)    Each of Patrick Cudahy Incorporated, PC Express, Inc. and 814 Americas, Inc. has merged with and into Patrick Cudahy, LLC and Patrick Cudahy, LLC is the successor in interest by merger to such parties.
As a result of the foregoing, Gwaltney Transportation Co., Inc., LPC Transport, Inc., Valleydale Transportation Company, Inc., Farmland Distribution Inc., North Side Foods Corp., Patrick Cudahy Incorporated, PC Express, Inc. and 814 Americas, Inc. are no longer Subsidiary Guarantors under the Existing Credit Agreement.
C.    Patrick Cudahy, LLC has been joined as a Subsidiary Guarantor under the Existing Credit Agreement prior to the date hereof, Premium Pet Health, LLC and Smithfield Global Products Inc. are becoming Subsidiary Guarantors (as defined herein) under the terms hereof.
D.    As of the Effective Date, each Voting Participant (as defined in the Existing Credit Agreement) other than Farm Credit Bank of Texas has either assigned its participation interest under the Existing Credit Agreement to AgFirst Farm Credit Bank or has received notice from CoBank, ACB that its participation interest has been cancelled. Farm Credit Services of Mid-America, FLCA and United FCS, FLCA d/b/a FCS Commercial Finance Group have assigned their interests as Voting Participants to AgFirst Farm Credit Bank pursuant to an Assignment of Voting Participant Interest dated as of the date hereof. Contemporaneously with the execution of this Agreement, CoBank, ACB has terminated the participation interests of FCS Financial, PCA, Farm Credit East, ACA (formerly known as First Pioneer Farm Credit, ACA), and Northwest Farm Credit Services, FLCA. In addition, JPMorgan Chase Bank, N.A. is hereby resigning as the administrative agent and a joint collateral agent under the Existing Credit Agreement. As a result, the Loan Parties have requested that JPMorgan Chase Bank, N.A. assign all of its right, title and interest as the "Administrative Agent" and as a "Joint Collateral Agent" under the Existing Credit Agreement and the "Loan Documents" (as defined in the Existing Credit Agreement) to Rabobank Nederland in connection with the execution of this Agreement. Additionally, General Electric Capital Corporation is hereby resigning as a joint collateral agent under the Existing Credit Agreement and, as a result, the Loan Parties have requested it to assign all of its right, title and interest as a "Joint Collateral Agent" under the Existing Credit Agreement and the "Loan Documents" (as defined in the Existing Credit Agreement) to Rabobank Nederland in connection with the execution of this Agreement.
E.    The Loan Parties have requested that the Lenders and the Administrative Agent agree to, among other things: (i) amend and restate in its entirety the Existing Credit Agreement; (ii) add as Lenders hereto certain parties that were not "Lenders" under the Existing Credit Agreement; and (iii) continue to provide the Company with a revolving credit facility pursuant to this Agreement, all as set forth herein. The Lenders and the Administrative Agent have agreed to do so on and subject to the terms and conditions herein set forth.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
"2011 Notes" means the Company's 7% Senior Notes due 2011.
"2013 Notes" means the Company's 7 ¾% Senior Notes due 2013.
"2017 Notes" means the Company's 7 ¾% Senior Notes due 2017.
"ABL Priority Collateral" has the meaning assigned to such term in the Intercreditor Agreement.
"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
"Account" has the meaning assigned to such term in the Security Agreement.
"Accepting Lenders" has the meaning assigned to such term in Section 9.02(e).
"Account Debtor" means any Person obligated on an Account.
"Acquisition" means the purchase or other acquisition (whether by merger, amalgamation or otherwise) by the Company or any other Restricted Subsidiary of Equity Interests which represent a Controlling interest in a Person, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.
"Acquisition Basket Amount" has the meaning assigned to such term in Section 6.08(a).
"Adjusted Eurocurrency Rate" means, with respect to any Eurocurrency Borrowings for any Interest Period, (a) a per annum interest rate equal to the quotient of the Eurocurrency Rate for such Interest Period divided by (b) a percentage equal to 100% minus the Adjusted Eurocurrency Rate Reserve Percentage.
"Adjusted Eurocurrency Rate Reserve Percentage" means, for the Interest Period for each Eurocurrency Borrowing, the percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any basic, special, emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities consisting of or including "eurocurrency liabilities", as such term is defined in Regulation D (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Borrowings is determined) having a term equal to the Interest Period for which such Adjusted Eurocurrency Rate Reserve Percentage is being determined.
"Administrative Agent" means Rabobank Nederland, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Credit Exposure" means, at any time, the aggregate Credit Exposure of all the Lenders.
"Agreement" has the meaning assigned to such term in the preamble hereto.
"Alternate Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the greatest of (a) the rate of interest most recently announced as of such day by Rabobank Nederland in New York City as its base rate, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurocurrency Rate as determined for Dollars and a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for purposes of this definition and any day shall be based on the rate appearing on the Bloomberg page BBAM, pg. 1 (Official BBA Libor Fixings) (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Rabobank Nederland's base rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in such base rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. The rate established pursuant to clause (a) of the first sentence of this definition is a reference rate established by Rabobank from time to time and is not necessarily the best or lowest rate actually charged by Rabobank to any customer.
"Applicable Multicurrency Percentage" means, with respect to any Multicurrency Lender, the percentage of the Total Multicurrency Commitment represented by such Multicurrency Lender's Multicurrency Commitment; provided, that if the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, after giving effect to any assignments.
"Applicable Percentage" means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender's Commitment and the denominator of which is the Total Commitment, in each case at such time; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.
"Applicable Rate" means, for any day with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurocurrency Spread", or "Commitment Fee Rate", as the case may be, based upon the Company's Funded Debt to EBITDA Ratio as of the most recent date of determination, provided that until delivery to the Administrative Agent, pursuant to Section 5.01, of the Company's consolidated financial information for the Company's first fiscal quarter ending after the Effective Date, the "Applicable Rate" shall be the applicable rate per annum set forth below in Level III:

Level	Funded Debt to EBITDA Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
I	Greater than or equal to 3.75 to 1.00	2.25%	3.25%	0.625%
II	Greater than or equal to 3.25 to 1.00 but less than 3.75 to 1.00	2%	3%	0.5%
III	Greater than or equal to 2.75 to 1.00 but less than 3.25 to 1.00	1.75%	2.75%	0.5%
IV	Less than 2.75 to 1.00	1.5%	2.5%	0.375%

For purposes of the foregoing, (a) the Funded Debt to EBITDA Ratio shall be determined as of the end of each fiscal quarter of the Company's fiscal year based upon the Company's consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and the reconciliation required by Section 5.01(c) showing the Company's interest in Unrestricted Subsidiaries accounted for based on the equity method of accounting and (b) each change in the Applicable Rate resulting from a change in the Funded Debt to EBITDA Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Funded Debt to EBITDA Ratio shall be deemed to be in Level I at the option of the Agent or at the request of the Required Lenders, if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b) (together with the reconciliation required by Section 5.01(c) showing the Company's interest in Unrestricted Subsidiaries accounted for based on the equity method of accounting), during the period from the expiration of the time for delivery thereof (after giving effect to any applicable cure and notice periods) until such consolidated financial statements and reconciliation are delivered. If it is ever subsequently determined that such financial statements did not accurately report the information necessary to determine the Funded Debt to EBITDA Ratio and as a result thereof, the Funded Debt to EBITDA Ratio utilized to determine the Applicable Rates was not correct and resulted in the Applicable Rates being otherwise lower than they should have been if the Funded Debt to EBITDA Ratio was accurately determined, the Company shall pay to the Administrative Agent the amount that would have been due under the terms hereof if the Funded Debt to EBITDA Ratio was calculated correctly. A certificate of the Administrative Agent setting forth the amount or amounts (including a reasonably detailed calculation thereof) of any such difference shall be delivered to the Company and the Company shall pay the Administrative Agent the amount shown as due on any such certificate within 10 days after receipt thereof.
"Approved Foreign Currency" means the Euro or any other freely available currency requested by the Company and approved by the Administrative Agent which is freely transferable and freely convertible into Dollars and in which dealings are carried on in the European interbank market.
"Approved Fund" has the meaning assigned to such term in Section 9.04.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
"Assignment of Liens" means one or more Assignment of Liens dated the date hereof executed by JPMorgan Chase Bank, N.A., in its capacity as "Administrative Agent" under the Existing Credit Agreement, pursuant to which all right, title and interest of JPMorgan Chase Bank, N.A. (in its capacity as the administrative agent under the Existing Credit Agreement) in the "Collateral Documents" (as defined in the Existing Credit Agreement) are assigned to the Administrative Agent.
"Availability" means, at any time, an amount equal to the sum of: (a) the lesser of (A) the Total Commitment and (B) the Borrowing Base minus (b) the Aggregate Credit Exposure.
"Availability Period" means the period from and including the Effective Date to but excluding the Maturity

Date.
"Available Commitment" means, at any time, the Total Commitment then in effect minus the Aggregate Credit Exposure at such time; provided, that for the purpose of determining the Available Commitment pursuant to Section 2.12(a), the Aggregate Credit Exposure of a Lender shall equal the following for such Lender:
(a)    the outstanding Revolving Loans denominated in Dollars and LC Exposure of such Lender; and
(b)    the Dollar Equivalent of the Multicurrency Loans advanced directly by such Lender (not including a Lender's participation interest in any Multicurrency Loans); and
the following shall be disregarded for such purpose: (x) the Swingline Exposure of such Lender, (y) such Lender's Multicurrency Exposure and (z) such Lender's Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.
"Available Equity Proceeds" means, at any date (the "Reference Date"), the Net Proceeds from the issuance or sale by the Company of any common stock of the Company during the period from the Effective Date through the Reference Date (other than an issuance or sale of Equity Interests to a Subsidiary or any employee stock ownership plan or trust established by the Company or any Subsidiaries or a similar issuance or sale), minus the sum without duplication of the aggregate amount of the Available Equity Proceeds used to make Investments pursuant to Section 6.04(l) or repay Indebtedness in reliance on Section 6.08(b)(iii)(B).
"Banking Services" means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, "commercial credit cards" and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
"Banking Services Obligations" of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
"Banking Services Reserves" means all Reserves which the Administrative Agent from time to time establishes, in its Permitted Discretion, for Banking Services then provided or outstanding.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and a single Currency has been selected, (b) a Swingline Loan and (c) a Protective Advance.
"Borrowing Base" means, at any time, an amount equal to the sum of:
(a)    85% of all Eligible Accounts, plus
(b)    70% of Eligible Inventory consisting of finished goods (valued at the lower of cost (determined on an average cost basis) or market value); plus
(c)    65% of Eligible Inventory consisting of live animals (other than live sows) and work in process inventory (valued at the lower of cost (determined on a first in first out basis consistent with the Company's historical practices) or market value); plus
(d)    50% of Eligible Inventory consisting of live sows (valued at historical cost (not to exceed $250 per sow) less accumulated depreciation and adjusted for impairment, if any); plus

(e)    100% of the total cash deposits of the Loan Parties that are maintained in deposit accounts and subject to an agreement, in form and substance satisfactory to the Administrative Agent, granting control of all deposits and balances held in such deposit accounts to the Administrative Agent; minus
(f)    100% of the amount of all obligations of the Loan Parties that are secured by Liens or claims which encumber any property valued in the Borrowing Base, which Liens or claims have priority over the Liens of the Administrative Agent therein; provided, however, that reserves for PACA claims deducted when calculating the purchase price for Accounts sold under a Qualified Receivables Transaction shall not also be deducted from the Borrowing Base pursuant to this clause (f); minus
(g)    the amount of the Maturity Reserve (as defined below in this definition); minus
(h)    without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.
The Administrative Agent may, in its Permitted Discretion, adjust Reserves, with any such changes to be effective three days after delivery of notice thereof to the Company and the Lenders; provided, that such changes shall be effective immediately in the case of reductions of cash deposits included in the Borrowing Base pursuant to clause (e) of this definition. The Borrowing Base shall be determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent, subject to adjustments and changes made by the Administrative Agent in its Permitted Discretion as provided above. As used in this definition:
"Maturity Reserve" means, at any time, the positive difference, if any, of (y) the principal amount outstanding at such time under all Reserve Indebtedness whose Trigger Date has occurred, minus (z) the positive difference, if any, of (i) the amount of cash of the Company and its consolidated Restricted Subsidiaries on the balance sheet of the Company most recently delivered to the Administrative Agent pursuant to Section 5.01 minus (ii) $75,000,000; provided, that in the case of any calculation of the Borrowing Base for purposes of any Borrowing in respect of which proceeds are to be applied by the Company to make a repayment of Reserve Indebtedness, the Maturity Reserve shall be reduced by the amount of such repayment of Reserve Indebtedness.
"Reserve Indebtedness" means the 2013 Notes and any Indebtedness incurred after the Effective Date in reliance on Section 6.01(q), (r) or (s) with a final maturity date (each a "New Debt Maturity Date") prior to the Maturity Date.
"Trigger Date" means, with respect to the 2013 Notes, January 15, 2013 and with respect to any other Reserve Indebtedness, the date one hundred twenty days (120) prior to such Reserve Indebtedness' applicable New Debt Maturity Date.
"Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.
"Borrowing Request" means a request by the Company for a Borrowing of Revolving Loans in accordance with Section 2.03.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
"Campofrio" means Campofrío Alimentación S.A., a company incorporated in Spain.
"Campofrio Acquisition" means the acquisition of Equity Interests in Campofrio not owned by the Company or its Subsidiaries on the Effective Date, together with related loans, puts, calls and other investments made in connection with such acquisition; provided that (a) the aggregate amount of immediately available funds paid to the sellers as the purchase price for the Equity Interests acquired in the initial closing of such transaction does not exceed €550,000,000, (b) no Default exists or would result from the acquisition of such Equity Interests and (c) all transactions related thereto are consummated in accordance with applicable law.
"Capital Expenditures" means, for any period, with respect to the Company, the aggregate of all expenditures by the Company and its consolidated Restricted Subsidiaries for the acquisition or leasing (pursuant to Capital Lease Obligations) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) any "Change of Control" (or other defined term having a similar purpose) as defined in the Covered Notes Documents or in any document governing any refinancing of any of the Covered Notes.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority. Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and the Consumer Protection Act, any new Basel Capital Accord issued by the Basel Committee on Banking Supervision, and all requests, rules, guidelines, and directives promulgated under any of the foregoing shall be deemed to be a "Change in Law", regardless of the date enacted or adopted.
"Charges" has the meaning assigned to such term in Section 9.18.
"Chief Financial Officer" means, with respect to any Person, the chief financial officer of such Person.
"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Multicurrency Loans, Loans denominated in Dollars, Swingline Loans or Protective Advances. Additionally, "Class" can refer to any increase or extensions of Loans to the Company by the Accepting Lenders pursuant to a Permitted Amendment.
"Code" means the Internal Revenue Code of 1986.
"Collateral" means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.
"Collateral Access Agreement" means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between JPMorgan Chase Bank, N.A., as agent under the Existing Credit Agreement or the Administrative Agent and any third party (including any grower, bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located.
"Collateral Documents" means, collectively, the Security Agreement, the Assignment of Liens, the Mortgages, the Deposit Account Control Agreements and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations or perfecting any such Lien.
"Commitment" means, as to each Lender, the obligation of such Lender to make Dollar Revolving Loans and to acquire participations in Letters of Credit, Multicurrency Loans and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. The initial aggregate amount of the Commitments is $925,000,000.
"Commitment Schedule" means Schedule 1.01A. hereto identified as such.
"Company" has the meaning assigned to such term in the preamble to this Agreement.
"Consolidated Funded Debt" means, at the time of determination, the sum of the following as determined for the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (provided that for purposes of this definition, the Company's interest in Unrestricted Subsidiaries shall be accounted for based on the equity method of accounting), without duplication: (a) (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under conditional sale or other title retention agreements relating to property acquired, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business which are not past due by more than ninety (90) days, unless being contested in good faith by appropriate proceedings), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the Indebtedness secured thereby has been assumed or are non-recourse, (vi) all Capital Lease Obligations of such Person, (vii) all liquidated reimbursement obligations of such Person arising as an account party in respect of letters of credit, letters of guaranty or similar arrangements and arising as a result of the amounts actually drawn thereunder, (viii)  the aggregate outstanding amount of all the purchase prices paid to purchase Accounts under the Receivables Securitization, (xi) without duplication of the amounts added pursuant to clause (viii), all Off-Balance Sheet Liabilities and (x) the amount of any Guarantee by any Loan Party of the Indebtedness of any Unrestricted Subsidiary and any Joint Venture minus (b) the positive difference, if any, equal to (i) the amount of cash of the Company and its consolidated Restricted Subsidiaries on the balance sheet of the Company most recently delivered to the Administrative Agent pursuant to Section 5.01 minus (ii) $75,000,000. The Indebtedness of any Person of the type included in Consolidated Funded Debt shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
"Consolidated Interest Expense" means, for any period, the sum of: (a) the total consolidated cash and non-cash interest expense of the Company and its Restricted Subsidiaries, determined in accordance with GAAP (but accounting for the Company's interest in Unrestricted Subsidiaries based on the equity method of accounting), plus (b), to the extent incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (i) deferred or accrued cash interest expense, (ii) cash interest expense attributable to Capitalized Lease Obligations, and (iii) fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction or a factoring or similar agreement, including any such amounts paid by discounting the face amount of receivables or participations therein transferred in connection with such a transaction, factoring agreement or other similar agreement (regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet) minus (c) to the extent included in the calculation of clause (a), amortization of debt discounts and debt issuance costs, minus (d) non-cash interest expense to the extent such non-cash interest expense is included in the calculation of clause (a) and arises as a result of convertible bond accounting adjustments. Notwithstanding the foregoing, Consolidated Interest Expense for any period will be adjusted on a Pro Forma Basis to take into account the effect of any Indebtedness retired (or incurred) in connection with a disposition (or acquisition) of a Subsidiary, or a business unit, division, product line or line of business for consideration in excess of $10,000,000 during such period, as if such disposition or acquisition (and any related retirement or incurrence of Indebtedness) had occurred on the first day of such period.
"Consolidated Total Assets" means, on any date, the aggregate amount of assets of the Company and its Restricted Subsidiaries shown on a consolidated balance sheet of such Persons at such date prepared in accordance with GAAP (provided that for purposes of this definition, the Company's interest in Unrestricted Subsidiaries shall be accounted for based on the equity method of accounting).
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Solely for purposes of the definition of "Affiliate", "Control" shall also mean the possession, directly or indirectly, of the power to vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.
"Convertible Notes" means the Company's 4% Convertible Senior Notes due 2013.
"Covered Notes" means each of the Senior Secured Notes, the 2011 Notes, the 2013 Notes, the 2017 Notes and the Convertible Notes.
"Covered Notes Documents" means any agreement or instrument governing or evidencing any of the Covered Notes.
"Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans, LC Exposure, Multicurrency Exposure and Swingline Exposure at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.
"Currency" means Dollars or any Approved Foreign Currency.
"Debt Facilities" means the Company's debt facilities (including the Covered Notes and the Receivables Securitization) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital lease financings or letters of credit or issuances of debt securities, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the current documents evidencing the same or any other credit agreement or other agreement or indenture).
"Default" means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, Multicurrency Loan, or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Company and such Lender, (b) notified the Company, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent, the Swingline Lender, any Issuing Bank or any Multicurrency Lender, to confirm that it will comply with the terms of this

Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Company and such Lender as to the satisfaction of a condition to funding (specifically identified and including the particular default, if any)) and participations in then outstanding Letters of Credit, Multicurrency Loan, Swingline Loans and Protective Advances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent, the Swingline Lender, any Issuing Bank or any Multicurrency Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute) or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Company, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder provided, however, that in the case of any Lender organized (or having a parent company organized) under the laws of the Netherlands, the conditions described in this clause (e) shall not apply solely by virtue of such Lender being in the status of Undisclosed Administration. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority. As used in this definition, "Undisclosed Administration" means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the Dutch Financial Supervision Act 2007 (and any successor statute) if such law requires that such appointment is not to be publicly disclosed.
"Departing Lender" has the meaning assigned to such term in Section 2.19(b).
"Deposit Account Control Agreement" has the meaning assigned to such term in the Security Agreement.
"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
"Dollar Equivalent" means, (a) with respect to any Borrowing or other extension of credit expressed in an Approved Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Approved Foreign Currency of such Borrowing or extension of credit on the date two Business Days prior to the date of such Borrowing or extension of credit (or, in the case of any determination made under Section 2.11(b) or redenomination under Section 2.18, or in the case of a redenomination of any other amount into Dollars as provided herein, on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Approved Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two days later, provided, that with respect to the certification to be made by the Company pursuant to Section 5.01(f), such spot selling rate shall be determined by reference to the spot selling rate set forth in the Wall Street Journal on the Business Day immediately preceding the date on which such certification is to be made and (b) with respect to any amount expressed in Dollars, such amount. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For purposes of determining compliance with any Dollar-denominated restriction on the consummation of any other transaction (other than the incurrence of Indebtedness), such conversion shall be made on the basis of the applicable exchange rate in effect at the time such transaction is consummated, or, if a contractual commitment to such transaction is entered into prior to consummation thereof, at the time such contractual commitment becomes effective.
"Dollars" or "$" refers to lawful money of the United States of America.
"Domestic Subsidiary" means any Restricted Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.
"EBITDA" means, for any period, an amount equal to (a) the sum for such period of Net Income and, to the extent subtracted in determining such Net Income, provisions for (i) taxes based on income, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) minus (b) without duplication and to the extent included in Net Income, any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period minus (c) without duplication and to the extent otherwise included in Net Income, any cash distribution received from Unrestricted Subsidiaries and unconsolidated Joint Ventures to the extent such distributions were not made from operating earnings of such Unrestricted Subsidiaries and unconsolidated Joint Ventures.
"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
"Eligible Accounts" means, at any time, the Accounts of any Loan Party, but excluding any Account:
(a)    which is not subject to a first-priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) except as permitted in clause (b) of this definition;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance that does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), provided that Accounts shall not be deemed ineligible in respect of Liens arising under PACA, PSA or any similar laws or regulations to the extent a deduction is made (A) in calculating the Borrowing Base under clause (f) thereof in respect of rights of sellers of livestock, poultry and perishable agricultural commodities thereunder or (B) when calculating the purchase price for Accounts sold under a Qualified Receivables Transaction and (iii) a Lien permitted pursuant to Section 6.02(c) or 6.02(p) that, in each case, does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);
(c)    (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) which is unpaid more than 60 days after the date of the original invoice therefor or more than 53 days after the original due date or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate unpaid amount owing from each Account Debtor with respect to Accounts that are unpaid either more than 60 days after the date of the original invoice therefor or more than 53 days after the original due date, such aggregate amount shall not be reduced to give effect to any credits extended by, or amounts owing from, the Loan Parties to such Account Debtor);
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) of this definition;
(e)    (i) that is owing by an Account Debtor, other than an Investment Grade Account Debtor, to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 10% of the aggregate amount of all Eligible Accounts of all Loan Parties at such time or (ii) that is owing by an Investment Grade Account Debtor to the extent the aggregate amount of Accounts owing from such Investment Grade Account Debtor and its Affiliates to all Loan Parties exceeds 15% of the aggregate amount of all Eligible Accounts of all Loan Parties at such time;

(f)    with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true in any material respect (without duplication of any materiality or similar qualification in any such covenant, representation or warranty);
(g)    which (i) does not arise from the sale of goods or performance of services in the applicable Loan Party's ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest or service or finance charges (but only that portion of the Account relating thereto);
(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;
(i)    for which the goods giving rise to such Account have not been delivered to the Account Debtor other than Accounts in respect of FOB shipments subject to an SAB 104 adjustment, to the extent that such goods (i) shall have been shipped not more than five days prior to the date of determination and are expected to be delivered within five days of the original shipment date and (ii) are covered by insurance in accordance with the applicable Loan Party's normal business practices (it being understood that any goods that give rise to an Account that qualifies as an Eligible Account pursuant to this paragraph (i) shall not be included as Inventory of any Loan Party);
(j)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(k)    which is owed by an Account Debtor in respect of which the Company or any of its Subsidiaries has received notice of proceedings or actions which are threatened or pending against such Account Debtor that would reasonably be expected to result in any material adverse change in such Account Debtor's financial condition;
(l)    which is owed by an Account Debtor that has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, liquidator or similar official for such Account Debtor of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, adjudication as bankrupt, winding-up or voluntary or involuntary case or proceeding under any state or Federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, (vi) ceased operation of its business, or (vii) been placed on a watch list by the Company or any other Loan Party in connection with any concern relating to such issues or other credit concerns;
(m)    which is owed by any Account Debtor which has sold all or substantially all of its assets;
(n)    which is owed by an Account Debtor which (i) does not maintain its chief executive office or principal place of business in the U.S. (including any State thereof, the District of Columbia and, at the Administrative Agent's Permitted Discretion following a request therefor by the Company (and following the completion of, and the Administrative Agent's satisfaction with, due diligence that it deems to be necessary in its Permitted Discretion), any territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam)) or Canada or (ii) is not organized under the applicable law of the U.S. or any State or territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam) or the District of Columbia, Canada or any province of Canada other than any such Accounts in a aggregate amount outstanding at any time not to exceed $50,000,000 (or at any time when the Total Commitment is not less than $1,225,000,000, in an aggregate amount outstanding not to exceed $65,000,000), in each case to the extent that such Accounts are fully backed by letters of credit acceptable to the Administrative Agent in its Permitted Discretion and pledged to the Administrative Agent;
(o)    which is owed in any currency other than Dollars;
(p)    which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof unless (other than with respect to such Accounts not in excess of $10,000,000 in the aggregate) the Federal Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) has been complied with, and any other necessary actions to perfect the rights of the Administrative Agent with respect to such Account have been taken, in each case, to the Administrative Agent's reasonable satisfaction or (iii) any Account Debtor the primary business of which is conducted as a contractor for any Account Debtor referred to in clause (i) or (ii) of this paragraph (p); provided, that nothing contained in this clause (p) shall exclude an Account that is owed by any state of the U.S. or any department, agency, public corporation, or instrumentality thereof, except to the extent such state has anti-assignment laws that would restrict the ability of the Administrative Agent to obtain a perfected security interest in any such Account;
(q)    which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
(r)    which is owed by an Account Debtor to which any Loan Party is indebted (or is indebted to any Affiliate of such Account Debtor), but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, unapplied cash, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(s)    which is subject to (i) any contra-receivable (including any adjustment pursuant to a cost-plus arrangement) or allowance for bad debt, but only to the extent of any such contra-receivable or allowance or (ii) any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(t)    which is evidenced by any promissory note, judgment, chattel paper or instrument;
(u)    with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and any new Account related to the unpaid portion of such partially paid Account;
(v)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(w)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than any of the Loan Parties as payee or remittance party;
(x)    which was acquired or originated by any Person acquired after the date hereof (until such time as diligence in respect of such Person and such Accounts satisfactory to the Administrative Agent, in its Permitted Discretion, has been completed);
(y)    which is governed by the laws of any jurisdiction other than the United States, any state thereof, the District of Columbia, Canada or any province of Canada;
(z)    which relates to Inventory which is recorded as perpetual Inventory other than any Inventory which is subject to an SAB 104 adjustment;
(aa)    which was created on cash on delivery terms; or
(bb)    which is an Account that the Receivables Entity is obligated to purchase pursuant to a Qualified Receivables Transaction provided that for an Account owned by a Receivables Originator to be included as "Eligible" if the Receivables Entity is not obligated to purchase such Account, the Account Debtor must have been directed to make payment on such Account to a lockbox or deposit account under the control of the Administrative Agent.
In the event that an Account which was previously included in the Borrowing Base as an Eligible Account ceases to be an Eligible Account hereunder, such Account shall not be included in the calculation of the Borrowing Base at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent's Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all sales, advances or prepayments, accrued and actual discounts (including early pay discounts), claims, rebates, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Eligible Accounts shall also be adjusted as required to reflect any trade reconciliation in respect of agings and the general ledger.
"Eligible Inventory" means, at any time, the Inventory of the Loan Parties, other than any Inventory:
(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) except as permitted by clause (b) of this definition;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (iii) a Lien permitted pursuant to Section 6.02(c) or 6.02(p) that, in each case, does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties); provided that Inventory shall not be deemed ineligible in respect of (A) Liens arising under PACA, PSA or any similar laws or regulations to the extent that a deduction is made (1) in calculating the Borrowing Base under clause (f) thereof in the aggregate amount owed to sellers of livestock, poultry and perishable agricultural commodities or (2) when calculating the purchase price for Accounts sold under a Qualified Receivables Transaction, (B) landlords' liens to the extent that a Rent or Collateral Access Reserve is maintained in respect thereof or (C) liens of third party warehouses, growers, bailees, processors and other third parties who have possession of Inventory if a deduction is made in calculating the Borrowing Base under clause (f) thereof in the aggregate amount owed to such third parties;
(c)    which is determined, based on the Company's historical reserve practices and subject to the Administrative Agent's approval, to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale or processing, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;
(d)    with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true in any material respect (without duplication of any materiality or similar qualification in any such covenant, representation or warranty) or which does not conform in any material respect to all standards imposed by any Governmental Authority;
(e)    in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have any interest therein;
(f)    which is spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, cooking ingredients, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business or do not relate to the core business of the Company;
(g)    which is not located in the U.S. or is in transit with a carrier (other than the Company or another Loan Party) from vendors and suppliers;
(h)    which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent or Collateral Access Reserve with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(i)    which is located in any third party warehouse or other storage facility or is in the possession of a grower or other bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above) unless (i) a deduction is made in calculating the Borrowing Base under clause (f) thereof in the aggregate amount owed to such third parties or (ii) such third party has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may required in its Permitted Discretion that provides for the subordination of the Liens held by such third party in a manner satisfactory to the Administrative Agent in its Permitted Discretion;
(j)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
(k)    which is feed on farm;
(l)    which is a discontinued product or component thereof;
(m)    which is the subject of a consignment by a Loan Party as consignor;
(n)    which contains or bears any intellectual property rights licensed to any Loan Party unless the Administrative Agent is satisfied that (i) they may sell or otherwise dispose of such Inventory without (A) the consent of each applicable licensor, (B) infringing the rights of such licensor, (C) violating any contract with such licensor or (D) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement or (ii) such Inventory is covered by a valid and enforceable purchase order satisfactory to the Administrative Agent in its Permitted Discretion;
(o)    which is not reflected in a current perpetual inventory report of any Loan Party;
(p)    for which reclamation rights have been asserted by the seller;
(q)    which consists of field medicines or vaccines;
(r)    which is subject to a recall or similar notice;
(s)    which is designated to be returned to a vendor or that is damaged or off-quality or subject to warranty claims or not to customer specifications or that is remanufactured; or
(t)    which is the subject of an Account in respect of an FOB shipment subject to an SAB 104 adjustment.

In the event that Inventory which was previously included in the Borrowing Base as Eligible Inventory ceases to be Eligible Inventory hereunder, such Inventory shall not be included in the calculation of the Borrowing Base at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
"EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
"Environmental Laws" means all treaties, statutes, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, writs, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to: the protection of the environment; the preservation or reclamation of natural resources; the generation, management, use, presence, release or threatened release of, or exposure to, any harmful or deleterious substances; or health and safety matters.
"Environmental Liability" means any liability or other obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary resulting from or based upon any actual or alleged (a) violation of any Environmental Law or permit, license or approval issued thereunder, (b) generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
"ERISA Event" means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in "at risk" status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in Reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
"Euro" and "€" refers to the single currency of the Participating Member States.
"Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

"Eurocurrency Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of a percentage point) for deposits in the applicable currency (either Dollars or the Approved Foreign Currency) for a period equal to (or approximately equal to) such Interest Period, which appears on the applicable Bloomberg page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits of the applicable currency in the London interbank market) as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurocurrency Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in the applicable currency in immediately available funds are offered to the Administrative Agent or one of its Affiliates at 11:00 a.m. (London time) two Business Days before the beginning of such Interest Period by three or more major banks in the interbank Eurocurrency market selected by the Administrative Agent for delivery on the first day of and for a period equal to (or approximately equal to) such Interest Period (and rounded off to the nearest 1/100 of 1%).
"Event of Default" has the meaning assigned to such term in Section 7.01.
"Exchange Act" means the Securities Exchange Act of 1934.
"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any United States federal withholding Tax that is imposed by a Requirement of Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), with respect to any payment made by or on account of any obligation of the Company to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17(a), (c) Taxes attributable to a Lender's failure to comply with Section 2.17(g) and (d) any Taxes imposed on any "withholdable payment" payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.
"Existing Credit Agreement" has the meaning assigned to such term in the Recitals hereto.
"Existing Letters of Credit" means any letters of credit which have been issued pursuant to the Existing Credit Agreement and are listed on Schedule 2.01 hereto. The Company shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.
"Farm Credit Lender" means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971, as amended, and under the regulation of the Farm Credit Administration.
"FATCA" means Sections 1471 through 1474 of the Code, as in effect on the date hereof, including any amendments made thereto after the date of this Agreement, and any current or future regulations or official interpretations thereof.
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Fee Receiver" means any Person that receives, or through a participating interest participates in, any payments of fees under Section 2.12.

"Financial Officer" means the Chief Financial Officer, principal financial officer, treasurer, financial vice president or controller of a Loan Party.
"Flood Insurance Laws" means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
"Foreign Lender" means any Lender or Issuing Bank, with respect to the Company, that (a) is not a U.S. Person or (b) is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are U.S. Persons) are not U.S. Persons.
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
"Fronting Bank" the Swingline Lender, each Issuing Bank and each Multicurrency Lender.
"Funded Debt to EBITDA Ratio" means the ratio, determined as of the last day of any fiscal quarter, of Consolidated Funded Debt as of such date to EBITDA for the four fiscal quarters then ended.
"GAAP" means generally accepted accounting principles in the United States of America.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Company, any Restricted Subsidiary or any Lender as the context may require.
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guaranteed Obligations" has the meaning assigned to such term in Section 10.01.
"Guarantor" means, at any time, collectively and individually, the Company and each Domestic Subsidiary that has executed this Agreement or has executed a Joinder Agreement and has not been released from the Loan Guaranty.
"Hazardous Materials" means all explosive or radioactive substances or wastes; and all hazardous or toxic substances or wastes and all other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes, odors or odor-causing substances; and all other substances or wastes that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.
"incur" means create, incur, assume, Guarantee or otherwise become responsible for, and "incurred" and "incurrence" shall have correlative meanings.
"Increased Commitment Supplement" means a supplement to this Agreement substantially in the form attached hereto as Exhibit H, executed and delivered by the Loan Parties, Administrative Agent and one or more of the Lenders and/or any New Lenders, which sets forth the increase in the Commitment and, if applicable, Multicurrency Commitment of each Lender party thereto, and to the extent that there are New Lenders, the agreement of each such New Lender to become a Lender party to and bound by this Agreement and the other Loan Documents.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c)  all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty or similar arrangements, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) obligations under any liquidated earn-out and (k) any other Off-Balance Sheet Liability. For the avoidance of doubt, Indebtedness shall not include obligations owing under any Swap Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
"Indemnified Taxes" means Taxes other than Excluded Taxes.
"Indemnitee" has the meaning assigned to such term in Section 9.03(b).
"Information Memorandum" means the Confidential Information Memorandum dated May 2011 relating to the Loan Parties and the Transactions.
"Intercreditor Agreement" means that certain Amended and Restated Intercreditor Agreement dated as of the Effective Date among the Administrative Agent on behalf of the Secured Parties, the trustee under the Senior Secured Notes Documents on behalf of the holders of the Senior Secured Notes, the lenders under the Rabobank Nederland Facility, Smithfield Receivables Funding LLC (a Receivable Entity) and Rabobank Nederland as the administrative agent for the lender under the Receivables Securitization.
"Interest Election Request" means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.
"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each of March, June, September, and December in each year, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Maturity Date.
"Interest Period" means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"Inventory" has the meaning assigned to such term in the Security Agreement.
"Investment" has the meaning assigned to such term in Section 6.04.
"Investment Grade Account Debtor" means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody's
"Issuing Bank" means Rabobank Nederland, JPMorgan Chase Bank, N.A. as the issuer of the Existing Letters of Credit and each other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Company that has agreed in its sole discretion to act as an "Issuing Bank" hereunder, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Bank hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Banks" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
"Joinder Agreement" has the meaning assigned to such term in Section 5.14.
"Joint Venture" means any Person (other than a Subsidiary) principally engaged in a business in which the Company and its Subsidiaries are permitted by Section 6.03(b) to be engaged, and in which the Company or any of its Subsidiaries holds an Investment (as a joint venturer, partner, or lender).
"LC Collateral Account" has the meaning assigned to such term in Section 2.06(k).
"LC Disbursement" means a payment made by any Issuing Bank pursuant to a Letter of Credit.
"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Equivalent amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of any Loan Party at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure of all Lenders at such time.
"Lead Arrangers" means the Persons named as joint lead arrangers on the cover page hereto.
"Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.
"Letter of Credit" means (i) any letter of credit issued pursuant to this Agreement and (ii) the Existing Letters of Credit.
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
"Loan Documents" means, collectively, the Assignment of Liens, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby; provided, however, that Loan Documents shall not include any agreements relating to Swap Obligations or Banking Services Obligations. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
"Loan Guaranty" means Article X of this Agreement.
"Loan Modification Offer" has the meaning assigned to such term in Section 9.02(e).
"Loan Parties" means, individually and collectively, the Company, the Company's Domestic Subsidiaries that are Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns.
"Loans" means the loans and advances made by the Lenders to the Company pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances, and the loans made to the Company pursuant to Section 2.01 of the Existing Credit Agreement which remain outstanding on the Effective Date.
"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, property or condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, (c) the Collateral, or the Administrative Agent's Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens or (d) the rights of or benefits available to the Administrative Agent, any Issuing Bank or the Lenders thereunder.
"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000. Material Indebtedness shall include the Indebtedness of the Company and the Receivables Originators arising under the Receivables Securitization. For purposes of determining Material Indebtedness, the "obligations" of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
"Material Subsidiary" means any Subsidiary of the Company that is a Domestic Subsidiary, has not been designated as an Unrestricted Subsidiary and (a) the portion of Consolidated Total Assets attributable, on a stand-alone basis, to such Subsidiary exceeds 10% of the Consolidated Total Assets attributable to the Company and its Domestic Subsidiaries that are Restricted Subsidiaries as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 or (b) the portion of EBITDA (after excluding all intercompany transactions) attributable, on a stand-alone basis, to such Subsidiary exceeds $50,000,000; provided, that (x) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (y) in the event Domestic Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 30% of the Consolidated Total Assets attributable to the Company and its Domestic Subsidiaries that are Restricted Subsidiaries or 30% of the EBITDA of the Company and its Domestic Subsidiaries that are Restricted Subsidiaries as of the end of and for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 then, in each case, one or more of such Domestic Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to Consolidated Total Assets or EBITDA, as applicable), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.
"Maturity Date" means (a) June 9, 2016, (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, that in the event that the Net Secured Notes Outstandings exceed $300,000,000 on March 15, 2014, the Maturity Date, as determined pursuant to clause (a) hereof, shall be March 15, 2014 or (c) with respect to any Accepting Lender, the maturity date specified in the Permitted Amendment. As used in this definition, the following terms have the following meanings:
"Net Secured Notes Outstandings" means, as of the date of determination, an amount equal to the sum of (i) the principal amount of the Senior Secured Notes outstanding on March 15, 2014 minus (ii) the Excess Cash.
"Excess Cash" means, as of the date of determination, the positive difference, if any, equal to (i) the amount of cash of the Company and its consolidated Restricted Subsidiaries on the balance sheet of the Company most recently delivered to the Administrative Agent pursuant to Section 5.01 minus (ii) $75,000,000.
"Maximum Liability" has the meaning assigned to such term in Section 10.10.
"Maximum Rate" has the meaning assigned to such term in Section 9.18.
"Moody's" means Moody's Investors Service, Inc.
"Mortgaged Properties" means any real property as to which a Mortgage is granted as of the Effective Date or pursuant to Section 5.14(d).
"Mortgages" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party. The term "Mortgages" includes, the mortgages, deeds of trust and other agreements described on Schedule 1.01B which were executed and delivered in connection with the Existing Credit Agreement (without taking into account those mortgages that have been released, amended or otherwise discharged).
"Multicurrency Commitment" means, as to each Multicurrency Lender, the obligation of such Multicurrency Lender to make Multicurrency Revolving Loans, in an Approved Foreign Currency, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender's Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Multicurrency Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment. The initial aggregate amount of the Multicurrency Commitments of all Multicurrency Lenders is $150,000,000.
"Multicurrency Exposure" means, at any time, the aggregate Dollar Equivalent amount of all Multicurrency Loans outstanding at such time. The Multicurrency Exposure of any Lender (including each Multicurrency Lender) at any time shall be its Applicable Percentage of the Multicurrency Exposure of all Lenders at such time.
"Multicurrency Lender" means (a) on the Effective Date, the Lenders designated as having Multicurrency Commitments on the Commitment Schedule under the heading "Multicurrency Lenders" and (b) thereafter, the Lenders from time to time holding Multicurrency Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).
"Multicurrency Loan" means an advance made under the Multicurrency Commitments and Section 2.01(b).
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Net Income" means, for any period, without duplication, the consolidated net income (loss) of the Company and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such consolidated net income:

(i)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in clauses (iii) through (iv) below, the Company's equity in the net income of any Unrestricted Subsidiary or unconsolidated Joint Venture for such period shall be included in such consolidated net income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below);

(ii)    any net income (loss) of any Restricted Subsidiary to the extent that the distribution thereof is not permitted by contractual restrictions (other than under any Loan Document), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in clauses (iii) and (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such consolidated net income up to the aggregate amount of cash distributed (or permitted by such contractual restrictions to have been distributed) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or distribution that could have been made to another Restricted Subsidiary, to the limitation contained in this clause);

(iii)    any gain or loss realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any sale-leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person; and

(iv)    any extraordinary gain or loss.

Notwithstanding the foregoing, Net Income for any period will be adjusted, on a Pro Forma Basis to take into account the effect of any acquisition or disposition involving the acquisition or disposition of a Subsidiary, or a business unit, division, product line or line of business for consideration in excess of $10,000,000 during such period, as if such acquisition or disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

"Net Proceeds" means, with respect to any event, (a) the cash proceeds received by or on behalf of any Loan Party in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of (A) all legal, accounting and investment banking fees, commissions and other fees and expenses incurred, as a consequence of such sale, transfer or other disposition, (B) all payments required to be made and made on any Indebtedness (including any stipulated loss value payment or similar payment) which is secured by any assets subject to such sale, transfer or other disposition, in accordance with the terms of any Lien upon or related security agreement with respect to such assets, or, with respect to assets other than Collateral, which must by its terms, or in order to obtain a necessary consent to such sale, transfer or other disposition, or by applicable law, be repaid out of the proceeds from such sale, transfer or other disposition, (C) all distributions and other payments required to be made to minority interest holders in such Loan Party as a result of such sale, transfer or other disposition and (D) any portion of the purchase price from such sale, transfer or other disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale, transfer or other disposition or otherwise in connection with such sale, transfer or other disposition; provided, however, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), including any taxes required to be paid or accrued as a liability under GAAP as a result of a sale, transfer or other disposition of an asset, and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Company).
"New Lender" has the meaning assigned to such term in Section 2.09(e).
"Non-Consenting Lender" has the meaning assigned to such term in Section 9.02(f).
"Non-Loan Party" means any Subsidiary of the Company that is not a Loan Party.
"Non-Material Subsidiary" means at any date, any Subsidiary (other than a Loan Party) that, together with its consolidated Subsidiaries, provides less than $15,000,000 of EBITDA and has less that 5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries.
"Non-Paying Guarantor" has the meaning assigned to such term in Section 10.11.
"Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) is liable or provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
"Obligated Party" has the meaning assigned to such term in Section 10.02.
"Obligations" means all unpaid principal of and accrued and unpaid interest on (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
"Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person including, without limitation, the obligations to purchase Accounts under the Receivables Securitization, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person (other than operating leases) or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
"Other Connection Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).
"Other Taxes" means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
"PACA" shall mean the Perishable Agricultural Commodities Act, 1930 (7 U.S.C. Section 499a et. seq.),

together with all rules, regulations and interpretations thereunder or related thereto.
"Pari Passu Indebtedness" has the meaning assigned to such term in Section 6.01(q).
"Participant" has the meaning assigned to such term in Section 9.04(c).
"Participant Register" has the meaning specified in Section 9.04(c).
"Participating Member State" means each State so described in any EMU Legislation, and includes, without limitation, each member State of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with EMU Legislation.
"Paying Guarantor" has the meaning assigned to such term in Section 10.11.
"Payment in Full of the Obligations" means termination of the all Commitments and Multicurrency Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and cash collateralization or issuance of letters of credit in a manner satisfactory to the Issuing Bank to support any Letters of Credit that remain outstanding.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Amendment" has the meaning assigned to such term in Section 9.02(e).
"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised based on the information which, in its good faith judgment, supports such determination in a manner consistent with the Administrative Agent's customary and generally applicable credit practices.
"Permitted Encumbrances" means:
(a)    Liens imposed by law for Taxes that are not yet due and payable, or are being contested in compliance with Section 5.04;
(b)    landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of any of the Loan Parties or any of their Subsidiaries;
(g)    banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Loan Parties or any of their Subsidiaries in excess of those required by applicable banking regulations; and
(h)    Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Loan Parties and their Subsidiaries in the ordinary course of business;
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.
"Permitted Fee Receiver" means any Fee Receiver that, with respect to any fees paid under Section 2.12, delivers to the Company and the Administrative Agent, on or prior to the date on which such Fee Receiver becomes a party hereto (and from time to time thereafter upon the request of the Company and the Administrative Agent, unless such Fee Receiver becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Fee Receiver) or any successor thereto that entitle such Fee Receiver to a complete exemption from U.S. withholding tax on such payments (provided that, in the case of the Internal Revenue Service Form W-8BEN, a Fee Receiver providing such form shall qualify as a Permitted Fee Receiver only if such form establishes such exemption on the basis of the "business profits" or "other income" articles of a tax treaty to which the United States is a party and provides a U.S. taxpayer identification number), in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine whether such Fee Receiver is entitled to such complete exemption.
"Permitted Investments" means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;
(c)    investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and
(f)    in the case of any Foreign Subsidiary that is a Restricted Subsidiary, other short-term investments that are liquid and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Polish Facilities" means those certain credit facilities and other agreements in respect of Indebtedness at any time incurred by Subsidiaries of the Company that conduct operations in Poland.
"Prior European Facility" means the €300,000,000 Credit Agreement, dated August 22, 2006, (which has been terminated as of the Effective Date), which was among the Company, Smithfield Capital Europe B.V., certain other subsidiaries of the Company, BNP Paribas and Societe Generale Corporate & Investment Banking, as arrangers, the financial institutions party thereto as lenders and Societe Generale, as agent and security agent.
"Pro Forma Basis" means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period (it being understood that with respect to any acquisition or disposition, any such adjustments shall be permitted solely to the extent they arise out of events which are directly attributable to the acquisition or the disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as interpreted by the SEC, and as certified by a Financial Officer of the Company) and (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period. For clarity, unless otherwise expressly provided herein, in the case where the financial covenant set forth in Section 6.15 of this Agreement is required to be tested on a Pro Forma Basis as a condition to the consummation of such transaction and such transaction would permit the declaration of a Trigger Quarter, compliance shall be determined after giving effect to the declaration of any Trigger Quarter that is projected by the Company as a result of such transaction.
"Prohibited Transaction" has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.
"Protective Advance" has the meaning assigned to such term in Section 2.04.
"PSA" shall mean the Packers and Stockyard Act of 1921 (7 U.S.C. Section 181 et. seq.), together with all rules, regulations and interpretations thereunder or related thereto.
"Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.
"Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Accounts (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Accounts, all contracts and all guarantees or other obligations in respect of such Accounts, proceeds of such Accounts and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Accounts.
"Rabobank Nederland" means shall mean Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank

Nederland", New York Branch.
"Rabobank Nederland Facility" means the Credit Agreement, dated as of July 2, 2009, among the Company, Rabobank Nederland, as administrative agent, and the lenders party thereto, as amended by that certain First Amendment to Credit Agreement dated the date hereof.
"Receivables Entity" means a wholly owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an investment and to which the Company or any Subsidiary of the Company transfers Accounts and related assets) which engages in no activities other than accounts receivables securitization transactions and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing conditions.
"Receivables Originators" means Farmland Foods, Inc. a Delaware corporation, The Smithfield Packing Company, Inc., a Delaware corporation, Smithfield Global Products, Inc., a Delaware corporation, John Morrell & Co., a Delaware corporation, Armour-Eckrich Meats LLC, a Delaware limited liability company, Premium Pet Health, LLC, a Delaware limited liability company, Patrick Cudahy, LLC, a Delaware limited liability company and other Subsidiaries of the Company that sell accounts receivable to the Receivables Entity pursuant to a Qualified Receivables Transaction.
"Receivables Securitization" means the sale of the Accounts of the Receivables Originators to Smithfield Receivables Funding LLC (a Receivable Entity) in a Qualified Receivables Transaction that is financed pursuant to that certain Credit and Security Agreement dated as of the date hereof among Rabobank Nederland as the administrative agent, Smithfield Receivables Funding LLC, the Company, Nieuw Amsterdam Receivables Corporation, and the other lenders party thereto.
"Recourse Indebtedness" means Indebtedness that is not Non-Recourse Indebtedness.
"Register" has the meaning assigned to such term in Section 9.04(b)(iv).
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
"Rent or Collateral Access Reserve" means, with respect to each location that is leased by a Loan Party where any Inventory is located and with respect to which no Collateral Access Agreement is in effect that subordinates the claims of the lessor or owner of such facility to the claims of the Administrative Agent, a reserve equal to three months' rent at such location. No amount deducted in calculating the Borrowing Base under clause (f) of the definition thereof shall be included in any Rent or Collateral Access Reserve.
"Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
"Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits with respect to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
"Reportable Event" means any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
"Required Lenders" means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the Aggregate Credit Exposures and unused Commitments at such time.
"Requirement of Law" means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserves" means Rent or Collateral Access Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to protect the Lenders' interests (including reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves in respect of rights of sellers of livestock, poultry and perishable agricultural commodities under PACA, PSA or any similar laws or regulations (including outstanding checks to livestock growers, swine fee payables, deferred livestock payables and the grower guarantee payables), reserves for consignee's, warehousemen's and bailee's charges, reserves for unpaid and accrued sales taxes, reserves for banker's liens, rights of setoff or similar rights and remedies as to deposit accounts, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. The term "Reserves" shall not include any amounts deducted in calculating the Borrowing Base under clause (f) of the definition thereof and shall not include any reserves for PACA, PSA or similar claims deducted when calculating the purchase price for Accounts sold under a Qualified Receivables Transaction.
"Responsible Officer" means with respect to any Person, the president, chief executive officer, chief financial officer, executive vice president, senior vice president or vice president of such Person.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Restricted Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.
"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.
"Revolving Loan" means an advance made pursuant to Section 2.01 and any loans made to the Company pursuant to Section 2.01 of the Existing Credit Agreement which are outstanding on the Effective Date.
"S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.
"SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
"Secured Obligations" means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more counterparties that are Lenders or Affiliates of Lenders at the time that such Swap Obligations are incurred; provided that (a) within 30 days of the later of the Effective Date and the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Rabobank Nederland) shall have delivered written notice to the Administrative Agent that includes a written approval of the Company that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents and (b) Banking Services Obligations and Swap Obligations (relating to interest rates or currencies) will constitute Secured Obligations only to the extent such obligations, at the time of incurrence, are permitted by the Covered Notes Documents to be Secured Obligations (it being understood that this clause (b) will cease to have any effect upon the earlier to occur of (x) the obligations under the Covered Notes being guaranteed by the Loan Parties in accordance with the proviso in clause (b) of Section 6.11 and (y) the amendment of the Covered Notes Documents or the refinancing of the Covered Notes, in each case, such that the Covered Notes Documents no longer impose any restriction on the ability of the Loan Parties to guarantee Banking Services Obligations and Swap Obligations relating to interest rates and currencies).
"Secured Parties" has the meaning assigned to such term in the Security Agreement.
"Security Agreement" means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties, the Company and the Administrative Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person.
"Senior Secured Notes" means (a) the senior secured notes due 2014 issued by the Company on July 2, 2009 in a public offering or in a Rule 144A or other private placement and (b) any substantially identical senior notes that are registered under the Securities Act of 1933 and issued in exchange for the senior notes described in clause (a) of this definition.
"Senior Secured Notes Documents" means any agreement or instrument governing or evidencing the Senior Secured Notes.
"Settlement" has the meaning assigned to such term in Section 2.05(d).
"Settlement Date" has the meaning assigned to such term in Section 2.05(d).
"Spot Selling Rate" means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Bloomberg on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., London time, two Business Days prior to such date (the "Applicable Quotation Date"); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. London time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.
"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.
"Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, "Subsidiary" means any direct or indirect subsidiary of the Company.
"Supermajority Lenders" means, at any time, Lenders having Credit Exposures and unused Commitments representing at least 75% of the Aggregate Credit Exposure and unused Commitments at such time.
"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
"Swap Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.
"Swingline Lender" means Rabobank Nederland, in its capacity as lender of Swingline Loans hereunder.
"Swingline Loan" means advances made pursuant to Section 2.05.
"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Debt Collateral Release Date" means the date on which the Administrative Agent releases its Liens in the Term Debt Priority Collateral and the Equity Interests issued by each Unrestricted Subsidiary (other than a Receivables Entity) under the terms of Section 9.02(d).
"Term Debt Document" has the meaning assigned to such term in the Intercreditor Agreement.
"Term Debt Obligations" has the meaning assigned to such term in the Intercreditor Agreement.
"Term Debt Obligations Payment Date" has the meaning assigned to such term in the Intercreditor Agreement.
"Term Debt Priority Collateral" has the meaning assigned to such term in the Intercreditor Agreement.
"Term Debt Representative" has the meaning assigned to such term in the Intercreditor Agreement.
"Test Period" means, at any time, the most recent period of 12 consecutive fiscal months of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal month, fiscal quarter or fiscal year in such period have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, or, in the case of any Test Period ending prior to the first anniversary of the Effective Date, Section 5.01(a) or 5.01(b) of the Existing Credit Agreement, as applicable.

"Title Company" means a title insurer or title insurance agent which shall be reasonably acceptable to the Administrative Agent and qualified to issue title insurance as required by the Administrative Agent.
"Total Commitment" means, at any time, the aggregate amount of the Commitments as in effect at such time. As of the Effective Date, the Total Commitment is $925,000,000.
"Total Multicurrency Commitment" means, at any time, the aggregate amount of the Multicurrency Commitments as in effect at such time. As of the Effective Date, the Total Multicurrency Commitment is $150,000,000.
"Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the continuation or issuance of Letters of Credit hereunder and the creation and perfection of the Liens created by the Collateral Documents.
"Trigger Quarter" has the meaning assigned to such term in Section 6.15.
"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.
"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
"Unliquidated Obligations" means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
"Unrestricted Subsidiary" means (a) Smithfield Receivables Funding LLC, (b) each other Subsidiary designated on Schedule 3.17 as an Unrestricted Subsidiary, (c) any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (d) any Subsidiary of an Unrestricted Subsidiary.
(i)    Designation as an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless (A) such Subsidiary owns any assets included in the Borrowing Base, (B) such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with this Agreement), (C) no portion of the Indebtedness or other obligation (contingent or otherwise) of such Subsidiary (1) is Guaranteed by the Company or any Restricted Subsidiary, (2) is Recourse Indebtedness or (3) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof or (D) any default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity.
(ii)    Designation as a Restricted Subsidiary. The Board of Directors may also designate any Unrestricted Subsidiary to be a Restricted Subsidiary.
(iii)    Requirements for Change in Designation. In order to change the designation of a Subsidiary either as a Restricted Subsidiary or an Unrestricted Subsidiary: (A) immediately after giving effect to such change: (1) the Company and Restricted Subsidiaries would be in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof after giving effect to such change in designation for the Test Period then in effect and (2) no Default shall otherwise exist or result; (B) the change in designation by the Board of Directors shall be evidenced to the Administrative Agent by delivering the Administrative Agent a copy of the Board Resolution giving effect to such designation; and (C) the Company shall deliver an Officers certificate that such designation complied with the foregoing provisions.
(iii)    Limitation on Change in Designation. The Company may not change the designation applicable to a Subsidiary under this definition more than once except that once during each fiscal year the designation applicable to one Subsidiary (whose designation was previously changed after the Effective Date under the terms of this definition) may be changed again (with the effect that the designations applicable to such Subsidiary's Subsidiaries will also change unless, in the case of any change of an Unrestricted Subsidiary to a Restricted Subsidiary, the Company specifically elects to retain treatment of one or more Subsidiaries of such Subsidiary as an Unrestricted Subsidiary).
"U.S." means the United States of America.
"U.S. Person" has the meaning assigned to such term by Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.17(g).
"Voting Participant" has the meaning assigned to such term in Section 9.04(c)(iii).
"Voting Participant Notification" has the meaning assigned to such term in Section 9.04(c)(iii).
"wholly-owned Subsidiary" means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors' qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, "wholly-owned Subsidiary" means a wholly-owned Subsidiary of the Company.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Withholding Agent" has the meaning assigned to such term in Section 2.17(a).
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan"), by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing" or "Borrowing of Revolving Loans"), by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing" or a "Eurocurrency Borrowing of Revolving Loans").
SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) reference herein to any law or regulation shall be construed to include any amendment, replacement or other modification thereto and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that the historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Company will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect to the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base) as may be appropriate to eliminate the adverse effects thereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at "fair value", as defined therein.
SECTION 1.05 Currency Translations.
(a)    Dollar Equivalents. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents (but determined according to the spot selling rates set forth in the Wall Street Journal on the Business Day immediately preceding the date on which the transaction is consummated unless provided otherwise herein).
(b)    Determination of Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of (x) the Credit Exposure (i) as of the end of each fiscal quarter of the Company, (ii) on or about the date of the related notice requesting any extension of credit hereunder and (iii) on any other date, in its reasonable discretion and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.
ARTICLE II
THE CREDITS
SECTION 2.01 Commitments.
(a)    Dollar Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make advances to the Company in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in: (i) such Lender's Credit Exposure exceeding such Lender's Commitment, or (ii) the Aggregate Credit Exposures of all Lenders exceeding the lesser of (A) the Total Commitment and (B) the Borrowing Base, subject to the Administrative Agent's authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow such Dollar Revolving Loans.
(b)    Multicurrency Loans. Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make advances to the Company in any Approved Foreign Currency from time to time during the Availability Period in an aggregate principal Dollar Equivalent amount that will not result in: (i) the outstanding amount of the Multicurrency Loans of such Lender exceeding such Lender's Multicurrency Commitment, (ii) the aggregate principal amount of the Multicurrency Loans exceeding the Total Multicurrency Commitment, or (iii) the Aggregate Credit Exposures of all Lenders exceeding the lesser of (x) the Total Commitment and (y) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow such Multicurrency Loans.
(c)    Lender Participation in Multicurrency Loans; Collateralization. On any Business Day when an Event of Default exists, the Administrative Agent may require that all the Lenders acquire participations on such Business Day in all or a portion of the Multicurrency Loans outstanding. Additionally, the Multicurrency Lenders holding no less than fifty-one percent (51%) of the direct interests in the outstanding Multicurrency Loans as of any Business Day may, by written notice given to the Administrative Agent not later than 12:00 p.m., New York, New York time on such Business Day, require that all the Lenders acquire participations on such Business Day in all or a portion of the Multicurrency Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Multicurrency Loans in which the Lenders will participate. Promptly upon the Administrative Agent's receipt of such notice, or upon the Administrative Agent's election under the first sentence of this clause (c), the Administrative Agent will give written notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Multicurrency Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of such a notice as provided above, to pay to the Administrative Agent in Dollars, for the account of the Multicurrency Lenders, such Lender's Applicable Percentage of the Dollar Equivalent of such Multicurrency Loan or Loans; provided that no Multicurrency Lender will be required to make the payments under this sentence to the extent it already holds Multicurrency Loans in an amount equal to or in excess of its Applicable Percentage of the Multicurrency Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Multicurrency Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available Dollars, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to each Multicurrency Lender such portions of the amount so received by it from the Lenders so that after giving effect thereto the Lenders (including the Multicurrency Lenders) will hold direct interests in the Multicurrency Loans in an amount equal to its Applicable Percentage thereof. The Administrative Agent shall notify the Company of any participations in any Multicurrency Loans acquired pursuant to this paragraph. Such Multicurrency Loans shall be automatically converted to ABR Dollar Borrowings (including each Multicurrency Lender's portion thereof) in an amount equal to the Dollar Equivalent thereof as of (and with the Dollar Equivalent as determined as of) the date of receipt by the Multicurrency Lenders of the other Lenders' Applicable Percentage of the Dollar Equivalent thereof in Dollars but shall continue to be considered Multicurrency Exposure. Thereafter payments in respect of such ABR Dollar Borrowings shall be made in Dollars to the Administrative Agent for the account of the Lenders. The amount of principal and interest paid on the Multicurrency Loans prior to receipt of the proceeds of a sale of participations therein shall be shared by the Multicurrency Lenders pro rata based on the amount of the Multicurrency Commitment of each (or if the Multicurrency Commitments shall have terminated, based on the Multicurrency Loans held be each). Any amounts received by the Administrative Agent or any Multicurrency Lender from the Company (or other party on behalf of the Company) in respect of a Multicurrency Loan after receipt by the Multicurrency Lenders of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders (including the Multicurrency Lenders) that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in Multicurrency Loans pursuant to this paragraph shall not relieve the Company of any default in the payment thereof. The Administrative Agent may, by written notice to the Defaulting Lender, at any time and from time to time require that an Defaulting Lender's obligations to acquire a participation in the Multicurrency Loans be collateralized with immediately available funds in an amount equal to such Defaulting Lender's Applicable Percentage of the Dollar Equivalent of the then outstanding Multicurrency Loans. If Administrative Agent shall have required an Defaulting Lender to collateralize such obligation, the applicable Defaulting Lender shall, promptly upon the written request of Administrative Agent, deposit with the Administrative Agent such amount in immediately available Dollars. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Defaulting Lender's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the account holding such deposit.

Such deposit shall be held by the Administrative Agent as collateral for such Defaulting Lender's participation interest in the outstanding Multicurrency Loans and such Defaulting Lender's other obligations hereunder and for this purpose such Defaulting Lender grants a security interest to the Administrative Agent for the benefit of the Multicurrency Lenders and the Administrative Agent in such deposit.
SECTION 2.02 Loans and Borrowings.
(a)    Loans Made Ratably. Each Loan (other than a Swingline Loan or Protective Advance) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective applicable Commitments or Multicurrency Commitments. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.
(b)    Initial Type of Loans. Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans denominated in a single Currency as the Company may request in accordance herewith; provided that all Dollar Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each ABR Loan shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Eurocurrency Borrowings. At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or in the case of any Currency other than Dollars, the Dollar Equivalent thereof as determined by the Administrative Agent) and not less than $5,000,000 (or in the case of any Currency other than Dollars, the Dollar Equivalent thereof as determined by the Administrative Agent). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused commitment to make Swingline Loans under Section 2.05(a)(i). Borrowings of more than one Type, Class and Currency may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding.
(d)    Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in substantially the form of Exhibit E and signed by the Company or by telephone (a) in the case of a Eurocurrency Borrowing denominated in an Approved Foreign Currency, not later than 12:00 noon, New York City time, five Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit E and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)    the aggregate amount and Currency of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";
(v)    the location and number of the Company's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and
(vi)    that as of such date the conditions set forth in Sections 4.02(a), (b) and (c) are satisfied.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (i) an ABR Borrowing, in the case of any Borrowing denominated in Dollars and (ii) a Eurocurrency Borrowing with an Interest Period of one month, in the case of a Borrowing denominated in an Approved Foreign Currency. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04 Protective Advances.
(a)    Making Protective Advances. Subject to the limitations set forth below, the Administrative Agent is authorized by the Company and the Lenders, from time to time in the Administrative Agent's sole discretion (but shall have absolutely no obligation to), to make advances to the Company, on behalf of the Lenders which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Company pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such advances are herein referred to as "Protective Advances"); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the Total Commitment; provided, further, that the aggregate Credit Exposure of all Lenders shall not exceed the Total Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be denominated in Dollars and shall be ABR Borrowings. The Administrative Agent's authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)    Lender Participation in Protective Advances; Collateralization. Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance. The Administrative Agent may, by written notice to the Defaulting Lender, at any time and from time to time require that an Defaulting Lender's obligations to acquire a participation in the Protective Advances be collateralized with immediately available funds in an amount equal to such Defaulting Lender's Applicable Percentage of the then outstanding Protective Advances. If

Administrative Agent shall have required an Defaulting Lender to collateralize such obligation, the applicable Defaulting Lender shall promptly upon the written request of Administrative Agent, deposit with the Administrative Agent such amount in immediately available Dollars. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Defaulting Lender's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the account holding such deposit. Such deposit shall be held by the Administrative Agent as collateral for such Defaulting Lender's participation interest in the outstanding Protective Advances and such Defaulting Lender's other obligations hereunder and for this purpose such Defaulting Lender grants a security interest to the Administrative Agent in such deposit.
SECTION 2.05 Swingline Loans.
(a)    Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances to the Company, from time to time during the Availability Period, in Dollars in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, or (ii) the Aggregate Credit Exposure exceeding the lesser of (A) the Total Commitment and (B) the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
(b)    Borrowing Procedure. To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(d), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    Lender Participation in Swingline Loans; Collateralization. Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The Swingline Lender may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan; provided that any such payment so remitted shall be repaid to the Swingline Lender if and to the extent such payment is required to be refunded to the Company for any reason. The Swingline Lender may, by written notice to the Defaulting Lender, at any time and from time to time require that an Defaulting Lender's obligations to acquire a participation in the Swingline Loans be collateralized with immediately available funds in an amount equal to such Defaulting Lender's Applicable Percentage of the then outstanding Swingline Commitments. If Swingline Lender shall have required an Defaulting Lender to collateralize such obligation, the applicable Defaulting Lender shall promptly upon the written request of Swingline Lender, deposit with the Administrative Agent such amount in immediately available funds. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Defaulting Lender's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the account holding such deposit. Such deposit shall be held by the Administrative Agent as collateral for such Defaulting Lender's participation interest in the outstanding Swingline Commitments and such Defaulting Lender's other obligations hereunder and for this purpose such Defaulting Lender grants a security interest to the Administrative Agent for the benefit of Swingline Lender and the Administrative Agent in such deposit. Upon any change in the Commitments of the Lenders pursuant to Section 2.09 and upon any change in the Applicable Percentages, it is hereby agreed that, with respect to all outstanding Swingline Loans, there shall be an automatic adjustment to the participations pursuant to this Section 2.05 to reflect the new Applicable Percentages of the assignor and assignee Lender, the New Lenders or of all Lenders, as the case may be.
(d)    Settlement of Swingline Loans. The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a "Settlement") with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, New York City time on the date of such requested Settlement (the "Settlement Date"). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender's Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan or Swingline Loans with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender's Swingline Loans and, together with Swingline Lender's Applicable Percentage of such Swingline Loan, shall constitute an ABR Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
SECTION 2.06 Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit by an Issuing Bank for its own account or for the account of any Subsidiary in Dollars, an Approved Foreign Currency or other currency reasonably acceptable to the Administrative Agent and the Issuing Bank (provided, that the Company shall be a co-applicant, and be jointly and severally liable, with respect to each such Letter of Credit issued for the account of such Subsidiary) in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.
(i)    New Letters of Credit. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank of such Letter of Credit) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Currency (which shall be Dollars or an Approved Foreign Currency), the amount of such Letter of Credit, the name of the account party (which shall be the Company or a Subsidiary and the Company as co-applicants), the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an issuance, amendment, renewal or extension of such Letter of Credit. If requested by such Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. In the event (x) of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit or (y) that such form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit imposes any additional obligations not specified in the Loan Documents, the terms and conditions of this Agreement shall control.
(ii)    Existing Letters of Credit. On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (e) below. The applicable Issuing Banks and the Lenders that were also party to the Existing Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such lenders under the Existing Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof.
(c)    Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $300,000,000; or (ii) the Aggregate Credit Exposure would not exceed the lesser of (A) the Borrowing Base and (B) the Total Commitment.
(d)    Expiration Date. No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one year periods under customary "evergreen" provisions. On the date that is 30 days prior to the Maturity Date, the Company will cash collateralize pursuant to Section 2.06(k) all LC Exposure with respect to Letters of Credit with expiry dates past the Maturity Date.
(e)    Participations; Defaulting Lender Collateralization. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of any Issuing Bank or the Lenders, the relevant Issuing Bank hereby grants to each Lender (other than the relevant Issuing Bank), and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, in Dollars, for the account of each relevant Issuing Bank, such Lender's Applicable Percentage of the Dollar Equivalent amount of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (f) of this Section 2.06, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitment and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Administrative Agent may (either on its own determination or at the direction of Issuing Banks holding no less than fifty-one percent (51%) of the direct interests in the LC Exposure (as opposed to participation interests therein)) at any time and from time to time require, by written notice to the Defaulting Lender, that an Defaulting Lender's obligations to acquire a participation in the then outstanding Letters of Credit be collateralized in Dollars with immediately available funds in an amount equal to such Defaulting Lender's Applicable Percentage of the LC Exposure. If the Administrative Agent shall have required an Defaulting Lender to collateralize such obligation pursuant to this section, the applicable Defaulting Lender shall promptly upon the written request of the Administrative Agent, deposit with the Administrative Agent such amount in immediately available Dollars. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Defaulting Lender's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the account holding such deposit. Such deposit shall be held by the Administrative Agent as collateral for such Defaulting Lender's participation interest in the outstanding Letters of Credit and such Defaulting Lender's other obligations hereunder and for this purpose such Defaulting Lender grants a security interest to the Administrative Agent for the benefit of the Issuing Bank and the Administrative Agent in such deposit.
(f)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the Currency in which it is denominated not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with a Borrowing of the Currency in which such Letter of Credit is denominated (and, in the case of a Letter of Credit denominated in Dollars, an ABR Revolving Borrowing or Swingline Loan) in an equivalent amount and, to the extent so financed, the Company's obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Company fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the Dollar Equivalent amount of the payment then due from the Company in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the Dollar Equivalent amount of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank, the amounts so received by it from the Lenders. Thereafter payments in respect of such LC Disbursement shall be made in Dollars to the Administrative Agent for the account of the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.
(g)    Obligations Absolute. The Company's obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Banks' failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of

Credit.
(h)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(i)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (which, in the case of any Letter of Credit issued in an Approved Foreign Currency, shall be converted into Dollars) shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(j)    Replacement of the Issuing Bank. An Issuing Bank may be added, or an existing Issuing Bank may be replaced or terminated, under this Agreement at any time by written agreement among the Company, the Administrative Agent, the replaced or terminated Issuing Bank and the new or successor Issuing Bank, as applicable. The Administrative Agent shall notify the Lenders of any such addition, replacement or termination. At the time any such replacement or termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the Issuing Bank being replaced or terminated. From and after the effective date of any such replacement or addition, the new or successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. References herein to the term "Issuing Bank" shall be deemed to refer to each new Issuing Bank or to any previous Issuing Bank, or to such new Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such replacement or termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.
(k)    Cash Collateralization. If either (i) an Event of Default shall exist and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (ii) the Aggregate Credit Exposure exceeds the lesser of (x) the Borrowing Base and (y) the Total Commitment, or (iii) any of the other provisions of this Agreement require cash collateralization, the Company shall deposit within one Business Day after notice from the Administrative Agent of the requirement thereof into an account established and maintained on the books and records of the Administrative Agent, which account may be a "securities account" (within the meaning of Section 8-501 of the UCC as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders (the "LC Collateral Account"), an amount in immediately available funds in Dollars equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (h) or (i) of Section 7.01. Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Secured Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to a Deposit Account Control Agreement or securities account control agreement and the Company hereby grants a security interest to the Administrative Agent for the benefit of the Secured Parties in the LC Collateral Account and in any financial assets (as defined in the UCC) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time), (B) in the case of clause (ii) above, when the Aggregate Credit Exposure does not exceed the lesser of (x) the Borrowing Base and (y) the Total Commitment, as applicable, for 5 consecutive Business Days or (C) in the case of clause (iii) above, such cash collateral shall no longer be required pursuant to the applicable provision hereof.
(l)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Company pursuant to Section 2.06(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit, whether such Letter of Credit is denominated in Dollars or an Approved Foreign Currency and the aggregate face amount and Currency of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount and currency of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
SECTION 2.07 Funding of Borrowings.
(a)    By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage or Applicable Multicurrency Percentage, as applicable; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account as may be specified in a Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.
(b)    Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company agree (severally and not jointly) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing. Nothing herein shall limit the rights of the Company against any Lender that fails to make Loans hereunder and each Lender agrees that, to the extent that the Company was required to make any payments pursuant to this Section 2.07(b) on account of the failure by such Lender to make Loans hereunder, it shall promptly reimburse the Company for such amounts and such reimbursement shall constitute a Loan by such Lender included in the applicable Borrowing.
SECTION 2.08 Interest Elections.
(a)    Conversion and Continuation. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, however, that (i) a Borrowing denominated in one Currency may not be converted to a Borrowing in a different Currency and (ii) a Eurocurrency Borrowing denominated in an Approved Foreign Currency may not be converted to a Borrowing of a different Type. Subject to the foregoing, the Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
(b)    Delivery of Interest Election Request. To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or by other electronic transmission to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit F signed by the Company.
(c)    Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period" and permitted under Section 2.02(d).
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month's duration.
(d)    Notice to the Lenders. Promptly following receipt of an Interest Election Request, the

Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    Automatic Conversions. If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing and (ii) if such Borrowing is denominated in an Approved Foreign Currency, the Company shall be deemed to have selected an Interest Period of one month's duration.
(f)    Limitation on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, (A) each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing and (B) each Eurocurrency Borrowing denominated in an Approved Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration, in each case, at the end of the Interest Period applicable thereto.
SECTION 2.09 Termination, Reduction and Increase of Commitments.
(a)    Maturity Date. Unless previously terminated, all Commitments and Multicurrency Commitments shall terminate on the Maturity Date.
(b)    Optional Termination. The Company may at any time terminate the Commitments and the Multicurrency Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest hereunder, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations) together with accrued and unpaid interest thereon.
(c)    Optional Reduction. The Company may from time to time reduce, the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Commitments may not be reduced below the amount of the Total Multicurrency Commitment or below the Dollar amount set forth in either Section 2.05(a)(i) or Section 2.06(c)(i) unless, in each case, such amounts are also proportionally reduced and (iii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 or Section 2.11, the Aggregate Credit Exposure would exceed the lesser of the Total Commitment and the Borrowing Base.
(d)    Notice of Termination or Reduction. The Company shall notify the Administrative Agent of (i) any election to terminate or reduce the Commitments and the Multicurrency Commitments under paragraph (b) or (c) of this Section 2.09 and (ii) in the case of a reduction, the amount of such reduction, at least three Business Days prior to the effective date of such termination or reduction, specifying such election, the aggregate amount of a reduction and any allocation as aforesaid, and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.09(d) shall be irrevocable; provided, that a notice of termination of the Commitments and Multicurrency Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. Each reduction of the Multicurrency Commitments shall be made ratably among the Multicurrency Lenders in accordance with their respective Multicurrency Commitments.
(e)    Increase of Commitments. The Company shall have the right to increase the Total

Commitment one or more times by obtaining additional Commitments to be provided on the same terms as herein set forth with respect to the existing Commitments, either from one or more of the Lenders or another one or more lending institutions (each such lending institution a "New Lender") provided that: (i) each increase shall be in a minimum amount of $25,000,000, (ii) the Company may make a maximum of 6 such requests for increases under this Section 2.09(e), (iii) the Total Commitments may not be increased in excess of $1,225,000,000 under this Section 2.09(e), (iv) no Default shall exist on the effective date of the increase or would result therefrom (including any Event of Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents); (v) no Lender shall have any obligation to increase its Commitment unless it is a party to an Increased Commitment Supplement; and (vi) the Administrative Agent shall have approved of any such New Lender, such approval not to be unreasonably withheld or delayed. Subject to the foregoing provisions, an increase in the Commitments made in accordance with this Section shall become effective on the date Administrative Agent receives: (i) a properly completed Increased Commitment Supplement executed by the Loan Parties and the Lenders willing to increase their respective Commitments or the New Lenders (if any) or by a combination of the foregoing and (ii) if requested by the Administrative Agent, legal opinions, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent with respect thereto. Administrative Agent shall promptly execute any Increased Commitment Supplement so delivered in accordance with this Section and deliver a copy thereof to the other Lenders. If all existing Lenders shall not have provided their pro rata portion of the requested increase, then after giving effect to the requested increase the outstanding Loans may not be held pro rata in accordance with the new Commitments or Multicurrency Commitments. On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any New Lenders) in accordance with the Lenders' respective revised Applicable Percentages. Eurocurrency Borrowings shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase. Any advances made under this Section by a Lender shall be deemed to be a purchase of a corresponding amount of the Loans of the Lender or Lenders who shall receive such advances. The Commitments of the Lenders who do not agree to increase their Commitments cannot be reduced or otherwise changed pursuant to this Section.
SECTION 2.10 Repayment of Loans; Evidence of Debt.
(a)    Promise to Pay. The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earliest of (A) the Maturity Date, (B) the day that is 30 days after the making of such Protective Advance (or if such day is not a Business Day, the next succeeding Business Day) and (C) demand by the Administrative Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made by the Company, the Company shall repay all Swingline Loans then outstanding.
(b)    Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)    Request for a Note. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Each Lender shall return to the Borrower any promissory note issued to such Lender promptly following date after which the Administrative Agent releases its Liens in the Collateral pursuant to Section 9.02(d)(i)(A) and each Lender is released from its obligations to make further extensions of credit hereunder.
SECTION 2.11 Prepayment of Loans.
(a)    Optional Prepayments. The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.16, and prior notice in accordance with paragraph (d) of this Section.
(b)    Mandatory Prepayments and Cash Collateralization. In the event and on such occasion that:
(i)    the Credit Exposure of any Lender exceeds such Lender's Commitment;
(ii)    the Aggregate Credit Exposures (including the Dollar Equivalent of any Multicurrency Credit Exposure) of all Lenders exceeds the lesser of (x) Total Commitment or (y) the Borrowing Base; or
(iii)    Dollar Equivalent of the aggregate Multicurrency Loans of all Multicurrency Lenders exceeds (x) 105% of the Total Multicurrency Commitment as then in effect at any point in time or (y) 100% but less than 105% of the Total Multicurrency Commitment as then in effect for a period of 10 consecutive Business Days;
the Company shall promptly (and in any event within one (1) Business Day of the occurrence thereof) prepay the Revolving Loans and/or Swingline Loans (and/or provide cash collateral for LC Exposure as specified in Section 2.06(k)) in an aggregate amount equal to (1) in the case of clauses (b)(i) and (b)(ii) of this Section, such excess; and (2) in the case of clause (b)(iii) of this Section, the amount by which the Dollar Equivalent of the Multicurrency Exposure exceeds the Total Multicurrency Commitment. If the Company is required to provide (and has provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (y) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Company within two Business Days after any such reduction.
(c)    Application of Prepayments. All such amounts pursuant to Section 2.11(b) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay the Swingline Loans , third to prepay the Revolving Loans without a corresponding reduction in the Total Commitment and fourth, to cash collateralize outstanding LC Exposure.
(d)    Notice of Prepayment. The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time (or, in the case of a Borrowing denominated in an Approved Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (specifying the Currency thereof) and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial voluntary prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and Currency as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
SECTION 2.12 Fees.
(a)    Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(b)    Letter of Credit Participation Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Maturity Date and the date on which such Lender ceases to have any LC Exposure.
(c)    Issuing Bank Fees. The Company agrees to pay to each Issuing Bank (i) a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Maturity Date and the date on which there ceases to be any LC Exposure under such Letters of Credit and (ii) such Issuing Bank's standard fees with respect to the issuance, amendment, renewal, extension, cancellation or conversion of any Letter of Credit issued by it or processing of drawings thereunder.
(d)    Payment of Letter of Credit Fees. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the last Business Day of each March, June, September and December of each year; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the Maturity Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(e)    Administrative Agent Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(f)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13 Interest.
(a)    ABR Loans. The Loans comprising each ABR Borrowing (including each Swingline Loan and Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, by mandatory prepayment, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section. Automatically at any time when the Company is in default in the payment of any amount of principal due hereunder or when an Event of Default of the type described in Section 7.01(h) or (i) exists and, at the election of the Administrative Agent or the Required Lenders, whenever any other Event of Default is continuing, all outstanding Loans and other Obligations shall bear interest: (i) with respect to the Loans, at 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the rate announced by Rabobank Nederland as its "base" rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile or by other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any such Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be converted to, or continued as, an ABR Borrowing, (ii) any Interest Election Request that requests an Interest Period of other than one month for a Borrowing denominated in an Approved Foreign Currency shall be ineffective and such Borrowing (unless prepaid) shall be continued with an Interest Period of one month, (iii) if any Borrowing Request with respect to a Borrowing denominated in Dollars requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing and (iv) if any Borrowing Request requests a Borrowing denominated in an Approved Foreign Currency, such Borrowing shall have an Interest Period of one month.
SECTION 2.15 Increased Costs.
(a)    Change in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;
(ii)    subject any Lender or any Issuing Bank to any (or any increase in any) Other Connection Taxes with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it, except any such Taxes imposed on or measured by its net income or profits (however denominated) or franchise Taxes imposed in lieu of net income or profits Taxes; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan, or in the case of clause (ii), any Loan, (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.
(c)    Delivery of Certificate. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail calculations of the amount or amounts necessary to compensate such Lender or such Issuing Bank or their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    No Waiver; Limitation on Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Illegality of Multicurrency Loans. Notwithstanding any other provision of this Agreement, if, after the date hereof, (x) any Change in Law shall make it unlawful for any Lender to make or maintain any Revolving Loan denominated in an Approved Foreign Currency or to give effect to its obligations as contemplated hereby with respect to any Revolving Loan denominated in an Approved Foreign Currency or (y) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.15) or currency exchange rates which would make it impracticable for the Lenders to make or maintain any Revolving Loan denominated in an Approved Foreign Currency or any participation interest therein by a Lender pursuant to Section 2.01(c), to, or for the account of, the Company, then, by written notice to the Company and to the Administrative Agent:
(i)    such Lender or Lenders may declare that such Revolving Loans denominated in such Approved Foreign Currency will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Revolving Loan denominated in such affected Approved Foreign Currency or to continue a Revolving Loan denominated in such affected Approved Foreign Currency, as the case may be, for an additional Interest Period shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and
(ii)    such Lender may require that any outstanding Revolving Loan denominated in such affected Approved Foreign Currency, made by it be converted to a Eurocurrency Loan or ABR Loan denominated in Dollars, as the case may be (unless repaid by the Company as described below), in which event any such Revolving Loan denominated in such affected Approved Foreign Currency, shall be converted to a Eurocurrency Loan or ABR Loan denominated in Dollars, as the case may be, as of the effective date of such notice as provided in Section 2.15(f) and at the Spot Selling Rate on the date of such conversion or, at the option of the Company, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.
If any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay such converted Revolving Loan denominated in the affected Approved Foreign Currency of such Lender shall instead be applied to repay the Eurocurrency Loans or ABR Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion. For purposes of this paragraph (e), a notice to the Company by any Lender shall be effective as to each Revolving Loan denominated in the affected Approved Foreign Currency made by such Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.
SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan (or to convert any ABR Loan into a Eurocurrency Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company to replace a Lender pursuant to Section 2.19(b), then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after the Company's receipt thereof.
SECTION 2.17 Taxes.
(a)    Gross Up. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Tax or Other Tax from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party or the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent, the Lender or the applicable direct or indirect beneficial owner of a Lender that is treated as a partnership for U.S. federal income tax purposes (any such person a "Withholding Agent") shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, any Issuing Bank or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
(b)    Payment of Other Taxes. Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay, or at the option of and upon written request from the Administrative Agent timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnity. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after receipt of the certificate described below, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender (for its beneficial owner) or each Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate, setting forth in reasonable detail calculations of the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d)    Excluded Taxes. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(e)    Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Fee Receiver. Each Fee Receiver hereby represents that it is a Permitted Fee Receiver and agrees to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Person's circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Company and the Administrative Agent if such Person becomes legally ineligible to provide such form.

(g)    Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender's judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender. Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit G to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Company within the meaning of section 881(c)(3)(B) of the Code, (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (D) the interest payment in question are not effectively connected with the United States trade or business conducted by such Lender (a "U.S. Tax Compliance Certificate") and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or
(v)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Company and the Administrative Agent in writing of its legal inability to do so.
(h)    Refund. If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-

of-pocket expenses (including any Taxes) of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Issuing Bank or Lender be required to pay any amount to any Loan Party the payment of which would place such Issuing Bank or such Lender in a less favorable net after-Tax position than such Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.
(i)    FATCA. If a payment made to a Lender hereunder would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. A Lender shall not be entitled to payment or indemnification under this Section 2.17(i) with respect to Taxes imposed on any "withholdable payment" payable to such Lender as a result of the failure of such Lender to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.
(j)    Survival. Each party's obligations under this Section 2.17 shall survive termination of the Loan Documents and payment of any obligations thereunder.
SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)    Payments Generally. The Company shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices in New York, New York or at such other address that the Administrative Agent shall advise the Company in writing, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in Dollars, except that unless otherwise specified herein or in any other Loan Document, all payments in respect of Loans (and interest thereon) and LC Exposures shall be made in the same Currency in which such Loan was made or such Letter of Credit was issued. Notwithstanding the foregoing, if the Company shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Company shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
(b)    Application of Proceeds of Collateral. Any proceeds of Collateral or any other amounts received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), (C) amounts to be used to cash collateralize LC Exposures, (D) amounts to be used to pay in full all Obligations owing to a Lender who is terminating its rights as a Lender under this Agreement pursuant to, or in connection with, a Permitted Amendment under Section 9.02(e), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent any Issuing Bank or the Swingline Lender under any Loan Document (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations (in each case, to the extent constituting Secured Obligations) and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Company shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)    Pro Rata Requirement. Except to the extent otherwise provided herein, including with respect to any payments made pursuant to Section 9.02(e): (i) each Borrowing from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of Commitment Fees or of participation fees under Section 2.12 hereof in respect of the Commitment shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitment or Multicurrency Commitment under Section 2.09 hereof shall be applied to the Commitments or Multicurrency Commitments, as applicable, of the relevant Lenders, pro rata according to the amounts of their respective Commitments or Multicurrency Commitments; (ii) the making, conversion and continuation of Loans of a particular Type and Currency (other than conversions provided for by Section 2.14 hereof) shall be made pro rata among the relevant Lenders according to the amounts of their respective Commitments or Multicurrency Commitments, as applicable (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); and (iii) each payment or prepayment of principal of Dollar Loans or of Multicurrency Loans, or interest thereon, by the Company shall be made for the account of the Lenders or the Multicurrency Lenders, as applicable, pro rata in accordance with their respective Applicable Percentages or Applicable Multicurrency Percentages, as the case may be.
(d)    Automatic Borrowing; Deduction from Deposit Accounts. At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents that are not paid when due in accordance with the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Company pursuant to

Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Company maintained with the Administrative Agent. The Company hereby irrevocably authorizes, solely to the extent a payment is not paid by a Loan Party by the required time set forth in the Loan Documents (i) the Administrative Agent to make a Borrowing in the name of the Company for the purpose of paying each payment of principal, interest and fees payable by the Company due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Company maintained with the Administrative Agent for each payment of principal, interest and fees due hereunder or any other amount due under the Loan Documents.
(e)    Sharing of Setoffs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Multicurrency Loans, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements, Multicurrency Loans, Swingline Loans and Protective Advances and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Multicurrency Loans, Swingline Loans and Protective Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Multicurrency Loans, Swingline Loans and Protective Advances, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments, Multicurrency Commitments or participations in any LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
(f)    Payments Assumed Made. Unless the Administrative Agent shall have received notice from the Company, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Bank hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.19 Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, then such Lender or such Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans, LC Disbursements or participations in LC Disbursements and Loans hereunder (as applicable) or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such

Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Bank; provided that, upon any such change in any lending office or assignment, such Lender or such Issuing Bank shall provide or cause to be delivered to the Administrative Agent and the Company the appropriate forms specified in and to the extent required by Section 2.17. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.
(b)    Replacement of Lenders or Issuing Banks. If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Multicurrency Lender provides notice of its inability to make Multicurrency Loans denominated in any Approved Foreign Currency pursuant to Section 2.15(e), then the Company may, at its sole expense and effort, require such Lender or such Issuing Bank or any Lender that becomes a Defaulting Lender (each a "Departing Lender"), upon notice to such party and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Bank, if a Lender or Issuing Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (which consent in each case shall not unreasonably be withheld), (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Disbursements and participations in LC Disbursements and Loans (as applicable and to the extent funded), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Issuing Bank or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Suspension of Commitment Fees. fees set forth in Section 2.12(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;
(b)    Suspension of Voting. the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, (ii) the Commitment or Multicurrency Commitment of a Defaulting Lender can not be increased without its consent, and (iii) the principal amount of any Loan or LC Disbursement owing to a Defaulting Lender can not be forgiven without it consent;
(c)    Participation Exposure. if any Swingline Exposure, LC Exposure or Multicurrency Exposure exists or any Protective Advance is outstanding at the time a Lender becomes a Defaulting Lender then:
(i)    Reallocation. all or any part of such Swingline Exposure, LC Exposure, Multicurrency Exposure and participation interests in such Protective Advance shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of the Credit Exposures of all Lenders that are not Defaulting Lenders plus such Defaulting Lender's Credit Exposure that has not been cash collateralized pursuant to Sections 2.01(c), 2.04(b), 2.05(c) and 2.06(e) does not exceed the total of the Commitments of all Lenders that are not Defaulting Lenders (B) the Credit Exposure of each Lender that is not a Defaulting Lender shall not exceed such Lender's Commitment, and (C) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    Payment and Cash Collateralization. if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (A) prepay such Swingline Exposure, Multicurrency Exposure and Protective Advances and (B) cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;
(iii)    Suspension of Letter or Credit Fee. if the Company cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to this paragraph (c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized by the Company; provided that a Defaulting Lender will be entitled to be paid the fees paid pursuant to Section 2.12(b) to the extent it has cash collateralized its LC Exposure;
(iv)    Reallocation of Fees. if the Swingline Exposure, LC Exposure, Multicurrency Exposure and participation interests in such Protective Advance of the non-Defaulting Lenders is reallocated pursuant to this paragraph (c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentage; provided that a Defaulting Lender will be entitled to be paid the fees paid pursuant to Section 2.12(b) to the extent it has cash collateralized its LC Exposure; and
(v)    Issuing Banks Entitled to Fees. if any Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (c), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Banks pro rata based on the LC Exposure until such LC Exposure is cash collateralized and/or reallocated; and
(d)    Suspension of Swingline Loans, Multicurrency Loans and Letters of Credit. so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, the Multicurrency Lenders shall not be required to fund any Multicurrency Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral provided by the applicable Defaulting Lenders pursuant to Sections 2.01(c), 2.04(b), 2.05(c) and 2.06(e) or by the Company in accordance with paragraph (c) of this Section. The participating interests in any such newly issued or increased Letter of Credit, newly made Swingline Loan or newly made Multicurrency Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (c)(i) of this Section (and Defaulting Lenders shall not participate therein).
(e)    Setoff against Defaulting Lenders. Any amount payable to a Defaulting Lender hereunder

(whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank, the Multicurrency Lenders or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan, Multicurrency Loan, or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Company or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
(f)    Remedy of Defaulting Lender Status. In the event that each of the Administrative Agent, the Company, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, Multicurrency Exposure and Applicable Percentage of Protective Advances of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01 Organization; Powers. Each Loan Party and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party's organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents or required to made with the SEC, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted

Subsidiaries, except Liens created pursuant to the Loan Documents.
SECTION 3.04 Financial Condition; No Material Adverse Change.
(a)    Financial Statements. The Company has heretofore furnished to the Lenders; (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended May 2, 2010, reported on by Ernst & Young LLP, independent public accountants and (ii) its consolidated condensed balance sheet and statement of income and cash flow as of and for the fiscal quarter and the portion of the fiscal year ended January 30, 2011. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since May 2, 2010.
(c)    No Material Undisclosed Liabilities. The Company does not have on the date of this Agreement any contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material and not incurred in the ordinary course of business, except as referred to or reflected in the balance sheets as at since May 2, 2010.
SECTION 3.05 Properties. Each of the Loan Parties and its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, free of all Liens other than those permitted by Section 6.02. Except as could not reasonably be expected to result in a Material Adverse Effect, each lease and sublease of real property by any Loan Party is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or, to the knowledge of any Loan Party, default by any other party to any such lease or sublease exists.
SECTION 3.06 Litigation and Environmental Matters.
(a)    Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Company or any of the Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, the other Loan Documents or the Transactions.
(b)    Environmental. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters), neither the Company nor any of the Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Disclosed Matters. As of the Effective Date, except as set forth on Schedule 3.06, the Loan Parties reasonably believe that the Disclosed Matters, individually and in the aggregate, will not have a Material Adverse Effect. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07 Compliance with Laws and Agreements. Each of the Company and its Restricted Subsidiaries is in compliance with all Requirements of Law and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor of its

Restricted Subsidiaries: (a) is a "blocked person" as described in the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act"), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") or (b) engages in any dealings or transactions, or be otherwise associated, with any such "blocked person" in any manner violative of any such order or laws except, with respect to this clause (b) for instances that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08 Investment Company Status. Neither the Company nor any of its Restricted Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09 Taxes. Each Loan Party and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and of the Code relating to Plans and the regulations and published interpretations thereunder, and (b) no ERISA Event has occurred or is reasonably expected to occur. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11 Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished (other than information of a general economic or industry nature) in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits, when taken together with all other information furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered.
SECTION 3.12 Margin Regulations. Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of "buying" or "carrying" "margin stock" within the meaning of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no part of the proceeds of any extension of credit hereunder will be used to "buy" or "carry" any "margin stock".
SECTION 3.13 Liens. Schedule 3.13 hereto is a description, as of the Effective Date (unless otherwise stated on Schedule 3.13), of each Lien (i) securing any Debt Facility of any Person covering any property of the Company or any of its Restricted Subsidiaries and (ii) is permitted under this Agreement in reliance on Section 6.02(d).
SECTION 3.14 No Default. No Loan Party nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. No Loan Party intends to, and no Loan Party believes that it or any of its Restricted Subsidiaries (other than Non-Material Subsidiaries) will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary (whether from anticipated refinancings, asset sales, capital contributions or otherwise) and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.
SECTION 3.16 Insurance. Each of the Company and the Restricted Subsidiaries maintains such insurance as is required by Section 5.09(a). As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Company believes that the insurance maintained by or on behalf of the Company and its Restricted Subsidiaries is adequate.
SECTION 3.17 Capitalization and Subsidiaries. Set forth on Schedule 3.17 hereto is a complete and correct list, as of the Effective Date, of all of the Subsidiaries of the Company, together with, for each Subsidiary, (i) the type of entity and jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a an Unrestricted Subsidiary. Except as disclosed on Schedule 3.17 hereto, (x) each of the Company and its Restricted Subsidiaries owns, free and clear of Liens (other than Liens which are permitted pursuant to Section 6.02), and has the unencumbered right to vote, all outstanding ownership interests in each Person (other than an Unrestricted Subsidiary) shown to be held by on Schedule 3.17 hereto (except to the extent such ownership shall have been sold or transferred in a transaction permitted under Article VI), (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Interests owned by a Loan Party with respect to any Restricted Subsidiary whose Equity Interests are not pledged pursuant to the Security Agreement.
SECTION 3.18 Security Interest in Collateral. The provisions of the Security Agreement create legal and valid Liens on all the Collateral covered thereby in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties securing the Secured Obligations with the priority required by the Loan Documents.
SECTION 3.19 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Restricted Subsidiary is bound.
SECTION 3.20 Common Enterprise. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
SECTION 3.21 Unrestricted Subsidiaries; Material Subsidiaries. Each Unrestricted Subsidiary qualifies as an Unrestricted Subsidiary under the definition thereof. As of the Effective Date, the Company and Restricted Subsidiaries will be in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof after giving effect to the designation on Schedule 3.17 of the Subsidiaries which are reflected thereon as Unrestricted Subsidiaries as of the Effective Date (determined, with respect to Section 6.15, without giving effect to the declaration of any applicable Trigger Quarter) for the Test Period then in effect.
ARTICLE IV
CONDITIONS
SECTION 4.01 Effective Date. The effectiveness of this Agreement to amend and restate the Existing Credit Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement, Opinion and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party (and each Voting Participant, as defined in the Existing Credit Agreement) or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or by other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) duly executed copies of the Intercreditor Agreement, the Security Agreement and each other Loan Documents (or written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or by other electronic transmission of a signed signature page) that such party has signed a counterpart of such Loan Documents) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents (other than those Loan Documents that are expressly not required to be completed on or prior to the Effective Date), including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and (iii) a favorable written opinion of the Loan Parties' counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders covering such customary matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request (the Borrower hereby requests such counsel to deliver such opinions).
(b)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated on or about the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement and (ii) a short form good standing certificate for each Loan Party from its jurisdiction of organization.
(c)    Officer's Certificate. The Administrative Agent shall have received a certificate, signed by the Chief Financial Officer, Treasurer or Vice President, Finance of the Company on the initial Borrowing date: (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, (iii) confirming that the conditions set forth in this Section 4.01 shall have been satisfied, (iv) demonstrating the Company's compliance (on a Pro Forma Basis) with Sections 6.14 and 6.15 based upon the designations of Restricted Subsidiaries and Unrestricted Subsidiaries set forth on Schedule 3.17 as of the Effective Date for the most recent Test Period in effect, (v) certifying that after giving effect to the Transactions the Company will be in compliance with all restrictions on Indebtedness contained in the Covered Note Documents and (vi) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
(d)    Fees. The Lenders, the Lead Arrangers and the Administrative Agent shall have received all fees required to be paid and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel pursuant to Section 9.03), on or before the Effective Date.
(e)    Borrowing Base Certificate. The Administrative Agent shall have received (i) a Borrowing

Base Certificate which calculates the Borrowing Base as of May 1, 2011 and (ii) all Borrowing Base reports and other documentation required to be delivered pursuant thereto under Section 5.01(f) with respect thereto.
(f)    Assignment of Liens; Modifications to Collateral Documents; No Title Insurance Endorsements. The Administrative Agent shall have received the Assignment of Liens executed by JPMorgan Chase Bank, N.A. and such modifications to the Mortgages and the other Collateral Documents as the Administrative Agent may reasonably require to ensure the Liens created thereunder continue in effect to secure the Secured Obligations with the priority required hereby. The Administrative Agent will not require that the existing title policies covering the Mortgaged Property be endorsed or new title policies issued to give effect to the assignment and modification of the Mortgages. The Assignment of Liens and any necessary modifications to the Mortgages will be filed of record in the applicable real property records after the Effective Date. However, the Administrative Agent may agree with the Company that it will not file the Assignment of Liens and applicable modifications with respect to a Mortgage unless a Default exists if (i) the Company requests that such documents not be filed as a result of the cost of the filing and any attendant recording taxes and (ii) the Administrative Agent has determined in its discretion that the costs of such filing is excessive in relation to the benefit to the Lenders afforded thereby and the Assignment of Liens and such modifications are otherwise filed with respect to the majority (determined based on appraised value) of the Mortgaged Property. No environmental reports or audits, surveys or title review work will be required in connection with the Mortgages or their assignment and modification.
(g)    Lien Searches. The Administrative Agent shall have received the results of UCC, tax, judgment, effective financing statement and other lien searches in each of the jurisdictions that it deems necessary to reflect that the UCC Financing Statements filed in connection with the Existing Credit Agreement continue in effect with the priority required hereby and that no Liens encumber any of the assets of the Loan Parties except for liens permitted by Section 6.02 or Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(h)    Filings, Registrations and Recordings. Except as provided above in this Section or otherwise provided in the Security Agreement or the Intercreditor Agreement, the Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create or continue in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than as permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(i)    Field Exams. The Administrative Agent shall have received and be reasonably satisfied with a field exam of the Accounts, Inventory and related data processing and other systems of the Loan Parties.
(j)    Evidence of Insurance. The Administrative Agent shall have received evidence of insurance coverage and certificates of insurance naming the Administrative as loss payee of all casualty policies and additional insured with respect to all liability policies, all in form, scope and substance reasonably satisfactory to the Administrative Agent.
(k)    "Know Your Customer" Requirements. The Lenders shall have received all documentation and other information requested by the Administrative Agent and required under applicable "know your customer" and anti-money laundering rules and regulations, including all information required to be delivered pursuant to Section 9.14.
(l)    Existing Credit Agreement. The Administrative Agent shall have received evidence that all unpaid interest and fees accrued under the Existing Credit Agreement through the Effective Date and all other fees, expenses and other charges outstanding thereunder (including any amounts due under the Existing Credit Agreement arising as a result of the termination of all interest periods thereunder on the Effective Date) shall have been paid.
(m)    Rabobank Nederland Facility. The Administrative Agent shall have received evidence that the Rabobank Nederland Facility shall have been amended to, among other things extend the maturity date thereof, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.
(n)    Receivables Securitization. The Administrative Agent shall have received evidence that the Receivables Securitization shall be consummated contemporaneously with the effectiveness of this Agreement providing for a purchase commitment thereunder in an amount not less than $275,000,000 and shall have received copies of all documents related to the Receivables Securitization, all of which must be in form and substance reasonably satisfactory to the Administrative Agent.
(o)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on June 15, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments and Multicurrency Commitments shall terminate at such time).
SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or a conversion of a Loan pursuant to Section 2.08), and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the receipt by the Administrative Agent of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).
(b)    No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall exist (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents).
(c)    Credit Limits. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Aggregate Credit Exposures of the Lenders shall not exceed the lesser of (i) the Total Commitment or (ii) the Borrowing Base then in effect.
Each Borrowing (other than a continuation or a conversion of a Loan pursuant to Section 2.08) and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
SECTION 4.03 Effective Date Advances and Adjustments. On the Effective Date, the commitments under the Existing Credit Agreement are being changed pursuant to this Agreement. As a result, any Revolving Loans outstanding under the Existing Credit Agreement which are continued hereunder will not be held pro rata by the Lenders in accordance with the Applicable Percentages or Applicable Multicurrency Percentages determined hereunder. To remedy the foregoing, on the Effective Date and upon fulfillment of the conditions in Section 4.01 and 4.02, the Lenders shall, if any Revolving Loans are outstanding under the Existing Credit Agreement on the Effective Date, make advances among themselves either directly or through the Agent so that after giving effect thereto the Revolving Loans will be held by the Lenders, pro rata in accordance with the Applicable Percentages and Applicable Multicurrency Percentages, as applicable. Any advances made on the Effective Date under this Section 4.03 by each Lender whose Applicable

Percentage or Applicable Multicurrency Percentage has increased (as compared to those under the Existing Credit Agreement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Applicable Percentages or Applicable Multicurrency Percentage have decreased (as compared to those under the Existing Credit Agreement).
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Payment in Full of the Obligations, each of the Loan Parties covenants and agrees, jointly and severally with the Lenders that:
SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent for prompt delivery to each Lender:
(a)    Annual Financial Statements. as soon as possible, but in any event within 90 days after the end of each fiscal year of the Company, the Company's audited consolidated balance sheet and audited consolidated condensed statements of income, stockholders' equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the corresponding figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    Quarterly Financial Statements. as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company's unaudited consolidated balance sheet and unaudited consolidated condensed statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    Compliance Certificate. concurrently with any delivery or deemed delivery of financial statements under paragraphs (a) or (b) above a certificate of the Chief Financial Officer, Treasurer or Vice President, Finance of the Company substantially in the form of Exhibit C certifying (i) in the case of the financial statements delivered pursuant to paragraph (b) above as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.13, 6.14 and 6.15, (iv) stating whether any change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of the date of the audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (b) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) calculations in form reasonably acceptable to the Administrative Agent showing the effects on such financial statements as if the Company's interest in the Unrestricted Subsidiaries was accounted for thereunder based on an equity method of accounting;
(d)    Accountant's Certificate of No Default. concurrently with any delivery of financial statements under paragraph (a) above (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default relating to Sections 6.13, 6.14 or 6.15 (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) copies of any letters to the management of the Company from such accounting firm;

(e)    Projections. as soon as available, but in any event not more than 45 days subsequent to the commencement of each fiscal year of the Company, consolidated financial projections for such fiscal year (including projected quarterly consolidated balance sheets, income statements and cash flow statements in a form acceptable to the Administrative Agent and setting forth the assumptions used for purposes of preparing such budget);
(f)    Borrowing Base Certificate. to the Administrative Agent, as soon as available but in any event within 18 Business Days of the end of each fiscal month (or upon request of the Administrative Agent during the continuance of an Event of Default) a Borrowing Base Certificate, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
(g)    SEC Reports. promptly after the same become publicly available, copies of all reports on Form 10-K, Form 10-Q and Form 8-K and all proxy statements filed by any Loan Party with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to the holders of its Equity Interests generally, as the case may be;
(h)    ERISA Reports. promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan, provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices promptly to the Administrative Agent after receipt thereof, and further provided that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period;
(i)    Other Information. promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to Sections 5.01(a), (b), and (g) shall be deemed to have been delivered on the date on which such information has been posted on the SEC website on the Internet, or at another website identified in a notice and accessible by the Lenders without charge.
SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:
(a)    Defaults. the occurrence of any Default;
(b)    Investigation or Litigation. receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $25,000,000, (ii) seeks injunctive or similar relief, the economic impact on the Loan Parties of which could reasonably be expected to exceed $25,000,000, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, that could reasonably be expected to result in costs and other losses to the Company and the Restricted Subsidiaries in excess of $25,000,000, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of, or seeks remedies in connection with, any Environmental Laws or Environmental Liabilities, that could reasonably be expected to result in costs and other losses to the Company and the Restricted Subsidiaries in excess of $25,000,000, (vi) contests any Tax, fee, assessment, or other governmental charge in excess of $25,000,000 or (vii) involves any product recall;
(c)    Certain Dispositions. any disposition of a Loan Party, or a sale of all or substantially all of the assets of a Loan Party, together with such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such disposition;
(d)    Damage to Collateral. upon any Responsible Officer of the Borrower having knowledge of any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(e)    Collateral Location Defaults. within two Business Days of any Responsible officer of the Borrower having knowledge of any default notices received under or with respect to any leased location or public warehouse where ABL Priority Collateral in the amount of $25,000,000 or more is located;
(f)    ERISA Events. upon any Responsible Officer of the Borrower having knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $50,000,000;
(g)    PAS Trust Notices. upon any Responsible Officer of the Borrower having knowledge of receipt by the Loan Parties of any notice or notices (or amendment to any previous notice) under PACA, PSA or any other similar federal or state statute (in each case, other than any such notice consisting solely of a provision in the applicable invoice relating thereto reserving a seller's rights under such acts), in respect to claims in an aggregate amount at any one time outstanding for all such notices of $25,000,000 or more, to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PSA, PACA or any other similar federal or state statute (and the Loan Parties shall provide, or shall cause to be provided, promptly to the Administrative Agent a true, correct and complete copy of such notice or notices (or amendment), as the case may be, and other information delivered in connection therewith);
(h)    Hazardous Material. upon any Responsible Officer of the Borrower having knowledge of any event, notice or circumstance (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to result in a Material Adverse Effect; and
(i)    Environmental Liability. upon any Responsible Officer of the Borrower having knowledge of any other development including notice of any Environmental Liability that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause its Restricted Subsidiaries to (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, its rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights, licenses and permits and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) in the case of such liabilities and obligation not constituting Taxes of Loan Party, such failure could not reasonably be expected to result in a Material Adverse Effect and (b) in the case of such liabilities and obligations constituting Taxes of Loan Party (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events (to the extent such casualty and condemnation events, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) excepted.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records that are not protected by attorney-client privilege (including environmental assessment reports and Phase I or Phase II studies, and other environmental documents, in each case, that are not protected by attorney-client privilege) and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours with a representative of the Company present and as often as reasonably requested; provided, that the obligation of the Company to reimburse the Administrative Agent or any Lender for the expenses of such inspection shall be limited to one visit annually (such visit to be conducted by the Administrative Agent unless the Administrative Agent otherwise specifies) unless an Event of Default exists. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties' and their respective Restricted Subsidiaries' assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07 Compliance with Laws.
(a)    Requirements of Law. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Environmental Laws. The Loan Parties and each of their respective Restricted Subsidiaries: (i) shall be at all times in compliance with all applicable Environmental Laws, and take reasonable efforts to ensure compliance by all tenants and subtenants and invitees with all applicable Environmental Laws, and (ii) shall generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that would not reasonably be expected to result in a liability to any Loan Party or any of its Restricted Subsidiaries or to adversely affect any real property owned or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to, or adversely affect any real property owned or operated by, any Loan Party or any of its Restricted Subsidiaries; it being understood that this clause (b) shall be deemed not breached by a noncompliance with any of the foregoing clause (i) or (ii) provided that, upon learning of such noncompliance or any condition that results from such noncompliance, which, in either case, could reasonably be considered material, any affected Loan Parties and Restricted Subsidiaries promptly undertake reasonable efforts to achieve compliance and provided that any failure to comply with any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used, and Letters of Credit will be issued, to refinance certain existing Indebtedness of the Company and for other general corporate purposes of the Company and the Restricted Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09 Insurance.
(a)    Maintenance. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all other insurance required pursuant to the Collateral Documents. The Company will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

(b)    Endorsements. All insurance policies required under paragraph (a) of this Section 5.09, to the extent such insurance policies by their terms insure any portion of the Collateral, shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as a loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, that provide that (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent, the Term Debt Representative or the Company and (ii) such policy and loss payable clauses may be canceled or terminated only upon at least 30 days' prior written notice given to the Administrative Agent (or 10 days with respect to any cancelation due to non-payment of premiums). For the avoidance of doubt the application of any insurance proceeds will be subject to the terms of the Intercreditor Agreement. Any endorsements required under this Section 5.09 as of the Effective Date which have not been delivered as of the Effective Date will be delivered within 10 Business Days of the Effective Date (or such other number of days as the Administrative Agent may approve in its sole discretion).
(c)    Flood Hazard Determinations and Insurance. If any portion of any Collateral is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or successor act thereto), then the Company shall, or shall cause the applicable Loan Party to, (i) with respect to Collateral that is real property, maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount equal to the lesser of the Total Commitment and the total replacement cost value of such Collateral and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
(d)    Payment of Premiums. All premiums on any such insurance shall be paid when due by the Company and the Restricted Subsidiaries, and, if requested by the Administrative Agent, summaries of the policies delivered annually to the Administrative Agent. If the Company or any Restricted Subsidiary shall fail to obtain any insurance as required by this Section 5.09, the Administrative Agent may obtain such insurance at the Company's expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Company's or such Restricted Subsidiary's failure to maintain such insurance or pay any premiums therefor.
SECTION 5.10 Casualty and Condemnation. The Company (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, in either case, to the extent the value of the Collateral affected thereby exceeds $25,000,000 and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement, the Intercreditor Agreement and the Collateral Documents.
SECTION 5.11 Governmental Authorizations. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, promptly from time to time obtain or make and maintain in full force and effect all material licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which each Loan Party is located for the making and performance by each such Loan Parties of the payment and collateral obligations under the Loan Documents.
SECTION 5.12 Field Examinations. At the request of the Administrative Agent, the Loan Parties will permit the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however that so long as no Event of Default exists, the Company shall not be required to pay for more than one field examination per calendar year. For purposes of this Section 5.12, it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Administrative Agent shall use commercially reasonable efforts to coordinate any such field exams and any retention of a third party to be engaged to conduct any such field examination, in each case, with the Company. So long as no Event of Default exists, all such field examinations shall be commenced upon reasonable notice to the Company and performed during normal business hours of the Company.
SECTION 5.13 Mortgages, etc. With respect to the parcel of real property owned by a Loan Party that is required by any Term Debt Document be pledged to secure the Indebtedness thereunder prior to the Term Debt Collateral Release Date, the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent, on or before the date such items are delivered under such Term Debt Document:
(a)    Mortgage. a Mortgage covering such parcel;
(b)    Filing. evidence that a counterpart of the Mortgage has been either recorded or delivered to the Title Company for recording in all places required for the mortgages or deeds of trust delivered under any Term Debt Document (with the priority required by the Intercreditor Agreement) in favor of the Administrative Agent for the benefit of itself and the Secured Parties, securing the Secured Obligations (provided that in jurisdictions that impose mortgage recording taxes, such Mortgage shall not secure indebtedness in an amount exceeding 100% of the fair market value of the applicable parcel, as reasonably determined in good faith by the Company and reasonably acceptable to the Administrative Agent and in addition, the Administrative Agent may agree with the Company that it will not file a Mortgage unless an Event of Default exists if (i) the Company requests that such documents not be filed as a result of the cost of the filing and any attendant recording taxes and (ii) the Administrative Agent has determined in its discretion that the costs of such filing are excessive in relation to the benefit to the Lenders afforded thereby;
(c)    Title Report. a copy of a report of title delivered under such Term Debt Document prepared with respect to such Parcel and a copy of all recorded documents referred to, or listed as exceptions to title in such report;
(d)    Survey. a copy of the survey or copies of plats, mapping data and information or property reports delivered under such Term Debt Document with respect to such parcel;
(e)    Fixture Filings. to the extent required for the mortgages or deeds of trust delivered pursuant to any Term Debt Document, proper fixture filings under the UCC on Form UCC-1 for filing under the UCC in the appropriate jurisdiction in which the parcel of Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the Mortgage in favor of the Administrative Agent for the benefit of itself and the Secured Parties;
(f)    Local Counsel Opinions. an opinion of counsel in the state in which such parcel of Mortgaged Property is located in form and substance and from counsel substantially the same as delivered pursuant to any Term Debt Document;
(g)    Flood Hazard Determination. a "Life-of-Loan" Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company or the applicable Loan Party, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area); and
(h)    Other Information. such other information, documentation, and certifications as may be reasonably required by the Administrative Agent so long as such items are also delivered pursuant to the Term Debt Documents.
SECTION 5.14 Additional Collateral; Further Assurances.
(a)    Joinder of Material Subsidiaries. Subject to applicable law, the Company and each other Loan Party shall promptly cause (i) any Material Subsidiary created or acquired after the Effective Date and (ii) any Restricted Subsidiary that has otherwise become a Material Subsidiary after the Effective Date to (A) become a Guarantor by executing the Joinder Agreement set forth as Exhibit D hereto (the "Joinder Agreement") and (B) to execute and deliver such amendments, supplements or documents of accession to any Collateral Documents as the Administrative Agent reasonably deems necessary for such Material Subsidiary to grant to the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest (with the priority required by the Intercreditor Agreement) in the Collateral described in such Collateral Document with respect to such Material Subsidiary, subject only to Liens permitted under Section 6.02. Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral, including, subject to the Intercreditor Agreement, any parcel of real property located in the United States owned by any Loan Party that is required to be mortgaged by any Term Debt Document to secure the Indebtedness thereunder.
(b)    Pledge of Equity Interests. Each Loan Party will, to the extent required under the applicable Collateral Documents, cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (including each Receivables Entity but excluding each other Unrestricted Subsidiary) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary that is a Restricted Subsidiary and is directly owned by such Loan Party to be subject at all times to a perfected Lien (with the priority required by the Intercreditor Agreement) in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided, however, that unless a Default exists and the Administrative Agent requests, no Loan Party shall be required to take any action under the laws of any jurisdiction outside the United States with respect to the creation, perfection or protection of the security interests in the Equity Interests in Foreign Subsidiaries that are Restricted Subsidiaries.
(c)    General Further Assurance. Without limiting the foregoing but subject to the terms of this Agreement, the Collateral Documents and the Intercreditor Agreement, each Loan Party will, and will cause each of its Restricted Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent filings with any governmental recording or registration office in any jurisdiction required by the Administrative Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the Administrative Agent granted under any Collateral Document in any Intellectual Property, all at the expense of the Loan Parties.
(d)    Material Asset Acquisition. If any material assets other than real property are acquired by the Company or any other Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent pursuant to the Security Agreement upon acquisition thereof and assets excluded from the Collateral under the terms of the Security Agreement), the Company will notify the Administrative Agent and, if requested by the Administrative Agent or the Required Lenders, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
ARTICLE VI
NEGATIVE COVENANTS
Until the Payment in Full of the Obligations, each of the Loan Parties covenants and agrees, jointly and severally, with the Lenders that:
SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to,

directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Secured Obligations. the Secured Obligations;
(b)    Existing Debt. Indebtedness (i) reflected on the most recent financial statements described in Section 3.04 and, in each case, any extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof, (ii) incurred pursuant to lines of credit existing on the Effective Date and described on Schedule 6.01(b), and (iii) other Indebtedness described on Schedule 6.01(b).
(c)    Intercompany. Indebtedness of (A) the Company owed to any Subsidiary and of any Restricted Subsidiary owed to the Company or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owed to the Company or any Restricted Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Company owed to any Subsidiary and Indebtedness of any Restricted Subsidiary that is a Loan Party owed to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and (B) the Company or any Restricted Subsidiary owed to Smithfield Insurance Co. Ltd., or any successor or other Subsidiary established as an insurance captive Subsidiary;
(d)    Intercompany Guarantees. Guarantees by the Company of Indebtedness of any Subsidiary or Joint Venture and by any Restricted Subsidiary of Indebtedness of the Company or any other Subsidiary or any Joint Venture, provided that (i) the Indebtedness so Guaranteed is permitted or not restricted by this Section 6.01, (ii) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of any Subsidiary that is not a Loan Party or of any Joint Venture shall be subject to Section 6.04, (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (iv) no Foreign Subsidiary that is a Restricted Subsidiary may guarantee any Term Debt Obligations;
(e)    Purchase Money. Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred in reliance on this clause (e) shall not exceed $75,000,000 at any time outstanding;
(f)    Refinancings. Indebtedness which represents an extension, refinancing, renewal or (in the case of the Polish Facilities and the Rabobank Nederland Facility only) increase of any of the Indebtedness described in clauses (b), (e), (g), (j) or (o) hereof; provided that, (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premium (including tender and make-whole premiums) and associated refinancing transaction costs and except that the amount of the Polish Facilities and the Rabobank Nederland Facility may be increased), (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party (and after the Term Debt Collateral Release Date shall not be secured by any of the Term Debt Priority Collateral except for Indebtedness of the type described in clause (e)), (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto (except, in the case of any extension, refinancing or renewal of Indebtedness under any Covered Notes Documents, such extension, refinancing or renewal may provide for guarantees by the Loan Parties of the obligations thereunder so long as after giving effect thereto (x) no Default shall exist or result and (y) Availability shall not be less than $200,000,000)), (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are either approved by the Administrative Agent or at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (vi) after giving effect to any such incurrence thereof, no Default shall exist or would result therefrom (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(g)    European Facility. Indebtedness of Smithfield Capital Europe B.V., the Company and/or certain other Foreign Subsidiaries of the Company provided pursuant to one or more credit facilities; provided that (i) any Liens securing such Indebtedness are not extended to any property of any Loan Party, (ii) the aggregate outstanding extensions of credit under all such credit facilities shall not at any time exceed €300,000,000 and (iii) after giving effect to any incurrence thereof, no Default shall exist or would result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(h)    Employee Benefit and Insurance. Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(i)    Surety and other Bonds. Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, bank guaranties, letters of credit and similar obligations, in each case provided in the ordinary course of business;
(j)    Acquired Debt. Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof (either as a result of the change in the designation thereof or as a result of an Acquisition otherwise permitted hereunder); provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) after giving effect to such Person becoming a Restricted Subsidiary and such Indebtedness, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (iii) no Default shall exist or would otherwise result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(k)    Capital Leases. Capital Lease Obligations in connection with sale and leaseback transactions permitted under Section 6.06;
(l)    Customer Deposits. customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(m)    Overdrafts. Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds, in each case incurred in the ordinary course of business;
(n)    Indemnifications and Earnouts. to the extent constituting Indebtedness, obligations consisting of indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;
(o)    CNMV Guarantee. Indebtedness arising as a result of the issuance of a Guarantee at the request of and for the account of the Company or any Subsidiary thereof and for the benefit of the Comisión Nacional del Mercado de Valores (the applicable Spanish securities law authority) supporting the obligation of the Company or any Restricted Subsidiary to pay the purchase price for the Campofrio Acquisition;
(p)    Campofrio Acquisition Financing. unsecured Indebtedness incurred to finance the purchase price for the Campofrio Acquisition and any extensions, refinancings or renewals thereof, provided that (i) the aggregate amount of such Indebtedness at any time outstanding does not exceed the Dollar Equivalent of €550,000,000 (less any

Indebtedness incurred in reliance on clause (i)(B) of the proviso to Section 6.01(t) below), (ii) after giving effect to the incurrence of such Indebtedness and any extensions, refinancings or renewals thereof, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (iii) no Default shall otherwise exist or result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(q)    Pari Passu Indebtedness. Indebtedness incurred after the Effective Date but prior to the Term Debt Collateral Release Date which is secured by first Liens on the Term Debt Priority Collateral and second Liens on the ABL Priority Collateral subject to the terms of the Intercreditor Agreement and any extensions, refinancings or renewals thereof (such Indebtedness, "Pari Passu Indebtedness"); provided that (i) the aggregate outstanding principal amount thereof does not exceed a Dollar Equivalent amount of $475,000,000, (ii) the Company and its Restricted Subsidiaries shall not be permitted to apply more than $200,000,000 of such Indebtedness for purposes other than the refinancing, redemption or retirement of Indebtedness with a maturity date on or before the maturity date of the Senior Secured Notes, (iii) after giving effect to the incurrence of such Indebtedness and any extensions, refinancings or renewals thereof, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (iv) no Default shall otherwise exist or result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(r)    Foreign Subsidiary Secured Debt. Indebtedness incurred after the Effective Date which is secured by Liens encumbering the assets of one or more Foreign Subsidiaries that are Restricted Subsidiaries and any extensions, refinancings or renewals thereof that do not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed; provided that (i) the aggregate outstanding principal amount of such Indebtedness does not exceed a Dollar Equivalent amount of $250,000,000 at the time such Indebtedness was initially incurred or committed, (ii) if any portion of such Indebtedness is recourse to any Loan Party, such Indebtedness and any extension, refinancing or renewal thereof shall either mature no earlier than the Maturity Date or shall be subject to the Maturity Reserve provisions of the Borrowing Base, (iii) after giving effect to the incurrence of such Indebtedness and any extensions, refinancings or renewals thereof, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (iv) no Default shall otherwise exist or result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(s)    Other Unsecured Reserve Indebtedness. unsecured Indebtedness incurred after the Effective Date and any extensions, refinancings or renewals thereof; provided that (i) any Indebtedness incurred, extended, refinanced or renewed under the permissions of this clause (s) with a maturity date prior to the Maturity Date shall be subject to the Maturity Reserve provisions of the Borrowing Base; (ii) after giving effect to the incurrence of such Indebtedness and any extensions, refinancings or renewals thereof, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (iii) no Default shall otherwise exist or result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(t)    Other Unsecured Debt. unsecured Indebtedness incurred after the Effective Date and any extensions, refinancings or renewals thereof; provided that (i) the aggregate amount of the Indebtedness incurred in reliance on this clause (t) and outstanding at any time shall not exceed the sum of (A) the Dollar Equivalent amount of $100,000,000 and (B) in the case of Indebtedness incurred to finance or refinance the Campofrio Acquisition (and for no other purpose), an additional amount at any time outstanding not to exceed the Dollar Equivalent amount of $150,000,000, (ii) after giving effect to the incurrence of such Indebtedness and any extensions, refinancings or renewals thereof, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (iii) no Default shall otherwise exist or result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents);
(u)    Qualified Receivables Transaction. Indebtedness incurred under the Receivables Securitization or other Qualified Receivable Transaction; and

(v)    Secured Debt Incurred after the Term Debt Collateral Release Date. secured Indebtedness incurred after the Term Debt Collateral Release Date which is secured by Liens encumbering the Term Debt Priority Collateral and any extensions, refinancings or renewals thereof; provided that (i) the aggregate outstanding principal amount thereof does not exceed a Dollar Equivalent amount equal to $1,000,000,000, (ii) the maturity date of such Indebtedness is after the Maturity Date, (iii) such Indebtedness is not secured by any of the ABL Priority Collateral, (iv) after giving effect to the incurrence of such Indebtedness and any extensions, refinancings or renewals thereof, the Company and Restricted Subsidiaries are in compliance on a Pro Forma Basis with Sections 6.14 and 6.15 hereof for the Test Period then in effect, and (v) no Default shall otherwise exist or result (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Note Documents).
For clarity, in the case of any Indebtedness incurred in reliance on a provision of this Section 6.01 that permits the incurrence of such Indebtedness as a part of a refinancing transaction, such refinancing Indebtedness shall not be required to be incurred concurrently with the repayment of the Indebtedness being refinanced and may be incurred as a refinancing at any time following the repayment of the Indebtedness being refinanced.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Agent Liens. Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances. Permitted Encumbrances;
(c)    Senior Secured Notes. Liens on the Collateral securing the Senior Secured Notes and the Rabobank Nederland Facility, and any extensions, renewals and replacements of any such Indebtedness in respect thereof in accordance with Section 6.01(f) occurring prior to the Term Debt Collateral Release Date, in each case, to the extent subject to the Intercreditor Agreement;
(d)    Existing. any Lien on any property or asset of the Company or any Restricted Subsidiary existing on the Effective Date and set forth on Schedule 3.13; provided that (i) such Lien shall not be extended to apply to any other property or asset of the Company or any Restricted Subsidiary and (ii) such Lien shall secure only (A) those obligations that it secures on the Effective Date, or (B) with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01(f), permitted extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof in excess of the amounts permitted pursuant to Section 6.01(f);
(e)    Purchase Money Liens. Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (iv) such Liens shall not apply to any other property or assets of the Company or such Restricted Subsidiary or any other Restricted Subsidiary;
(f)    Acquired Liens. any Lien existing on any property or asset (other than Accounts, Inventory, intellectual property and Equity Interest in Subsidiaries pledged as ABL Priority Collateral) prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset (other than Accounts, Inventory, intellectual property and Equity Interest in Subsidiaries pledged as ABL Priority Collateral) of any Person that becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(j); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Company or such Restricted Subsidiary or any other Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Restricted Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, such extensions, renewals and replacements in respect thereof;
(g)    Collecting Bank Liens. Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(h)    Swap Agreement Liens; CNMV Guaranty Liens. Liens on cash or Permitted Investments of the Company or any Restricted Subsidiary (i) in an aggregate amount not to exceed $250,000,000 at any time (calculated net of cash collateral posted to the Company or any Restricted Subsidiary by counterparties to secure outstanding exposure of such counterparty to the Company or any Restricted Subsidiary under Swap Agreements) securing obligations of the Company or any Restricted Subsidiary under Swap Agreements permitted under Section 6.07; provided that the cash and Permitted Investments subject to such Liens may exceed $250,000,000 for any period not to exceed 10 consecutive Business Days (and no two such periods shall be consecutive) to the extent the Company uses commercially reasonable efforts during such period to unwind the Swap Agreements requiring such excess security or (ii) securing the obligations described in Section 6.01(o) and any permitted refinancings thereof;
(i)    Sale Leaseback. Liens arising out of sale and leaseback transactions permitted by Section 6.06;
(j)    Intercompany. Liens granted by (i) a Restricted Subsidiary that is not a Loan Party in favor of the Company or another Loan Party or another Restricted Subsidiary in respect of Indebtedness owed by such Restricted Subsidiary and (ii) a Loan Party in favor of Smithfield Insurance Co., Ltd., or any successor or other Subsidiary established as an insurance captive Subsidiary to secure Indebtedness permitted under Section 6.01(c);
(k)    Disposition Encumbrances. in connection with the sale or transfer of all the Equity Interests in a Subsidiary or substantially all of the assets thereof in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(l)    Transfer Restrictions. in the case of Equity Interests in any Joint Venture, any put and call arrangements or other transfer restrictions related to such Equity Interests set forth in the organizational documents for such Joint Venture or any related or similar agreement;
(m)    Foreign Subsidiary Liens. any Lien on assets of any Foreign Subsidiary that is a Restricted Subsidiary; provided that (i) such Lien shall not apply to any Collateral or any other assets of the Company or any Domestic Subsidiary and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;
(n)    PSA and PACA Liens. Liens created under the PSA, PACA or any similar state or federal laws or regulations;
(o)    Procurement Contracts. any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;
(p)    Pari Passu Liens: Term Debt Priority Collateral. At any time prior to the Term Debt Collateral Release Date, Liens on the Collateral securing Pari Passu Indebtedness incurred pursuant to Section 6.01(q) to the extent subject to the Intercreditor Agreement and after the Term Debt Collateral Release Date, Liens on the Term Debt Priority Collateral securing Indebtedness incurred pursuant to Section 6.01(v);
(q)    Lease, Licenses. leases, licenses or subleases granted to others in the ordinary course of business not interfering in an material respect with the business of any Loan Party;
(r)    Seller Liens. Liens of sellers of goods to the Company and any of its Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(s)    Qualified Receivable Transaction Liens. Liens on Accounts and related assets in favor of the Receivables Entity granted by the Receivable Originators under the Receivables Securitization or other Qualified Receivable Transaction provided such Liens are subject to the Intercreditor Agreement; and
(t)    Other Liens. other Liens on (i) assets not included in the Collateral securing Indebtedness or other obligations and (ii) cash and Permitted Investments posted to the issuers of letters of credit, bank guaranties or providers of Banking Services or Swap Agreements to secure obligations of the Company or any Loan Party in respect thereof, in an aggregate principal amount with respect to this clause (t) not to exceed $50,000,000 at any time outstanding.
SECTION 6.03 Fundamental Changes; Business Activities.
(a)    Mergers, Sales of Assets, Etc. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall exist:
(i)    any Subsidiary may merge with the Company in a transaction in which the Company is the surviving entity pursuant to documentation reasonably satisfactory to the Administrative Agent;
(ii)    any Loan Party (other than the Company) and any Non-Loan Party or any other Person may merge into any Loan Party in a transaction in which a Loan Party is the surviving corporation, or, concurrently with the consummation of such transaction, the surviving entity becomes a Loan Party;
(iii)    any Non-Loan Party may merge into any other Non-Loan Party;
(iv)    any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Restricted Subsidiary; provided that if any such transferor is a Loan Party, such transferee shall also be a Loan Party;
(v)    any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and
(vi)    the Company or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets pursuant to a transaction permitted under Section 6.04 or 6.05;
provided, that any such merger that would otherwise be permitted by this Section 6.03 involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b)    Line of Business. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any Person or any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each such transaction, an "Investment"), except:
(a)    Cash Equivalents. Permitted Investments;
(b)    Existing. Investments in existence on the Effective Date and Investments acquired after the Effective Date pursuant to contractual commitments in existence on the Effective Date;
(c)    Receivables Securitization. direct or indirect Investments in the Receivables Entity by the Company on the Effective Date of the Accounts of each of the Receivables Originators that have been dividended or otherwise distributed, transferred or assigned to the Company on the Effective Date and the subordinated loans and advances to the Receivables Entity made from time to time by the Receivables Originators in connection with the sale of Accounts under the terms of the Receivables Securitization or other Qualified Securitization Transaction;
(d)    Campofrio. The Campofrio Acquisition but only for purposes of this clause (d) in the event that: (i) the definitive purchase agreement providing for the Campofrio Acquisition is executed and effective on or before June 9, 2012 and (ii) no Restricted Payment has been made under Section 6.08(a)(vi) in reliance on the Acquisition Basket Amount on or prior to the consummation of the Campofrio Acquisition (it being understood that any Restricted Payments made pursuant to Section 6.08(a)(vi) shall be deemed to have been made in reliance on the Acquisition Basket Amount only to the extent such Restricted Payments were not supported by amounts available pursuant to subclauses (1) or (2) of such Section 6.08(a)(vi));
(e)    Employee Advances. loans or advances made by a Loan Party and their Restricted Subsidiaries to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding;
(f)    Settlement of Accounts. subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;
(g)    Swaps. Investments in the form of Swap Agreements permitted by Section 6.07;
(h)    Acquired Investments. Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or consolidates or merges with the Company or any of the Restricted Subsidiaries (including in connection with an Acquisition otherwise permitted hereunder) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger;
(i)    Disposition Consideration. Investments received in connection with the dispositions of assets permitted by Section 6.05;
(j)    Deposits. Investments constituting deposits described in clauses (c) and (d) of the definition of the term "Permitted Encumbrances";
(k)    Intercompany. Guarantees by the Company or any of its Restricted Subsidiaries of (i) leases (other than Capital Leases) or of other obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness, in each case, entered into in the ordinary course of business and (ii) Indebtedness to the extent permitted by Section 6.01(d);
(l)    Available Equity Proceeds. Investments in Joint Ventures or Subsidiaries that are not Loan Parties in an aggregate amount not to exceed the Available Equity Proceeds on the date of such Investment, so long as both immediately before and after giving effect to any such Investment: (i) no Default shall exist, (ii) Availability shall not be less than $200,000,000 and (iii) if the Investment is an Acquisition, such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary;
(m)    Captive Insurance. Investments made in the ordinary course of business by any Restricted Subsidiary which is a captive insurance company or retirement plan of the Company and its Restricted Subsidiaries;
(n)    Debt Repurchase. purchases or redemptions of Indebtedness of the Company or any of its Restricted Subsidiaries, to the extent permitted pursuant to Section 6.08(b);
(o)    Investments in Restricted Subsidiaries. Investments by the Company and its Subsidiaries in their respective Restricted Subsidiaries, in each case not involving the transfer of Collateral; and
(p)    Other Investments and Acquisitions. other Investments (including Acquisitions, which shall include the Campofrio Acquisition if the Camporfrio Acquisition is not consummated under the permissions of Section 6.04(d)) not otherwise permitted by this Section 6.04 if: (i) both immediately before and immediately after giving effect thereto, (A) the Company shall be in compliance with Sections 6.14 and 6.15 (determined on a Pro Forma Basis) for the Test Period then in effect, (B) Availability shall not be less $200,000,000 and (C) no Default shall otherwise exist or result therefrom, (ii) if the amount of the Investment being made is equal to or in excess of a Dollar Equivalent amount of $25,000,000, the Company shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer, Treasurer or Vice President, Finance certifying that all the requirements set forth in this clause have been satisfied with respect to such Investment, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in subclauses (i)(A) and (i)(B) of this clause (p) and (iii) if the Investment is an Acquisition, such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary.
SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Company or another Restricted Subsidiary), except:
(a)    Ordinary Course. sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
(b)    Intercompany. sales, transfers, leases, licenses and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;
(c)    Accounts. sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(d)    Investments. sales, transfers and dispositions of Permitted Investments in the ordinary course of business and other investments permitted by clauses (h) and (i) of Section 6.04;
(e)    Sale/Leaseback. sale and leaseback transactions permitted by Section 6.06;
(f)    Restricted Payments. Restricted Payments permitted by Section 6.08;
(g)    Casualty. dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;
(h)    Available Annual Dispositions. sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) shall not exceed $10,000,000 during any fiscal year of the Company;
(i)    Receivables Securitizations. the Accounts each of the Receivables Originators that have been dividended or otherwise distributed to the Company on the Effective Date may be transferred as capital in the Receivable Entity under the terms of the Receivables Securitization and the sales of Accounts by the Receivables Originators to the Receivable Entity pursuant to the Receivables Securitization or other Qualified Receivables Transaction;
(j)    Foreign Subsidiary. sales, transfers and other dispositions of assets of Foreign Subsidiaries that are Restricted Subsidiaries so long as (i) both immediately before and immediately after giving effect thereto, the Company shall be in compliance with Sections 6.14 and 6.15 (determined on a Pro Forma Basis) for the Test Period then in effect, and no Default shall otherwise exist or result therefrom, and (ii) if the amount of the applicable disposition being made is equal to or in excess of a Dollar Equivalent amount of $25,000,000, the Company shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer, Treasurer or Vice President, Finance certifying that all the requirements set forth in this clause have been satisfied with respect to such disposition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in subclauses (i) of this clause (j); and
(k)    Other Dispositions. other sales, transfers and other dispositions of assets so long as (i) both immediately before and immediately after giving effect thereto, (A) the Company shall be in compliance with Sections 6.14 and 6.15 (determined on a Pro Forma Basis) for the Test Period then in effect, (B) Availability shall not be less $200,000,000 (determined after giving effect to the application of the proceeds of such disposition) and (C) no Default shall otherwise exist or result therefrom, and (ii) if the amount of the applicable disposition being made is equal to or in excess of a Dollar Equivalent amount of $25,000,000, the Company shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer, Treasurer or Vice President, Finance certifying that all the requirements set forth in this clause have been satisfied with respect to such disposition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in subclauses (i)(A) and (i)(B) of this clause (k).
SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of the book value of the assets disposed of in the sale and leaseback transactions consummated in reliance on this Section 6.06 shall not exceed $100,000,000.
SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Restricted Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Restricted Subsidiary.
SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.
(a)    Restricted Payments. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except (i) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) payments or prepayments of the Convertible Notes permitted pursuant to Section 6.08(b)(ii) or (b)(v) prior to any conversion pursuant to the terms of such Convertible Notes, (iv) Restricted Payments made to acquire the common stock or other Equity Interests in a Subsidiary held by a minority shareholder to the extent such acquisition is permitted pursuant to Section 6.04 (v) each of the Receivables Originators may dividend or otherwise make a distribution of all their Accounts to the Company on the Effective Date under the terms of the Receivables Securitization and (vi) Restricted Payments not otherwise permitted under this Section 6.08 as long as with respect to any Restricted Payment made in reliance on this clause (vi): (A) no Default shall exist or result (including any Default arising as a result of any violation of the Covered Note Documents) and (B) the Dollar Equivalent amount of such Restricted Payment together with the aggregate amount of all Restricted Payments made since the Effective Date in reliance on this clause (vi) shall not exceed an amount equal to the sum of (1) $100,000,000 plus (2) an aggregate amount equal to the sum of the following but in no event less than zero: (x) 50% of the positive Net Income of the Company and its Restricted Subsidiaries for each fiscal quarter ended after the fiscal year ended on May 2, 2011 minus (y) 100% of the negative Net Income of the Company and its Restricted Subsidiaries for any fiscal quarter ended after the fiscal year ended on May 2, 2011 plus (3) the Acquisition Basket Amount. As used herein, "Acquisition Basket Amount" shall mean $500,000,000; provided that such amount shall be reduced to zero if at any time the Campofrio Acquisition is consummated in reliance on Section 6.04(d).
(b)    Payments of Indebtedness. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt Facility, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt Facility, except:
(i)    payment of Indebtedness created under the Loan Documents;
(ii)    payment of (A) interest payments when due, (B) regularly scheduled principal payments as and when due (including, for clarity, at maturity) in respect of any Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof, (C) prepayments under any revolving credit facility that are not accompanied by a commitment reduction, (D) Indebtedness owing to the Company or any Restricted Subsidiary that is otherwise permitted hereunder, (E) payments of principal and interest made in respect of conversions of Convertible Notes made in connection with the satisfaction of pricing triggers in respect of the common stock of the Company or in respect of the relationship between the pricing of such common stock and the pricing of such Convertible Notes so long as such payments do not cause the aggregate payments in respect of such Convertible Notes to exceed the principal amount (plus accrued interest) of such Convertible Notes and (F) prepayments of any Debt Facility incurred for the purpose of financing an Acquisition pursuant to a special mandatory prepayment provision triggered by a failure to close such Acquisition on the terms and conditions required by such Debt Facility;
(iii)    refinancings of Indebtedness (A) to the extent permitted by Section 6.01 or (B) with any Available Equity Proceeds;
(iv)    payment of (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (B) unsecured Indebtedness of any Foreign Subsidiary that is a Restricted Subsidiary that becomes due as a result of any sale or transfer of such Foreign Subsidiary (or all or substantially all of its assets) pursuant to a transaction otherwise permitted hereunder;
(v)    payments, prepayments or repurchases of Indebtedness so long as after giving effect thereto (A) no Default shall exist and (B) Availability (determined on a Pro Forma Basis) shall not be less than $200,000,000;
(vi)    payments, prepayments or repurchases by Foreign Subsidiaries that are Restricted Subsidiaries of Indebtedness of such Foreign Subsidiaries; and
(vii)    payments, prepayments or repurchases of Indebtedness made with common stock of the Company.
SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among (i) the Company and any Subsidiary that is a Loan Party not involving any other Affiliate and (ii) transactions not involving any Loan Party, (c) any investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01(c), (d) or (e), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or the Restricted Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company's board of directors and (i) dispositions of Accounts pursuant to Section 6.05(i).
SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Domestic Subsidiary that is a wholly-owned Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock (it being understood that the priority of preferred stock in receiving dividends, or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on capital stock) or to make or repay loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); provided that: (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document; (ii) the foregoing shall not apply to restrictions and conditions of the type imposed by the Prior European Facility, restrictions and conditions existing on the date hereof (including those under the Receivables Securitization) or, with respect to any Person that becomes a Restricted Subsidiary after the date hereof, existing prior to such date, provided such restrictions were not imposed in contemplation of such Subsidiary becoming a Restricted Subsidiary (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business of a Subsidiary, pending such sale, provided such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business of such Subsidiary, that is to be sold and such sale is permitted hereunder; (iv) the foregoing shall not apply to restrictions and conditions imposed by any agreement or document governing or evidencing (1) the Senior Secured Notes, Pari Passu Indebtedness, the Rabobank Nederland Facility or any refinancing Indebtedness in respect thereof permitted under Section 6.01 or (2) any Indebtedness incurred in reliance upon clauses (o), (p), (s), (t) or (v) of Section 6.01 or any applicable permitted refinancing thereof permitted under Section 6.01; provided that (A) to the extent such Indebtedness is secured by Collateral, the restrictions and conditions contained in any such agreement or document in respect of the Collateral that are governed by this Section 6.10 are not less favorable to the Lenders than the restrictions and conditions imposed by the Senior Secured Notes Documents and (B) to the extent such Indebtedness is unsecured, the restrictions and conditions contained in any such agreement or document that are governed by this Section 6.10 are not less favorable to the Lenders than the restrictions and conditions imposed by the Covered Notes Documents; (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed (A) by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and such property or assets do not constitute Collateral or (B) by any joint venture agreement relating to a Person that is not a wholly-owned Subsidiary if such restrictions or conditions apply to the transfer or encumbrance of ownership interests in such Person, and (vi) clause (b) of the foregoing shall not apply to (A) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (B) agreements relating to Subsidiaries that are not wholly-owned Subsidiaries imposing limitations on distributions to owners thereof and (C) customary restrictions or conditions on any Foreign Subsidiary imposed by any agreement or document governing or evidencing any Indebtedness of a Foreign Subsidiary.
SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing the Rabobank Nederland Facility in a manner that accelerates the maturity thereof or provides for Liens on additional collateral to secure the obligations thereunder; (b) any agreement or instrument governing or evidencing any Covered Notes or any Subordinated Indebtedness, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders; provided that the Covered Notes Documents may be amended or modified solely to provide for guarantees by the Loan Parties of the obligations under the Covered Notes so long as after giving effect thereto: (i) no Default shall exist, (ii) Availability shall not be less than $200,000,000 and (iii) the Consolidated Coverage Ratio (as defined in the Covered Notes Documents) shall be equal to or greater than 2.00 to 1.00 and (c) its certificate of incorporation, bylaws or other organizational documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.
SECTION 6.12 Changes in Fiscal Periods. No Loan Party will change its fiscal year or change its method of determining its fiscal quarters.
SECTION 6.13 Capital Expenditures. During each fiscal year of the Company, the aggregate amount of all Capital Expenditures of the Company and the Restricted Subsidiaries (other than Capital Expenditures made in respect of the Replacement Capacity Project and Capital Expenditures made with the proceeds of any casualty insurance proceeds or condemnation awards) will not exceed the applicable Capital Expenditure Limit for such fiscal year. As used in this Section 6.13, the following terms have the following meanings:
"Capital Expenditure Limit" means, with respect to each fiscal year, the Yearly Limit for such fiscal year plus the Carryover Amount.

"Carryover Amount" means, with respect to a fiscal year, the portion of the Yearly Limit from the immediately preceding fiscal year which was not expended by the Company and the Restricted Subsidiaries for Capital Expenditures in such preceding fiscal year. In calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal year shall be deemed to have been utilized first by any Capital Expenditures made in such fiscal year.

"Replacement Capacity Project" means the Capital Expenditures to be made to replace the Company's processing and manufacturing previously conducted at its Sioux City Iowa plant, provided that such Capital Expenditures shall be deemed to be Replacement Capacity Project Expenditures only to the extent that such expenditures do not exceed $200,000,000 in the aggregate for all periods of incurrence.

"Yearly Limit" means, with respect to a fiscal year, an amount equal to the sum of (a) $350,000,000 for the fiscal year ended on or about April 30, 2012 or $300,000,000 for the fiscal year ended on or about April 30, 2013 and each fiscal year thereafter plus (b) an amount equal to fifteen percent (15%) of any increase in the property, plant and equipment of the Company and the Restricted Subsidiaries as reported in the annual financial statements most recently delivered pursuant to Section 5.01(a) for the immediately preceding fiscal year (calculated after accounting for the Company's interest in Unrestricted Subsidiaries based on the equity method of accounting) over the amount of the property, plant and equipment of the Company and the Restricted Subsidiaries as reported in the annual financial statements delivered pursuant to Section 5.01(a) for the fiscal year ended on or about April 30, 2011 (but specifically excluding any increase in the property, plant and equipment of the Company and the Restricted Subsidiaries associated with the Replacement Capacity Project).

SECTION 6.14 Minimum Interest Coverage Ratio. The ratio of EBITDA to Consolidated Interest Expense, calculated for the Company and its Restricted Subsidiaries as of the end of each fiscal quarter of the Company for the four fiscal quarters then ended, shall not be less than 2.50 to 1.00.
SECTION 6.15 Leverage Ratio. The ratio of Consolidated Funded Debt to Consolidated Capitalization (herein the "Leverage Ratio") as of the end of each fiscal quarter of the Company shall not be greater than 0.50 to 1.00 (such maximum ratio, the "Maximum Leverage Ratio"); provided that if, with respect to any fiscal quarter:
(a)    the Company has entered into an Acquisition permitted hereby during such fiscal quarter; or
(b)    the Company wants to change the designation of an Unrestricted Subsidiary to a Restricted Subsidiary for such fiscal quarter, then, in either case, the Company may declare the applicable fiscal quarter a Trigger Quarter, such election to be made in writing on or before the Election Date for that fiscal quarter. If the Company has elected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased for such Trigger Quarter and the succeeding three fiscal quarters by an amount equal to the projected increase in the Leverage Ratio resulting solely from such acquisition or re-designation based on the pro forma compliance calculations made as a condition to the applicable acquisition or change in designation; provided further that for such Trigger Quarter and the succeeding two fiscal quarters the Maximum Leverage Ratio shall not exceed 0.54 to 1.00 and for the third fiscal quarter after the Trigger Quarter, the Maximum Leverage ratio shall not exceed 0.52 to 1.00. Following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter may be elected unless and until the Leverage Ratio is less than or equal to 0.50 to 1.00 as of the end of any fiscal quarter following the occurrence of such initial Trigger Quarter. No more than two Trigger Quarters may be elected cumulatively during the term of this Agreement and no Trigger Quarter may be elected after the fourth anniversary of the Effective Date. As used in this Section 6.15, the following terms have the following meanings:

"Consolidated Capitalization" means, as of any date of determination, the sum of (i) Consolidated Funded Debt plus (ii) Consolidated Net Worth.

"Consolidated Net Worth" means, as at any date, the sum for the Company and its Restricted Subsidiaries of the following determined on a consolidated basis in accordance with GAAP (after accounting for the Company's interest in Unrestricted Subsidiaries based on the equity method of accounting): (a) the amount of capital stock plus, without duplication, additional paid in capital minus accumulated other comprehensive loss; plus (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit).

"Election Date" means, with respect to any fiscal quarter of the Company, the date by which the Company is required to deliver financial statements for such fiscal quarter under Section 5.01(b).

"Trigger Quarter" means the fiscal quarter of the Company in which an Acquisition permitted hereby has occurred or for which the Company elects to re-designate an Unrestricted Subsidiary as a Restricted Subsidiary.

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES
SECTION 7.01 Events of Default. If any of the following events (any such event, an "Event of Default") shall occur:
(a)    Principal Payment Default. the Company shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    Other Payment Default. the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or more;
(c)    Representations and Warranties. any representation, warranty, certification or statement made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;
(d)    Immediate Covenant Defaults. any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to any Loan Party's existence) or 5.08 or in Article VI of this Agreement;
(e)    Other Covenant Defaults. any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) two Business Days if such breach relates to the terms or provisions of Section 5.01(f), (ii) five days after the earlier of any Loan Party's knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (a), (b) or (c), 5.03(a) (with respect to a Loan Party only), 5.06, 5.09 or 5.12 of this Agreement or (iii) 30 days after the earlier of any Loan Party's knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document; provided, however, that in no event shall a failure to comply with the obligations under any Mortgage, the obligations set forth in Section 5.13 or, solely with respect to obligations in connection with after-acquired owned real property, 5.14(d), constitute a Default hereunder until the receipt by the Company of any notice from the trustee (or any required percentage of holders entitled to deliver such notice) under the Senior Secured Notes Documents or the administrative agent under the Rabobank Nederland Facility of a default under the applicable Term Debt Documents with respect to the failure to comply with the corresponding obligations under the applicable Term Debt Documents;
(f)    Payment Default on Material Indebtedness. the Company or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)    Cross Default to Material Indebtedness. any event or condition occurs (including the triggering of any Change in Control or similar event with respect to the Company) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or a trustee or agent on behalf of such holder or holders to cause such Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (it being understood that (i) margin calls in respect of Swap Agreements and (ii) obligations to prepay loans or cash collateralize letters of credit issued under a credit facility arising solely as a result of an insufficiency of the applicable borrowing base (and not a default under such facility) shall not constitute a defeasance in respect thereof), provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any failure to comply with the obligations to deliver any mortgage or comply with any obligations under mortgages in respect of the Senior Secured Notes Documents until the receipt by the Company of any notice from the trustee (or any required percentage of holders entitled to deliver such notice) under the Senior Secured Notes Documents of a default under the Senior Secured Notes Documents resulting from a failure to comply with the corresponding obligation thereunder;
(h)    Involuntary Bankruptcy. an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary and any Unrestricted Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary and any Unrestricted Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Voluntary Bankruptcy. any Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary and any Unrestricted Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary of a Loan Party (other than any Non-Material Subsidiary and any Unrestricted Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    Failure to Pay Debts. any Loan Party or any Subsidiary of any Loan Party (other than any Non-Material Subsidiary and any Unrestricted Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    Judgments. one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which the insurer has not denied or contested coverage) shall be rendered against any Loan Party, any Subsidiary of a Loan Party (other than any Unrestricted Subsidiary) or any combination thereof and the same shall remain unpaid or undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any enforcement action shall be taken by a judgment creditor in accordance with applicable law to attach or levy upon any assets of any Loan Party to enforce any such judgment;
(l)    Erisa. (i) an ERISA Event shall have occurred or (ii) such other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) and (ii) such event or condition, when taken together with all other such events or conditions, if any, that have occurred, is reasonably likely to result in a Material Adverse Effect;
(m)    Change in Control. a Change in Control shall occur;
(n)    Loan Guaranty. the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
(o)    Collateral Documents. any Collateral Document shall for any reason fail to create a valid and perfected security interest (with the priority required by the Intercreditor Agreement) in any Collateral purported to be covered thereby (other than to the extent such failure results from failure by the Administrative Agent to file continuation statements under the Uniform Commercial Code in respect of such security interest), or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document (except as expressly permitted by the terms of any such Collateral Document); provided, however, that none of the events described in this clause (o) as they apply to any Mortgage shall constitute a Default hereunder until the receipt by the Company of any notice from the trustee (or any required percentage of holders entitled to deliver such notice) under the Senior Secured Notes Documents or the administrative agent under the Rabobank Nederland Facility of a default under the applicable Term Debt Documents with respect to such event;
(p)    Invalidity of Loan Documents. any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); provided, however, that none of the events described in this clause (p) as they apply to any Mortgage shall constitute a Default hereunder until the receipt by the Company of any notice from the trustee (or any required percentage of holders entitled to deliver such notice) under the Senior Secured Notes

Documents or the administrative agent under the Rabobank Nederland Facility of a default under the applicable Term Debt Documents with respect to such event; or
(q)    Environmental Violations. the Company or any Subsidiary (other than an Unrestricted Subsidiary) receives any notice, notification, demand, request for information, citation, summons or order or there has been filed any complaint or any penalty is being sought or an investigation or review is pending or threatened by any governmental or other entity, in each case with respect to any alleged failure by the Company or any of its Subsidiaries (other than an Unrestricted Subsidiary) to have permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Company or any of its Subsidiaries (other than an Unrestricted Subsidiary) or any other alleged failure to comply with Environmental Law, or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials, in each case which could reasonably be expected, individually or in the aggregate with all other such notices, notifications, demands, requests for information, citations, summonses, orders, complaints, penalties, investigations and reviews, to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to the Company described in paragraph (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and the Multicurrency Commitments and thereupon the Commitments and Multicurrency Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Company described in paragraph (h) or (i) of this Section, the Commitments and Multicurrency Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent, at the request of the Required Lenders, shall exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
SECTION 7.02 Limitation on Separate Suit. No suit shall be brought against any Loan Party on account of the Obligations except by the Administrative Agent, acting upon the written instructions of the Required Lenders.
ARTICLE VIII
THE ADMINISTRATIVE AGENT; OTHER AGENTS
SECTION 8.01 Appointment. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 8.07 and 8.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions.
SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03 Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or believed by the Administrative Agent in good faith to be necessary) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, genuineness or accuracy of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04 Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05 Sub Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.06 Determination of Lender's Satisfaction. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.
SECTION 8.07 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), to appoint a successor; provided that no such consent of the Company shall be required at any time during the existence of an Event of Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an

Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, obligations, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. If no successor agent has accepted appointment as Administrative Agent by the date that is 35 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
SECTION 8.08 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
SECTION 8.09 Other Agents. The Lead Arrangers, Co-Documentation Agents and Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
SECTION 8.10 Delivery of Reports. Each Lender and Issuing Bank hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel and that the Joint Collateral Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 8.11 Powers and Immunities of Fronting Banks. Neither any Fronting Bank nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, each Fronting Bank (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Company), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, each Fronting Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that no Fronting Bank shall be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.
SECTION 8.12 Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Secured Obligation is bound by the terms of the Loan Documents, including Sections 9.09 and 9.10 hereof. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender and (b) no Affiliate of any Lender that is owed any Secured Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Secured Obligation owed to such Affiliate shall be considered the Secured Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.
SECTION 8.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or other debtor relief laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    Proof of Claim. to file and prove a claim for the whole amount of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent hereunder allowed in such judicial proceeding; and
(b)    Receipt of Funds. to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 9.03.

SECTION 8.14 Credit Bidding. The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Untied States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Secured Party agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative

Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar disposition of Collateral.
SECTION 8.15 Resignation of JPMorgan and GE; Assignment of Liens. Effective upon the satisfaction of the condition precedent set forth in Section 4.01, JPMorgan Chase Bank, N.A. (a) resigns as the administrative agent and a joint collateral agent under the Existing Credit Agreement and (b) assigns all of its right, title and interest as the "Administrative Agent" and as a "Joint Collateral Agent" under the Existing Credit Agreement and the "Loan Documents" (as defined in the Existing Credit Agreement which term includes all the "Collateral Documents" as defined therein) to Rabobank Nederland in its capacity as the Administrative Agent hereunder. Effective upon the satisfaction of the condition precedent set forth in Section 4.01, General Electric Capital Corporation: (a) resigns as a joint collateral agent under the Existing Credit Agreement and (b) assigns all of its right, title and interest as a "Joint Collateral Agent" under the Existing Credit Agreement and the "Loan Documents" (as defined in the Existing Credit Agreement which term includes all the "Collateral Documents" as defined therein) to Rabobank Nederland in its capacity as the Administrative Agent hereunder. Each of JPMorgan Chase Bank, N.A. and General Electric Capital Corporation agree that, on and after the Effective Date, it shall promptly execute such documentation and take such actions as the Administrative Agent may reasonably request in order to: (a) deliver all Collateral held by it under the Loan Documents (as defined in the Existing Credit Agreement); (b) assign all Liens created or purported to be created under the Loan Documents (as defined in the Existing Credit Agreement) to the Administrative Agent for the benefit of the Secured Parties; and (c) vest in the Administrative Agent all rights and powers of the JPMorgan Chase Bank, N.A. and General Electric Capital Corporation as Administrative Agent and Joint Collateral Agents under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Documents).
ARTICLE IX
MISCELLANEOUS
SECTION 9.01 Notices.
(a)    Address for Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by other electronic transmission, as follows:
(i)    if to any Loan Party, to the Company at:
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430,
Attention: Robert Manly (Telecopy No. 757-365-3025)
and Ken Sullivan (Telecopy No. 757-365-3070);

(ii)    if to the Administrative Agent, the Swingline Lender, Issuing Bank or Rabobank individually, to:
Rabobank Nederland
c/o Corporate Services
Attn: Punam Gambhir
10 Exchange Place, 16th Floor
Jersey City, New Jersey 07302
Phone: 201-499-5322
Fax: 914-304-9327;

With a copy to:

Rabobank Nederland
13355 Noel Road, Suite 1000
Dallas, TX 75240-6645
United States of America
Attention James V. Kenwood
Telecopy (972) 419-6315
Telephone: (972) 419-5282

(iii)    if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
(b)    Deemed Delivery. All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or by other electronic transmission shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(c)    Electronic Notices. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites, such websites, herein the "Platform") pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (c)(i) of notification that such notice or communication is available and identifying the website address therefor. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    Communications Through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the communications have been posted to the Platform shall constitute effective delivery of the communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
SECTION 9.02 Waivers; Amendments.
(a)    Waivers; Rights Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Company or any Loan Party in any case shall entitle the Company or any Loan Party to any other or further notice or demand in similar or other circumstances.
(b)    Amendments. Except as provided in Section 2.09, Section 9.02(c), (d) and (e) and Section 5.14(a), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Loan Party or Loan Parties that are parties thereto; provided that, without limiting the provisions of Sections 2.09 and 9.02(e), no such agreement shall:
(i)    increase the Commitment or Multicurrency Commitment of any Lender without the written consent of such Lender,
(ii)    reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder (other than a waiver of the right to have interest accrue under the provisions of Section 2.13(c) or any amendment to any definition used in the calculation of the financial covenants under Section 6.14 or 6.15 that may indirectly affect the calculation of interest or fees), without the written consent of each Lender directly affected thereby,
(iii)    postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or Multicurrency Commitment, without the written consent of each Lender directly affected thereby (for the avoidance of doubt, a Maturity Date that occurs as a result of the occurrence of one of the events described in the proviso of the definition of "Maturity Date" shall not be considered a scheduled date of expiration of a Commitment or Multicurrency Commitment, and the postponement of the payment of any amount that comes due solely as a result of the occurrence of any such Maturity Date can be effected with the agreement of the Required Lenders, in accordance with the terms of this Section 9.02(b)),
(iv)    change Section 2.18(b), (c) or (e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender adversely affected thereby,
(v)    add new categories of eligible assets or make changes affecting the Borrowing Base eligibility criteria that have the effect of increasing Availability (other than an increase arising as a result of the adjustment of Reserves in the Borrowing Base or the application of Permitted Discretion), without the written consent of the Supermajority Lenders (or the Administrative Agent with the consent of the Supermajority Lenders),

(vi)    change any of the provisions of this Section 9.02(b) or the percentage set forth in the definition of "Required Lenders" or "Supermajority Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender,
(vii)    permit the Company to assign its rights or obligations hereunder, release all or substantially all of the Guarantors from their obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender,
(viii)    change the definition of the term "Obligations", "Secured Obligations," "Banking Services Obligations," "Swap Obligations" or "Secured Parties" without the written consent of each Lender directly affected thereby,
(ix)    except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, or
(x)    except as provided in clause (d) of this Section or in the case of clause (2) below, in the Intercreditor Agreement, subordinate (1) the payment obligations under the Loan Documents to any other Indebtedness or (2) the priority of Liens granted to the Administrative Agent without the consent of each Lender.
(c)    Corrections of Errors. Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(d)    Release of Collateral. The Lenders hereby irrevocably authorize the Administrative Agent:
(i)    Ordinary Course Dispositions. at the request of the Company, and the Administrative Agent hereby agrees, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral:
(A)    Obligations Paid in Full. upon the Payment in Full of the Obligations,
(B)    Property Sold. constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary,
(C)    Purchase Money Financings. constituting fixed or capital assets financed by Indebtedness incurred pursuant to Section 6.01(e) and secured pursuant to Section 6.02(e) to the extent required pursuant to the terms of such Indebtedness, or
(D)    Leased Property. constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or
(E)    Property of Released Guarantor. consisting of property of a Guarantor released pursuant to Section 10.13, as well as all Equity Interests in such Guarantor, or
(F)    Other Releases. not listed in clauses (A) through (E) of this clause if the aggregate value of the Collateral released pursuant to this clause (F) does not exceed $25,000,000 during any calendar year;
(ii)    Exercise of Remedies. at its option and in its sole discretion, to release Liens granted to the Administrative Agent by the Loan Parties on any Collateral as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; and
(iii)    Release of Term Debt Priority Collateral. at the request of the Company (and the Administrative Agent hereby agrees), to release all Liens granted to the Administrative Agent by the Loan Parties on the Term Debt Priority Collateral (as defined in the Intercreditor Agreement) at any time the Required Lenders approve such release and all of the following conditions are satisfied (or waived by the Required Lenders):
(A)    the Senior Secured Notes are repaid in full;
(B)    the holders of the Senior Secured Notes and the lenders under the Rabobank Nederland Facility have unconditionally released the Liens covering all of the Collateral securing the Senior Secured Notes and the Rabobank Nederland Facility (including any second priority Liens encumbering the ABL Priority Collateral);
(C)    no Debt Facility of the Company or any Subsidiary is or is required to be secured by a Lien on any portion of the Collateral other than the Indebtedness that is secured under the Loan Documents, Indebtedness arising in connection with a Qualified Receivables Transaction secured by the Liens permitted under Section 6.02(s), Liens on cash (including Permitted Investments) collateral permitted by Section 6.02, and Indebtedness secured by Liens of the type permitted by Section 6.02(e);
(D)    no Lien securing a Debt Facility encumbers the ABL Priority Collateral other than the Loan Documents, Liens permitted by Section 6.02(s) and Liens on cash (including Permitted Investments) collateral permitted by Section 6.02;
(E)    both immediately before and immediately after giving effect thereto, (1) the Company shall be in compliance with Sections 6.14 and 6.15 (determined on a Pro Forma Basis) for the Test Period then in effect, (2) Availability shall not be less $200,000,000 and (C) no Default shall otherwise exist or result therefrom, and
(F)    the Company shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer, Treasurer or Vice President, Finance certifying that all the requirements set forth in this clause (iii) have been satisfied.
As provided in (and subject to the terms of) the Intercreditor Agreement, the Liens of Administrative Agent in the Accounts sold to the Receivables Entity in a Qualified Receivable Transaction shall be released upon the sale thereof under the Qualified Receivables Transaction. Except as provided in this clause (d) or in the other Loan Documents, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly (i) execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) deliver to the Loan Parties any portion of such Collateral so released in possession of the Administrative Agent.

(e)    Loan Modification Offer. The Company may, by written notice to the Administrative Agent make an offer ("Loan Modification Offer") to all the Lenders to consummate a Permitted Amendment (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. A "Permitted Amendment" means any or all of the following modifications to this Agreement and the Loan Documents: (i) an extension of the Maturity Date, (ii) an increase in the interest rate with respect to the Loans, (iii) the inclusion of additional fees to be payable to the Lenders accepting the Permitted Amendment (including any upfront fees) (such Lenders, therein the "Accepting Lenders"), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new "Class" of loans and/or commitments resulting from the Permitted Amendment, provided that (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Multicurrency Loan, Letter of Credit or Swingline Loan as between the Commitments of such new "Class" and the Commitments of the then-existing Lenders shall be made on a pro rata basis as between the Commitments of such new "Class" and the Commitments of the then-existing Lenders, (B) the obligations of the Fronting Banks may not be extended without the prior written consent of each Fronting Bank affected thereby and (C) payments of principal and interest on Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.18(c), except that notwithstanding Section 2.18(c) the Loans, Commitments and Multicurrency Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Maturity Date, without any pro rata reduction of the Commitments, Multicurrency Commitments and repayment of Loans of Accepting Lenders with a different Maturity Date and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendment.
(i)    Loan Modifications Procedures. Notice of a Loan Modification Offer shall set forth (A) the terms and conditions of the requested Permitted Amendment and (B) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to in writing by the Administrative Agent). Notwithstanding anything to the contrary in paragraph (b) of this Section 9.02, the Permitted Amendment shall only require the consent of the Company, the Administrative Agent and the Accepting Lenders and the Permitted Amendment shall become effective only with respect to the Accepting Lenders.
(ii)    Terminating of Commitments of and Repayment of Loans of non-Accepting Lenders. In connection with any Loan Modification Offer, the Company may, at its sole option, terminate the Commitments and Multicurrency Commitments of one or more of the Lenders that are not Accepting Lenders, and in connection therewith (and notwithstanding anything in Section 2.18 to the contrary) shall repay in full all outstanding Obligations (including any amount owing pursuant to Section 2.16) at such time owing to such terminated Lender, with such termination taking effect, and any related repayment being made, upon the effectiveness of the Permitted Amendment.
(iii)    Addition of New Lenders; Reallocation of Outstandings. Additionally, to the extent the Company has terminated the Commitments and Multicurrency Commitments of such Lenders, it may request any other bank or lending institution approved by the Administrative Agent (such approval not to be unreasonably withheld), a Lender, an Affiliate of a Lender or an Approved Fund to provide a Commitment and Multicurrency Commitments on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Commitments terminated pursuant to the preceding clause. Upon the effectiveness of the Permitted Amendment, any termination of any Lender's Commitments and Multicurrency Commitments (and any related repayment of Obligations) pursuant to this Section 9.02(e) and the addition of any new Commitment and Multicurrency Commitment, the outstanding Loans may not be held pro rata in accordance with the new Commitments or Multicurrency Commitments. On the Business Day of the effectiveness of the Permitted Amendment, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders' respective revised Applicable Percentages. Eurocurrency Borrowings shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such Permitted Amendment. Any advances made under this Section 9.02(e) by a Lender shall be deemed to be a purchase of a corresponding amount of the Loans of the Lender or Lenders who shall receive such advances.

(iv)    Documentation Procedure. The Company and each Accepting Lender shall execute and deliver to the Administrative Agent an amendment hereto to implement the changes consummated pursuant to a Loan Modification Offer and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendment and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Permitted Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans, Commitments and Multicurrency Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans, Commitments and Multicurrency Commitments of the Accepting Lenders as a new "Class" of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer's and secretary's certificates and other documentation consistent with those delivered on the Effective Date under this Agreement. Notwithstanding any reallocation into extending and non-extending "Classes" in connection with a Permitted Amendment, all Loans to the Company under this Agreement shall rank pari-passu in right of payment.
(f)    Repayment of Non-Consenting Lenders. If, in connection with any proposed amendment, waiver, modification or consent requiring the consent of "each Lender" or "each Lender affected thereby," the consent of the Required Lenders at such time is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a "Non-Consenting Lender"), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent, a Lender other than such Non-Consenting Lender, an Affiliate of a Lender other than such Non-Consenting Lender or an Approved Fund shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption in accordance with Section 9.04(b) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17 and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
SECTION 9.03 Expenses; Indemnity; Damage Waiver.
(a)    Expense Reimbursement. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, and the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, which obligation in respect of counsel shall be limited to a single transaction and documentation counsel and other special and local counsel, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) in addition to, but without duplication of, any fees payable to an Issuing Bank pursuant to Section 2.12(c), all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the performance of its duties pursuant to the provisions of the Loan Documents and (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
(i)    appraisals and insurance reviews;
(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent;
(iii)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the Permitted Discretion of the Administrative Agent;
(iv)    taxes, fees and other charges, if any, for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent's Liens;
(v)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(vi)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
provided, however, that any retention of a third party provider of services other than pursuant to Section 5.12, the expenses of which are to be reimbursed by the Borrower pursuant to this Section 9.03(a), shall be made in consultation with the Borrower so long as no Default exists. All of the foregoing costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in Section 2.18(d).
(b)    Indemnity. The Company shall indemnify the Administrative Agent, the Lead Arrangers, the Issuing Banks, each Person named as a joint bookrunner, syndication agent and documentation agent on the cover page hereto and each Lender, and the affiliates and the respective Related Parties of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by the Company or any Loan Party or any other Person arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Company or any Subsidiary, or any Environmental Liability, (iv) the failure of the Company to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by any Loan Parties for Taxes pursuant to Section 2.17 or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, tax, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    Lender Payment. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section and without limiting the Company's obligation to do so, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d)    Waiver of Consequential, Punitive and other Damagers. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee (i) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, and (ii) for contribution or any other rights of recovery under or related to Environmental Laws that it now or hereafter may have by statute or otherwise against any Indemnitee.
(e)    Payments Due. All amounts due under this Section shall be payable not later than 10 Business Days after receipt of written demand therefor.
SECTION 9.04 Successors and Assigns.
(a)    Benefit and Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Banks that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments. (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than the Company or any Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Multicurrency Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender and (C) each Issuing Bank and the Swingline Lender (such consent not to unreasonably withheld). Notwithstanding the foregoing, any Person that is a Fee Receiver but not a Permitted Fee Receiver shall not be an assignee without the written consent of the Administrative Agent (whether or not an Event of Default has occurred) (which consent may be withheld in the Administrative Agent's sole discretion).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment, Multicurrency Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(f) shall not require the signature of the assigning Lender to become effective; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(g) and an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment and Multicurrency Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive (absent manifest error), and the Company, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire and any Tax forms required by Section 2.17 (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06(e) or (f), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Participations. (i) Sale of Participations. Any Lender may, without the consent of the

Company, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment, Multicurrency Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (D) any person that would be a Fee Receiver may not be a Participant, unless such Person is a Permitted Fee Receiver or such Fee Receiver receives the written consent of the Company and the Administrative Agent. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (iv), (vi), (vii), (viii) or (x) in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii)    Yield Protection. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company and the Administrative Agent are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company and any Withholding Agent, to comply with Section 2.17(g) as though it were a Lender.
(iii)    Voting Participants. Notwithstanding anything in this paragraph to the contrary, any Lender that is a Farm Credit Lender that (a) has purchased a participation in the minimum amount of $10,000,000 on or after the Effective Date, (b) is, by written notice to the Company and the Administrative Agent ("Voting Participant Notification"), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a Farm Credit Lender so designated being called a "Voting Participant") and (c) receives the prior written consent of the Company and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The selling Lender and the Voting Participant shall promptly notify the Administrative Agent and the Company of any termination of, or reduction or increase in the amount of, the participation interests held by a Voting Participant. No sub–participants shall be entitled to become "Voting Participants." The voting rights of a Voting Participant hereunder are solely for the benefit of the Voting Participant and shall not inure to any assignee or sub–participant of a Voting Participant." The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
(d)    Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any central bank, a Federal Reserve Bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments and Multicurrency Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments and Multicurrency Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08 Right of Setoff. If an Event of Default shall exist, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or such Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Company and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws principles thereof, but giving effect to federal laws applicable to national banks. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.
(b)    Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York, the courts of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Any action or proceeding by any Loan Party against any Secured Party shall be brought only in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank, any Lender or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any central bank, Federal Reserve Bank or the Farm Credit Funding Corp., or any other governmental entity to which a Lender has pledged a security interest in all or any portion of its rights hereunder pursuant to Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions. For the purposes of this Section, "Information" means all information received from a Loan Party or its representatives relating to the Loan Parties, the Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by a Loan Party or its representative.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS AND THE TERMS HEREOF.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS AND THE TERMS HEREOF.
SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder, provided, that the Commitments and Multicurrency Commitments of the applicable Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Banks nor any Lender shall be obligated to extend credit to the Company in violation of any Requirement of Law.
SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.
SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16 No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their Affiliates and Equity Interest holders, on the one hand, and the Administrative Agent, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, fiduciary or agency relationship or fiduciary or other implied duty on the part of any Secured Party and no such duty will be deemed to have arisen in connection with any such transactions or communications. Each Secured Party may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Secured Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Secured Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, or any of their Equity Interest holders or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Secured Party has advised, is currently advising or will advise any Loan Party or any of their Equity Interest holders or Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Secured Party is acting solely as principal and not as the agent or fiduciary of any Loan Party or any of their Equity Interest holders, Affiliates or creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
SECTION 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.
SECTION 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.19 Intercreditor Arrangement. The Lenders hereby irrevocably authorize the Administrative Agent to enter into the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) with respect to the Term Debt Priority Collateral shall be subject to the terms of the Intercreditor Agreement, and until the Term Debt Obligations Payment Date, any obligation of the Company and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Term Debt Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Term Debt Priority Collateral, shall be deemed to be satisfied if the Company or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable Term Debt Document. Until the Term Debt Obligations Payment Date, the delivery of any Term Debt Priority Collateral to the Term Debt Representative pursuant to the Term Debt Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.
SECTION 9.20 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.21 Entire Agreement; Amendment and Restatement. This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. This Agreement amends and restates in its entirety the Existing Credit Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such indebtedness. The Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders ratify and confirm each of the Loan Documents entered into prior to the Effective Date (excluding the Existing Credit Agreement), agree that such Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms and agree that the Liens created thereby are not extinguished but are continued in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations. However, for all matters arising prior to the Effective Date (including the accrual and payment of interest and fees prior to the Effective Date and matters relating to indemnification), the terms of the Existing Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed. For the avoidance of doubt, the parties hereto confirm that as of and after the Effective Date, all interest and fees hereunder will accrue based on the terms of this Agreement and no interest period created under the Existing Credit Agreement shall continue hereunder. Not in limitation of the foregoing, the Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders agree that all references to the "Administrative Agent" or a "Collateral Agent" under any Loan Document shall mean the Administrative Agent hereunder. Each Loan Parties represents and warrants that as of the Effective Date there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Existing Credit Agreement or any of the other Loan Documents. TO INDUCE THE LENDERS AND THE ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT, EACH LOAN PARTY WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE EFFECTIVE DATE AND RELATING TO THE EXISTING CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 9.22 Judgment Currency. This is an international loan transaction in which the specification of the applicable currency of payment is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency under the Loan Documents (the "Original Currency") shall not be discharged by an amount paid in another currency (the "Other Currency"), whether pursuant to any judgment expressed in or converted into any Other Currency or otherwise except to the extent that such tender results in the effective receipt by the payee of the full amount of the Original Currency payable to such payee. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under any Loan Document in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency at the relevant office with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Loan Parties in respect of any such sum due from it to the relevant payee under any Loan Document (in this Section called an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency, such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Loan Parties, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.
SECTION 9.23 Waiver of Borrower's Rights Under Farm Credit Act. The Company, having been represented by legal counsel in connection with this Agreement and, in particular, in connection with the waiver contained in this Section, does hereby voluntarily and knowingly waive, relinquish, and agree not to assert at any time, any and all rights that it may have or be afforded under the sections of the Agricultural Credit Act of 1987 designated as 12 U.S.C. Sections 2199 through 2202e and the implementing Farm Credit Administration regulations as set forth in 12 C.F.R Sections 617.7000 through 617.7630, including those provisions which afford the Company certain rights, and/or impose on any lender to a borrower certain duties, with respect to the collection of any amounts owing hereunder or the foreclosure of any liens securing any such amounts, or which require the Administrative Agent or any present or future Lender or participant to disclose to the Company the nature of any such rights or duties. This waiver is given by the Company pursuant to the provisions of 12 C.F.R. Section 617.7010(c) to induce the Lenders to fund and extend to the Company the credit facilities described herein and to induce those Lenders which are Farm Credit Lenders to agree to provide such credit facilities commensurate with their individual commitments as they may exist from time to time.
ARTICLE X
LOAN GUARANTY
SECTION 10.01 Guaranty. Each Guarantor (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Company, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the "Guaranteed Obligations"). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Company, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an "Obligated Party"), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.
(a)    Unconditional. Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Company or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
(b)    No Setoff, Etc. The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    No Diminishment. Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Company for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Company or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Company or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
SECTION 10.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Company or otherwise, each Guarantor's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.
SECTION 10.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Company's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08 Intercompany Subordination.
(a)    Debt Subordination. Each Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior payment and performance in full of the Secured Obligations. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Debtor (hereafter defined) or received, accepted, retained or applied by any Guarantor unless and until the Secured Obligations shall have been paid and performed in full; except that prior to the occurrence and continuance of an Event of Default, each Debtor shall have the right to make payments and a Guarantor shall have the right to receive payments on the Subordinated Indebtedness from time to time. When an Event of Default exists and at the time Administrative Agent provides notice thereof to the Company, no payments may be made or given on the Subordinated Indebtedness, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained or applied by any Guarantor unless and until the Secured Obligations shall have been paid and performed in full. If any sums shall be paid to a Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by such Guarantor for the benefit of Administrative Agent and the other Secured Parties and shall forthwith be paid to Administrative Agent and applied by Administrative Agent against the Guaranteed Obligations. For purposes of this Section and with respect to a Guarantor, the term "Subordinated Indebtedness" means all indebtedness, liabilities, and obligations of the Company or any other Guarantor (the Company and such other Guarantors herein the "Debtors") to such Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Guarantor.
(b)    Lien Subordination. Each Guarantor agrees that any and all Liens (including any judgment liens), upon any Debtor's assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Debtor's assets securing payment of the Guaranteed Indebtedness or any part thereof, regardless of whether such Liens in favor of a Guarantor, Administrative Agent or any other Secured Party presently exist or are hereafter created or attached. Without the prior written consent of Administrative Agent, no Guarantor shall (i) file suit against any Debtor or exercise or enforce any other creditor's right it may have against any Debtor, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any obligations of any Debtor to such Guarantor or any Liens held by such Guarantor on assets of any Debtor.
(c)    Insolvency Proceeding. In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor's relief, or other insolvency proceeding involving any Debtor as debtor, Administrative Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Secured Obligations have been paid and performed in full. The Administrative Agent may apply any such dividends, distributions, and payments against the Guaranteed Obligations.
(d)    Conflicting Subordination Provisions. The provisions of this Section 10.08 shall control over any other subordination provisions that may be applicable to the Subordinated Indebtedness.
SECTION 10.09 Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions and (c) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor's "Maximum Liability"). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor's obligations hereunder beyond its Maximum Liability.
SECTION 10.11 Contribution. In the event any Guarantor (a "Paying Guarantor") shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Applicable Percentage" of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor's "Applicable Percentage" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Company after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Company after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor's Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Release. A Guarantor will be released from its obligations under this Article X and the other Loan Documents to which it is a party upon the Payment in Full of the Obligations. Upon the sale or disposition of a Guarantor (by merger, consolidation, the sale of its Equity Interests or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary, such Guarantor will be automatically and unconditionally released from all its obligations under this Agreement and the Loan Documents to which it is a party and the Liens, if any, on the Collateral pledged by such Guarantor and on the Equity Interests in such Guarantor granted pursuant to the Loan Documents shall be released with respect to the Obligations if the sale or other disposition is in compliance with this Agreement. Each Guarantor will be released from all its obligations under this Agreement and the other Loan Documents to which it is a party and the Liens, if any, on the Collateral pledged by such Guarantor and on the Equity Interests in such Guarantor granted pursuant to the Loan Documents shall be released if the Company designated such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Agreement. Without the consent or other agreement of any Lender, the Administrative Agent is authorized to release a Guarantor, and shall release such Guarantor, upon the delivery of an Officers' Certificate certifying in writing to the Administrative Agent that the conditions for such release described in this Section 10.13 have been satisfied. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Company without the consent or further agreement of any Lender.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

Smithfield Foods, Inc., a Virginia corporation

By:	/s/ Timothy Dykstra
	Name:	Timothy Dykstra
	Title:	Vice President

GUARANTORS:

Brown's Realty Partnership, a North Carolina general partnership
Carroll's Realty Partnership, a North Carolina general partnership
Smithfield-Carroll's Farms, a Virginia general partnership

By:	Murphy-Brown, LLC, as a general partner of each

	By:	/s/ Timothy Dykstra
		Name:	Timothy Dykstra
		Title:	Vice President

Armour-Eckrich Meats LLC, a Delaware limited liability company
Farmland Foods, Inc., a Delaware corporation
John Morrell & Co., a Delaware corporation
Murphy Farms of Texhoma, Inc., an Oklahoma corporation
Murphy-Brown LLC, a Delaware limited liability company
Patrick Cudahy, LLC, a Delaware limited liability company
Premium Pet Health, LLC, a Delaware limited liability company
Premium Standard Farms, LLC, a Delaware limited liability company
Smithfield Global Products Inc., a Delaware corporation
The Smithfield Packing Company, Incorporated, a Delaware corporation
Smithfield Purchase Corporation, a North Carolina corporation
Smithfield Transportation Co., Inc., a Delaware corporation
Stefano Foods, Inc., a North Carolina corporation
SFRMH Liquidation, Inc. (f/k/a RMH Foods, Inc.), a Delaware corporation

By:	/s/ Timothy Dykstra
	Name:	Timothy Dykstra
	Title:	Vice President

Jonmor Investments, Inc., a Delaware corporation
Patcud Investments, Inc., a Delaware corporation
SFFC, Inc., a Delaware corporation
SF Investments, Inc., a Delaware corporation

By:	/s/ Charles McCarrick
	Name:	Charles McCarrick
	Title:	President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, individually and as Administrative Agent, Issuing Bank and Swingline Bank

By:	/s/ James V. Kenwood
James V. Kenwood, Executive Director

By:	/s/ Izumi Fukushima
Izumi Fukushima, Executive Director

JPMorgan Chase Bank, N.A.

By:	/s/ Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

BARCLAYS BANK PLC

By:	/s/ Noam Azachi
Name:	Noam Azachi
Title:	Assistant Vice President

AGFIRST Farm Credit Bank

By:	/s/ John W. Burnside, Jr.
Name:	John W. Burnside, Jr.
Title:	Vice President

Voting Participants:

Farm Credit Bank of Texas

By:	/s/ Alan Robinson
Name:	Alan Robinson
Title:	Vice President

GOLDMAN SACHS Bank usa

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

BANK OF MONTREAL

By:	/s/ Philip Langheim
Name:	Philip Langheim
Title:	Managing Director

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese Clarke
Name:	Sherrese Clarke
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Melissa James
Name:	Melissa James
Title:	Vice President

COBANK, ACB

By:	/s/ Alan V. Schuler
Name:	Alan V. Schuler
Title:	Vice President

INTENTIONALLY LEFT BLANK

SOCIETE GENERALE

By:	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto
Title:	Managing Director

By:	/s/ Lionel Autret
Name:	Lionel Autret
Title:	Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Harry J. Brown
Name:	Harry J. Brown
Title:	Vice President

AGSTAR FINANCIAL SERVICES, PCA

By:	/s/ Troy Mostaert
Name:	Troy Mostaert, Vice President

NORTHWEST FARM CREDIT SERVICES, PCA

By:	/s/ Carol J. Magnes
Name:	Carol J. Magnes
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Director

United FCS, PCA d/b/a FCS Commercial Finance Group

By:	/s/ Lisa Caswell
Name:	Lisa Caswell
Title:	Vice President

FARM CREDIT SERVICES OF MID-AMERICA, PCA

By:	/s/ Brian Baldauf
Name:	Brian Baldauf
Title:	Credit Officer

SOVEREIGN BANK

By:	/s/ Carlos A. Calixto
Name:	Carlos A. Calixto
Title:	Vice President

ING CAPITAL LLC

By:	/s/ Bill Redmond
Name:	Bill Redmond
Title:	Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ David Cagle
David Cagle, Managing Director

By:	/s/ Matt Helm
Matt Helm, Director

COMPASS BANK

By:	/s/ April Chan
Name:	April Chan
Title:	Senior Vice President

FARM CREDIT SERVICES OF AMERICA, PCA

By:	/s/ Bruce Dean
Name:	Bruce Dean
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Kari Studer; /s/ Claudia Siffert
Name:	Kari Struder; Claudia Siffert
Title:	Director; Assistant Vice President

FARM CREDIT SERVICES OF THE MOUNTAIN PLAINS, PCA

By:	/s/ Bradley K. Leafgren
Name:	Bradley K. Leafgren
Title:	Senior Vice President

1ST FARM CREDIT SERVICES, PCA

By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Vice President, Capital Markets

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA

By:	/s/ Alfred S. Compton, Jr.
Name:	Alfred S. Compton, Jr.
Title:	SVP/Managing Director

FARM CREDIT WEST, PCA

By:	/s/ Ben Madonna
Ben Madonna, Vice President

U.S. AgBANK, fcb

By:	/s/ Travis W. Ball
Travis W. Ball, Vice President

FCS FINANCIAL, PCA

By:	/s/ Lee Fuchs
Name:	Lee Fuchs
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Nita Jain
Name:	Nita Jain
Title:	Duly Authorized Signatory

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
Reference is made to the Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time (the "Credit Agreement"), among SMITHFIELD FOODS, INC. (the "Borrower"), the Guarantors from time to time party thereto, the Lenders party thereto, the other agents named therein and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule 1 hereto (the "Assignor") and the Assignee identified on Schedule 1 hereto (the "Assignee") agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority and has taken all action necessary to execute and deliver this Assignment and Assumption and to consummate the transaction contemplated hereby; (b) makes no other representation or warranty and assumes no responsibility with respect to any statements, other warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17(g) of the Credit Agreement.
4.    The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
6.    From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
7.    This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the Effective Date written below by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption
Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
Commitment	$__________	________._____________%
Multicurrency Commitment	$__________	________._____________%

[Name of Assignee] By: Name: Title:	[Name of Assignor] By: Name: Title:
Accepted for Recordation in the Register and consented to:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as Administrative Agent and an Issuing Bank

By:
Name:
Title:

By:
Name:
Title:
Consented To (if required by the Credit Agreement): SMITHFIELD FOODS, INC. By: Name: Title:

Exhibit B
BORROWING BASE CERTIFICATE

TO:    COÖPERATIEVE CENTRALE
RAIFFEISEN–BOERENLEENBANK B.A.
"RABOBANK NEDERLAND",
NEW YORK BRANCH, as administrative agent
c/o Corporate Services
Attn: Punam Gambhir
10 Exchange Place, 16th Floor
Jersey City, New Jersey 07302
Phone: 201-499-5322
Fax: 914-304-9327;

With a copy to:

Rabobank Nederland
13355 Noel Road, Suite 1000
Dallas, TX 75240-6645
United States of America
Attention James V. Kenwood
Telecopy (972) 419-6315
Telephone: (972) 419-5282

and each Lender

Ladies and Gentlemen:

This Borrowing Base Certificate as of _____________, 20__ is executed and delivered by SMITHFIELD FOODS, INC. (the "Company") to COÖPERATIEVE CENTRALE RAIFFEISEN–BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH (the "Administrative Agent"), pursuant to that certain Second Amended and Restated Credit Agreement (as amended, restated or otherwise modified, the "Credit Agreement") dated as of June 9, 2011, among the Company, the guarantors named therein, the Administrative Agent and the lenders named therein. All terms used herein shall have the meanings assigned to them in the Credit Agreement.
The Company represents and warrants to the Administrative Agent and the Lenders that all information contained herein is true, correct, and complete, and that the property included in the calculations below represents the property that qualifies for purposes of determining the Borrowing Base under the Credit Agreement. The Company also represents and warrants that all figures listed below or attached hereto have been calculated based on the provisions of the Credit Agreement.
The Company represents and warrants to the Administrative Agent and the Lenders that: (a) the representations and warranties of the Loan Parties contained in Article III of the Credit Agreement and contained in the other Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of this Borrowing Base Certificate as if made on and as of the date hereof except to the extent that such representations and warranties speak to a specific date, and (b) no Default has occurred and is continuing (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Notes Documents).

BORROWING BASE SUMMARY:
A.	Borrowing Base (as detailed from schedule 1)		$__________
B.	Total Commitment		$__________
C.	Lesser of Line A or Line B		$__________
D.	Aggregate Credit Exposure
	Revolving Loans	$______________
	Multicurrency Exposure	$______________
	Swingline Exposure	$______________
	LC Exposure	$______________
	Total		($__________)
E.	AVAILABILITY (Line C, less Line D)		$__________
In the event of any conflict between this Borrowing Base Certificate and the Credit Agreement, the Credit Agreement shall control.

Date:    __________, 20__.

Company:

SMITHFIELD FOODS, INC.

By:
Name:
Title:

Schedule 1
to
Borrowing Base Certificate
SMITHFIELD FOODS, INC.

BORROWING BASE

	Amount	Advance Rate	Amount Times Advance Rate
1. Borrowing Base

(a) Eligible Accounts	$__________	85%	$__________
(b) Eligible Inventory consisting of finished goods (valued at the lower of cost (determined on an average cost basis) or market value)	$__________	70%	$__________
(c) Eligible Inventory consisting of live animals (other than live sows) and work in process inventory (valued at the lower of cost (determined on a first in first out basis consistent with the Company's historical practices) or market value)	$__________	65%	$__________
(d) Eligible Inventory consisting of live sows (valued at historical cost (not to exceed $250 per sow) less accumulated depreciation and adjusted for impairment, if any)	$__________	50%	$__________
(e) Total cash deposits of the Loan Parties that are maintained in deposit accounts and subject to an agreement, in form and substance satisfactory to the Administrative Agent, granting control of all deposits and balances held in such deposit accounts to the Administrative Agent	$__________	100%	$__________
(f) All obligations of the Loan Parties that are secured by Liens or claims which encumber any property valued in the Borrowing Base, which Liens or claims have priority over the Liens of the Administrative Agent therein; provided, however, that reserves for PACA claims deducted when calculating the purchase price for Accounts sold under a Qualified Receivables Transaction shall not also be deducted from the Borrowing Base pursuant to this line (f)	$__________	100%	($__________)
(g) the amount of the Maturity Reserve	$__________	100%	($__________)
(h) Without duplication, Reserves established by the Administrative Agent in its Permitted Discretion	$__________	100%	($__________)
2. Borrowing Base (Total of line (a), (b), (c), (d), (e) minus line (f), (g) and (h)			$__________

EXHIBIT C
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time the "Credit Agreement"), among SMITHFIELD FOODS, INC., the Guarantors from time to time parties thereto, the Lenders party thereto and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1.    I am the duly elected, qualified and acting [Chief Financial Officer/Treasurer/Vice President, Finance] of the Company.
2.    I have reviewed and am familiar with the contents of this Certificate.
3.    I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the "Financial Statements"). Attached hereto as Attachment 2 are the reasonably detailed calculations showing the effects on such financial statements as if the Company's interest in the Unrestricted Subsidiaries was accounted for thereunder based on an equity method of accounting.
4.    The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
5.    No Default has occurred during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or an Event of Default [except as set forth below].
6.    Attached hereto as Attachment 3 are the reasonably detailed calculations demonstrating compliance (to the extent required) with the covenants set forth in Sections 6.13, 6.14, and 6.15 of the Credit Agreement.
7.    No change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of April __, 2011 and the date of the prior Certificate delivered pursuant to Section 5.01(c) of the Credit Agreement.
IN WITNESS WHEREOF, I have executed this Certificate this __ day of __________, 201_.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

Calculation showing the effects on financial statements as if the Company's interest in the Unrestricted Subsidiaries was accounted for thereunder based on an equity method of accounting.

Attachment 3
to Compliance Certificate
The information described herein is as of ______, _______ and pertains to the period from _____, ____ to ____________, ____

Compliance
1. SECTION 6.13 – Capital Expenditure Limit
(a) Applicable Yearly Limit
(i) Dollar Limit	$_________
(ii) Increase in Property, Plant and Equipment since fiscal year ended 2011 (not including Replacement Capacity Project)	$_________
(iii) Yearly Limit (line (i) plus (ii))	$_________

(b) Carryover Amount from prior fiscal year	$_________
(c) Capital Expenditure Limit (line 1(a)(iii) plus line 1(b))	$_________
(d) Actual Capital Expenditures for current fiscal year	$_________
(e) Compliance: (line 1(d) must be less than line 1(c))		Yes	No

2. SECTION 6.14 – Minimum Interest Coverage Ratio
(a) Net Income for the period	$_________
(b) Taxes based on income	$_________
(c) Interest Expense	$_________
(d) Depreciation and amortization expense	$_________
(e)    Non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory)

$_________
(f) Total Net Income (line 2 (a) plus lines 2(b), 2(c), 2(d) and 2(e))	$_________
(g) Without duplication and to the extent included in Net Income, cash payments made during such period in respect of non-cash charges described in line (e) in a prior period	($_________)
(h)    Without duplication and to the extent otherwise included in Net Income, cash distributions received from Unrestricted Subsidiaries and unconsolidated Joint Ventures to the extent such distributions were not made from operating earnings of such Unrestricted Subsidiaries and unconsolidated Joint Ventures

($_________)
(i) EBITDA (line 2 (f) minus lines 2(g) minus line 2(h))	$_________

Compliance
(j) Total consolidated cash and non-cash interest expense	$_________
(k) Deferred or accrued cash interest expense	$_________
(l) Cash interest expense attributable to Capitalized Lease Obligations	$_________
(m)    Fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction or a factoring or similar agreement, including any such amounts paid by discounting the face amount of receivables or participations therein transferred in connection with such a transaction, factoring agreement or other similar agreement (regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet)

$_________
(n) To the extent included in the calculation of line 2 (j), amortization of debt discounts and debt issuance costs	($_________)
(o) Non-cash interest expense arising as a result of convertible bond accounting adjustments	$_________

(p) Consolidated Interest Expense (line 2 (j) plus line 2 (k), plus line 2 (l), plus line 2 (m) minus line 2(n) minus 2(o))	$_________
(q) EBITDA to Consolidated Interest Expense Ratio (line 2 (i) divided by line 2 (p))	_____ to 1.00
(r) Required Ratio for the four quarters than ended not more than	2.50 to 1.00	Yes	No

3. SECTION 6.15 – Leverage Ratio
(a) All obligations for borrowed money	$_________
(b) All obligations evidenced by bonds, debentures, notes or similar instruments	$_________
(c) All obligations under conditional sale or other title retention agreements relating to property acquired	$_________
(d)    All obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business which are not past due by more than 90 days, unless being contested in good faith by appropriate proceedings)

$_________
(e)    All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the Indebtedness secured thereby has been assumed or are non-recourse

$_________
(f) All Capital Lease Obligations of such Person	$_________

Compliance
(g)    All liquidated reimbursement obligations of such Person arising as an account party in respect of letters of credit, letters of guaranty or similar arrangements and arising as a result of the accounts actual drawn thereunder

$_________
(h) The aggregate outstanding amount of all the purchase prices paid to purchase Accounts under the Receivables Securitization	$_________
(i) The amount of any Guarantee by any Loan Party of the Indebtedness of any Unrestricted Subsidiaries or Joint Venture	$_________
(j) All Off-Balance Sheet Liabilities	$_________
(k)    The positive difference, if any, equal to (i) the amount of cash of the Company and its consolidated Restricted Subsidiaries on the balance sheet of the Company most recently delivered to the Administrative Agent pursuant to Section 5.01 minus (ii) $75,000,000

($_________)
(l) Consolidated Funded Debt (sum of lines 3(a) through 3(j) minus line 3(k))	$_________
(m) Consolidated Net Worth	$_________
(n) Consolidated Capitalization (sum of line 3(l) plus line 3(m)	$_________
(o) Has the Company declared a Trigger Quarter following an Acquisition or re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary?		Yes	No
(p) If line 3(o) is no, Consolidated Funded Debt to Consolidated Capitalization ratio (line 3(l) divided by line 3(n))	_____ to 1.00
(q) Required ratio	0.50 to 1.00	Yes	No
(r) If line 3(o) is yes, the required ratio	_____ to 1.00	Yes	No

EXHIBIT D
JOINDER AGREEMENT
JOINDER AGREEMENT dated as of [________] (the "Joinder Agreement") made by [Insert Name of new Loan Party], a [State of Organization] [corporation, limited partnership or limited liability company] (the "Company"), for the benefit of the Lenders as such term is defined in that certain Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SMITHFIELD FOODS, INC., the Guarantors from time to time party thereto, the Lenders party thereto and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
WITNESSETH
The Company is a [State of Organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [Loan Party]. Pursuant to Section 5.14 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] [material] subsidiary of [Loan Party].
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:
SECTION 1. Assumption and Joinder. The Company hereby expressly confirms that it hereby agrees to perform and observe each and every one of the covenants and agreements, and hereby assumes the obligations and liabilities, of a Loan Party under the Credit Agreement. By virtue of the foregoing, the Company hereby accepts and assumes any liability of a Loan Party related to each representation or warranty, covenant or obligation made by a Loan Party in the Credit Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company.
(a)     Guarantee. All references to the term "Guarantor" in the Credit Agreement shall be deemed to be references to, and shall include, the Company, in each case as of the date hereof. The Company, as a Guarantor, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a Guarantor thereunder with the same force and effect as if originally referred to therein as a Guarantor. In furtherance of the foregoing, the Company agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations.
(b)    Collateral Documents. (i) All references to the term "Grantor" in the Security Agreement shall be deemed to be references to, and shall include, the Company as of the date hereof.
(ii)     The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the Security Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.
(iii)     The Company, as Grantor, hereby pledges to the Administrative Agent all Collateral (as defined in the Security Agreement) owned by it to the extent not constituting Excluded Collateral (as defined in the Security Agreement). The Company, as Grantor, agrees that all such Collateral (other than Excluded Collateral) owned by it shall be considered to be part of the Collateral and shall secure the Secured Obligations.
(c)     Intercreditor Agreement. (i) All references to the term "Grantor" in the Intercreditor Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.
(ii)     The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the Intercreditor Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.
SECTION 2. Representations and Warranties. The Company hereby represents and warrants to the Agents and the Lenders as follows:
(a)     The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery and performance of this Joinder Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required. This Joinder Agreement has been duly executed and delivered by the Company. This Joinder Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)     The Company has delivered to the Administrative Agent supplements to the exhibits to the Security Agreement necessary to reflect the Collateral (as defined in the Security Agreement) owned by the Company.
SECTION 3. Binding Effect. This Joinder Agreement shall be binding upon the Company and shall inure to the benefit of the Lenders and their respective successors and assigns.
SECTION 4. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
SECTION 5. Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.
IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By:
Name:
Title:

EXHIBIT E
BORROWING REQUEST

Rabobank Nederland
c/o Attn: Punam Gambhir
10 Exchange Place, 16th Floor
Jersey City, New Jersey 07302
Phone: 201-499-5322
Fax: 914-304-9327;

With a copy to:

Rabobank Nederland
13355 Noel Road, Suite 1000
Dallas, TX 75240-6645
United States of America
Attention James V. Kenwood
Telecopy (972) 419-6315
Telephone: (972) 419-5282

____ , 201_

Ladies and Gentlemen:
Reference is made to the Second Amended and Restated Credit Agreement dated as of June 9, 2011 (as amended, modified, extended or restated prior to the date hereof, the "Credit Agreement"), among SMITHFIELD FOODS, INC. (the "Borrower"), the Guarantors from time to time party thereto, the Lenders party thereto and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:
•    Aggregate amount of Borrowing:

•    Currency of Borrowing:

•    Date of Borrowing (which shall be a Business Day):

•    For Dollar Borrowings, type of Borrowing (ABR or Eurocurrency):

•    For Eurocurrency Borrowings, the Initial Interest period applicable thereto (as contemplated by the definition of "Interest Period" in the Credit Agreement):

•    Location and number of the Borrower's account to which funds are to be disbursed (as contemplated by Section 2.07 of the Credit Agreement):

(a)    Upon acceptance of the Loans made by the Lenders in response to this request, the Borrower requesting this Borrowing shall be deemed to have represented and warranted that (i) the conditions to lending specified in Section 4.02(a), (b) and (c) of the Credit Agreement have been satisfied and (ii) after giving effect to the Borrowing requested hereby, the Company will be in compliance with all restrictions on Indebtedness contained in the Covered Notes Documents.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

EXHIBIT F
INTEREST ELECTION REQUEST
Pursuant to that certain Second Amended and Restated Credit Agreement dated as of June 9, 2011 (as amended, modified, extended or restated prior to the date hereof, the "Credit Agreement"); among SMITHFIELD FOODS, INC. (the "Company"), the Guarantors from time to time party thereto, the Lenders party thereto and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), this represents Company's request to convert or continue Loans originally dated as of _____________, ____ with an aggregate principal amount of$/€__________ (the "Original Borrowing") as follows:
1.    Effective Date of conversion/continuation (which shall be a Business Day):
2.    Amount of Borrowing being converted/continued: $/€
3.     Class of Borrowing being converted/continued: Revolving Borrowing
4.     Nature of conversion/continuation:
[ ]    a.    Conversion of ABR Borrowing to Eurocurrency Borrowing

Specify portion of Original Borrowing to be allocated to such resulting Eurocurrency Borrowing, if applicable:
$
[ ]    b.    Conversion of Eurocurrency Borrowing to ABR Borrowing

Specify portion of Original Borrowing to be allocated to such resulting ABR Rate Borrowing, if applicable:
$
[ ]    c.    Continuation of Eurocurrency Borrowing as such

Specify portion of Original Borrowing to be allocated to such continuation of Eurocurrency Borrowing, if applicable:
$/£/€
5.     If Borrowings are being continued as or converted to Eurocurrency Borrowings, the duration of the new Interest Period (as contemplated by the definition of "Interest Period" in the Credit Agreement) that commences on the conversion/continuation date: ___________________________month(s)
In the case of a conversion to or continuation of Eurocurrency Borrowings, the Company certifies that no Event of Default has occurred and is continuing under the Credit Agreement.
DATED:

SMITHFIELD FOODS, INC.

By:
Name:
Title:

EXHIBIT G-1
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SMITHFIELD FOODS, INC. (the "Borrower"), the guarantors from time to time parties thereto, the Lenders party thereto, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the "Code"), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871 (h)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _____________, 20[ ]

EXHIBIT G-2
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SMITHFIELD FOODS, INC. (the "Borrower"), the guarantors from time to time parties thereto, the Lenders party thereto, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s» in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 88l(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the "Code"), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881 (c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ____________, 201_

EXHIBIT G-3
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SMITHFIELD FOODS, INC. (the "Borrower"), the guarantors from time to time parties thereto, the Lenders party thereto, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 88 I (c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the "Code"), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871 (h)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section
881 (c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:____________, 201_

EXHIBIT G-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of June 9, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SMITHFIELD FOODS, INC. (the "Borrower"), the guarantors from time to time parties thereto, the Lenders party thereto, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the "Code"), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871 (h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ____________, 201_

EXHIBIT H

INCREASED COMMITMENT SUPPLEMENT

This INCREASED COMMITMENT SUPPLEMENT (this "Supplement") is dated as of ____________, 201_ and entered into by and among SMITHFIELD FOODS, INC., (the "Company"), each of the banks or other lending institutions which is a signatory hereto (individually, a "Lender" and, collectively, the "Lenders"), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Administrative Agent and is made with reference to that certain Second Amended and Restated Credit Agreement dated as of June 9, 2011 by and among the Company, the guarantors from time to time parties thereto, the banks and other lending institutions named therein and the Administrative Agent (as the same may be amended from time to time, the "Credit Agreement"). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.
RECITALS

WHEREAS, pursuant to Section 2.09 of the Credit Agreement, the Loan Parties and the Lenders are entering into this Supplement to provide for the increase of the Total Commitment;
WHEREAS, each Lender [party hereto and already a party to the Credit Agreement] wishes to increase its Commitment and [its Multicurrency Commitment] [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a "New Lender"), wishes to become a Lender party to the Credit Agreement]; and
WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1. Increase in Commitments. Subject to the terms and conditions hereof, each Lender severally agrees that (i) its Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof and (ii) its Multicurrency Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof. After giving effect to the increases contemplated hereby, the Commitment Schedule would read as set forth on the Commitment Schedule attached hereto.
Section 2. [New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered under Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it is a "Lender" under the Loan Documents and will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender; and (v) attaches executed counterparts of any U.S. Internal Revenue Service or other forms required under the Credit Agreement.]
Section 3. New Notes. To the extent requested pursuant to Section 2.10 of the Credit Agreement, the Company agrees to execute and deliver to each Lender a new promissory note in the amount of such Lender's Commitment after giving effect to this Supplement, each such promissory note payable to a Lender already party to the Credit Agreement to be delivered in modification of, but not in extinguishment of the indebtedness evidenced by, any promissory note previously payable to such Lender (each herein a "Prior Note"). Each of the parties hereto hereby acknowledges and agrees that each such new promissory note is a promissory note for all purposes under the Credit Agreement and the other Loan Documents and that the loans evidenced by such promissory notes shall constitute Loans for all purposes under the Credit Agreement and the other Loan Documents. Each Lender agrees to promptly return to the Company the Prior Note payable to such Lender (if any) upon its receipt of a new promissory note under the terms of this Section 3.
Section 4. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, the Company represents and warrants to Administrative Agent and each Lender that (a) this Supplement and any promissory notes executed pursuant hereto are Loan Documents as defined in the Credit Agreement; (b) before and after giving effect to the increase in the Commitments contemplated hereby, (i) the representations and warranties contained in Article III of the Credit Agreement and contained in the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (ii) no Default shall exist (including any Default arising as a result of a failure to comply with the limitation on Indebtedness provisions contained in the Covered Notes Documents); and (d) as of the date of its execution of this Supplement there are no claims or offsets against or defenses or counterclaims to its obligations under the Loan Documents.
Section 5. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Company, the Administrative Agent, and the Lenders party hereto agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.
Section 6. Fees and Expenses. The Loan Parties each acknowledge that all costs, fees and expenses as described in Section 9.03 of the Credit Agreement incurred by the Administrative Agent and its counsel with respect to this Supplement and the documents and transactions contemplated hereby shall be for the account of the Loan Parties.
Section 7. Applicable Law. This Supplement and the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York without regard to conflicts of laws principles.
Section 8. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement shall become effective upon the execution of a counterpart hereof by the Loan Parties, the Administrative Agent and the Lenders and receipt by the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
Section 9. Entire Agreement. This Supplement and all other instruments, documents and agreements executed and delivered in connection with this Supplement embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Supplement, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.
Section 10. Survival. All representations and warranties made in this Supplement or any other Loan Document including any Loan Document furnished in connection with this Supplement shall survive the execution and delivery of this Supplement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them.
IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

New Total Commitment:	[LENDER],
$
By:
Name:
Title:

New Total Commitment:	[NEW LENDER],
$
By:
Name:
Title:

Each of the undersigned Loan Parties: (i) consents and agrees to this Supplement; (ii) agrees that the Loan Documents to which it is a party are in full force and effect and continue to be its legal, valid and binding obligations enforceable in accordance with their respective terms; and (iii) agrees that the obligations, indebtedness and liabilities of the Company arising as a result of the increase in the Commitments and Multicurrency Commitments contemplated hereby are "Obligations" and "Secured Obligations" guaranteed and secured by the Loan Documents to which it is a party.

[Add Loan Parties],

By:
Name:
Title:

Schedule 1.01A
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement

Commitment Schedule

Lender	Total Commitment	Multicurrency Commitment
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch	$74,000,000.00	$16,204,379.55
Barclays Bank PLC	$60,000,000.00	$13,138,686.13
AgFirst Farm Credit Bank	$95,000,000.00	$20,802,919.71
Goldman Sachs Bank USA	$45,000,000.00	$9,854,014.60
Bank of Montreal	$45,000,000.00	$9,854,014.60
Morgan Stanley Bank, N.A.	$37,500,000.00	$8,211,678.83
Morgan Stanley Senior Funding, Inc.	$7,500,000.00	$1,642,335.77
CoBank, ACB	$45,000,000.00	$9,854,014.60
JPMorgan Chase Bank, N. A.	$45,000,000.00	$9,854,014.60
Societe Generale	$40,000,000.00	$8,759,124.09
U.S. Bank National Association	$35,000,000.00	$7,664,233.58
AgStar Financial Services, PCA	$32,000,000.00	$—
Northwest Farm Credit Services, PCA	$32,000,000.00	$—
Bank of America, N.A.	$30,000,000.00	$6,569,343.07
United FCS, PCA d/b/a FCS Commercial Finance Group	$25,000,000.00	$—
Farm Credit Services of Mid-America, PCA	$25,000,000.00	$—
Sovereign Bank	$25,000,000.00	$5,474,452.55
ING Capital LLC	$22,000,000.00	$4,817,518.25
Credit Agricole Corporate and Investment Bank	$22,000,000.00	$4,817,518.25
Compass Bank	$22,000,000.00	$4,817,518.25
Farm Credit Services of America, PCA	$22,000,000.00	$—
Credit Suisse AG, Cayman Islands Branch	$20,000,000.00	$4,379,562.04
Farm Credit Services of the Mountain Plains, PCA	$20,000,000.00	$—
1st Farm Credit Services, PCA	$18,000,000.00	$—
GreenStone Farm Credit Services, ACA/FLCA	$18,000,000.00	$—
Farm Credit West, PCA	$18,000,000.00	$—
U. S. AgBank, FCB	$15,000,000.00	$—
FCS Financial, PCA	$15,000,000.00	$—
General Electric Capital Corporation	$15,000,000.00	$3,284,671.53
TOTAL	$925,000,000.00	$150,000,000.00

Schedule 1.01B
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement

Mortgages from the Existing Credit Agreement

Mortgagor	Date	Jurisdiction	File Date	Recording Information
NORTH SIDE FOODS CORP., a Delaware corporation	16-Oct-09	Forsyth, GA	2-Nov-09	Book 5558, Pages 603-626
Patrick Cudahy, Incorporated, a Delaware corporation	16-Oct-09	Sioux, IA	4-Dec-09	File 2009, Card 8443
Armour-Eckrich Meats LLC, a Delaware limited liability company	16-Oct-09	Cerro Gordo, IA	7-Dec-09	Document No. 2009-9554
Farmland Foods, Inc., a Delaware corporation	16-Oct-09	Crawford, IA	4-Dec-09	Fee Book 2009-3062
JOHN MORRELL & CO., a Delaware corporation	16-Oct-09	Woodbury, IA	4-Dec-09	Roll 707, Images 4610-4638
ARMOUR-ECKRICH MEATS LLC, a Delaware limited liability company	16-Oct-09	Kane, IL	17-Nov-09	Instrument No. 2009RO85383
FARMLAND FOODS, INC., a Delaware corporation	16-Oct-09	Warren, IL	4-Nov-09	No. 2009R-2587
ARMOUR-ECKRICH MEATS LLC, a Delaware limited liability company	16-Oct-09	Kane, IL	17-Nov-09	No. 2009R085383
ARMOUR-ECKRICH MEATS, LLC, a Delaware limited liability company	16-Oct-09	Miami, IN	28-Oct-09	No. 20090524328
ARMOUR-ECKRICH MEATS LLC, a Delaware limited liability company	16-Oct-09	Geary, KS	29-Oct-09	Mortgage Book 199, Pages 1985-2006
FARMLAND FOODS, INC., a Delaware corporation	16-Oct-09	Geary, KS	30-Oct-09	Document No./FLM - Page: 29100961
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation	16-Oct-09	Bell, KY	4-Nov-09	Mortgage Book 287, Page 362
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation	16-Oct-09	Carter, KY	5-Nov-09	OR 244, Page 851 (original) OR 244, Page 456 (Amended and Restated) OR 248, Page 478 (Re-recorded)
JOHN MORRELL & CO., a Delaware corporation	16-Oct-09	Hampden, MA	1-Dec-09	Book 18099 Page 301, Document No. 80821
The Smithfield Packing Company, Incorporated, a Delaware corporation	16-Oct-09	Prince George's, MD	5-Nov-09	Book 31124 Page 407
ARMOUR-ECKRICH MEATS LLC, a Delaware limited liability company	16-Oct-09	Watowan, MN	29-Oct-09	Document No. 212476, Re-Record 11/4/09, Document No. 212517
Farmland Foods, Inc., a Delaware corporation	16-Oct-09	Jackson, MO	28-Oct-09	Instrument No. 2009E0108257
Farmland Foods, Inc., a Delaware corporation	16-Oct-09	Sullivan, MO	28-Oct-09	Instrument No. 200900982
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation	16-Oct-09	Wilson, NC	29-Oct-09	Book 2385, Pages 124-148
The Smithfield Packing Company, Incorporated, a Delaware corporation	16-Oct-09	Lenoir, NC	5-Nov-09	Book 1588, Pages 799-821
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation	16-Oct-09	Johnston, NC	4-Nov-09	Book 3776, Pages 718-748; Instrument No. 2009269919
The Smithfield Packing Company, Incorporated, a Delaware corporation	16-Oct-09	Sampson, NC	6-Nov-09	Book 01756, Page 0438 Instrument No. 06294
The Smithfield Packing Company, Incorporated, a Delaware corporation	16-Oct-09	Bladen, NC	6-Nov-09	Book 0655, Page 159 Instrument No. 03292
FARMLAND FOODS, INC., a Delaware corporation (as successor-by-name-change to KC Acquisition, Inc.	16-Oct-09	Saline, NE	28-Oct-09	Book 371, Page 692 Instrument No. 2009-00911
ARMOUR-ECKRICH MEATS LLC, a Delaware limited liability company	16-Oct-09	Saline, NE	27-Oct-09	No. 2009115754
FARMLAND FOODS, INC., a Delaware corporation	16-Oct-09	Lancaster, NE	4-Nov-09	No. 2009059009
FARMLAND DISTRIBUTION, INC.	16-Oct-09	Saline, NE	4-Nov-09	Book 371, Page 846-869 No. 2009-00948
JOHN MORRELL & CO., a Delaware corporation	16-Oct-09	Hamilton, OH	4-Nov-09	OR 11281, Page 363

NORTH SIDE FOODS CORP., a Delaware corporation	16-Oct-09	Westmoreland, PA	30-Oct-09	No. 200910300043548
JOHN MORRELL & CO., a Delaware corporation	16-Oct-09	Minnehaha, SD	12-Nov-09	Book 1640, Page 527
JOHN MORRELL & CO., a Delaware corporation	16-Oct-09	Minnehaha, SD	12-Nov-09	Book 1640, Page 527
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation	16-Oct-09	Portsmouth, VA	30-Oct-09 02-Nov-09	Get for CP 0900-12507
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation	16-Oct-09	Isle of Wight, VA	9-Nov-09	Instrument No. 090006454
PATRICK CUDAHY INCORPORATED, a Delaware corporation	16-Oct-09	Milwaukee, WI	30-Oct-09	Document No. 09809867
Brown's Realty Partnership	11-Nov-09	Bladen, NC	12/2/2009	Book 00656, Page 0500, Instrument No. 03566
Brown's Realty Partnership, a North Carolina general partnership	11-Nov-09	Columbus, NC	1-Dec-09	Book RB 974, Pages 375-398
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms LLC, a Delaware limited liability company, successor by merger to Murphy Farms, Inc., a North Carolina corporation
	11-Nov-09	Anson, NC	2-Dec-09	Book 928, Page 0080
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms LLC, a Delaware limited liability company, successor by merger to Murphy Farms, Inc., a North Carolina corporation
	11-Nov-09	Bladen, NC	2-Dec-09	Book 00656, Page 0647
Brown's Realty Partnership, a North Carolina general partnership	11-Nov-09	Robeson, NC	1-Dec-09	Instrument 2009010142, Book D1745, Pages 537-563
Carroll's Realty Partnership, a NC partnership	11-Nov-09	Richmond, NC	2-Dec-09	Book 1521, Page 211(23) Note: 2 Mortgages recorded against this Farm, apparently in error.
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms LLC, a Delaware limited liability company, successor by merger to Murphy Farms, Inc., a North Carolina corporation
	11-Nov-09	Cumberland, NC	1-Dec-09	Book 08296, Page 0290
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Scotland, NC	2-Dec-09	File No. 2009-00002977, Book 1252, Pages 42-81
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Dillon, SC	1-Dec-09	Book 687, Page 246
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Robeson, NC	1-Dec-09	Book D1745, Pages 603-639, Instrument No. 2009010144
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Hoke, NC	2-Dec-09	Book 00883, Page 0209, Instrument No. 08535
Murphy-Brown LLC, successor by merger to Murphy Farms LLC, a DE LLC successor by merger to Murphy Farms, Inc., a North Carolina corporation	11-Nov-09	Scotland, NC	2-Dec-09	File No. 2009-00002981 Book1252, Pages 118-143
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms LLC, a Delaware limited liability company	11-Nov-09	Wayne, IL	4-Dec-09	Instrument No. 2010-0049
Murphy-Brown LLC, successor by merger to Quarter M Farms LLC, a DE LLC	11-Nov-09	Beaver, OK	3-Dec-09	Book 1219, Page(s) 0768-0796
Murphy-Brown LLC, successor by merger to Murphy Farms LLC, a DE LLC successor by merger to Murphy Farms, Inc., a North Carolina corporation	11-Nov-09	Vernon, MO	2-Dec-09	Book 518, Page 224, Instrument No. 2009R75793
Parcel A: Murphy Brown LLC, successor by merger with Murphy of Iowa, Inc.

Parcel 1 & 2: Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms, LLC, a Delaware limited liability company, successor by merger to Murphy Farms, Inc., a North Carolina corporation

Parcel 6: Murphy-Brown LLC
	11-Nov-09	Kossuth, IA	1-Dec-09	Book 2009, Page 4660

Murphy-Brown LLC, successor by merger to Murphy Farms LLC, a DE LLC successor by merger to Murphy Farms, Inc., a North Carolina corporation	11-Nov-09	Harper, OK	2-Dec-09	Book 0654, Page 357
Murphy-Brown LLC, successor by merger to Murphy Farms LLC, a DE LLC successor by merger to Murphy Farms, Inc., a North Carolina corporation	11-Nov-09	Ellis, OK	3-Dec-09	Book 0792, Page 969
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms LLC, a Delaware limited liability company, successor by merger to Murphy Farms, Inc. a North Carolina corporation
	11-Nov-09	Ames, IA	1-Dec-09	Instrument 2009-00014487
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Quarter M Farms, LLC, successor by merger to Quarter M Farms, Inc.	11-Nov-09	Pender, NC	2-Dec-09	Book 3712, Page 0297
Murphy-Brown, LLC, a Delaware limited liability company, successor by merger to Quarter M Farms, LLC, successor by merger to Marc & Stratton Farms, Inc., successor by merger to Quarter M Farms, Inc.	11-Nov-09	Sampson, NC	2-Dec-09	Book 01758, Page 0297, Instrument No. 06705
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Quarter M Farms, LLC, successor by merger to Marc & Stratton Farms, Inc., successor by merger to Quarter M Farms, Inc.	11-Nov-09	Duplin, NC	2-Dec-09	Book 1664, Page 0844
Murphy-Brown LLC, a Delaware limited liability company, successor by merger to Murphy Farms LLC, a Delaware limited liability company, successor by merger to Murphy Farms, Inc., a North Carolina corporation
	11-Nov-09	Greene, NC	1-Dec-09	Book 0642, Page 0499
Smithfield-Carroll's Farms, a Virginia general partnership	11-Nov-09	Sussex, VA	2-Dec-09	Book 253, Page 671
Murphy-Brown LLC, a Delaware LLC, successor by merger with Brown's Farms, LLC	11-Nov-09	Marion, SC	1-Dec-09	Instrument No. 200900024644, Vol 106, Page 82-102
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Duplin, NC	2-Dec-09	Book 1664, Page 0730
Murphy-Brown LLC	11-Nov-09	O'Brien, IA	1-Dec-09	Instrument 2009-3308
Murphy-Brown LLC	11-Nov-09	Clay, IA	1-Dec-09	Book 2009, Page 3808
Murphy-Brown LLC, a DE LLC pursuant to Certificate of Merger of M-B Farms Sub, LLC, a DE LLC and into Murphy-Brown LLC, a DE LLC, with the Delaware Secretary of State January 2, 2008	11-Nov-09	Edgecombe, NC	1-Dec-09	Book 1545, Page 1157-1182
Brown's Realty Partnership, a NC partnership	11-Nov-09	Jones, NC	1-Dec-09	Book 340, Page 375
Brown's of Carolina, Inc., a NC corp., succeeded by merger w/ Brown's of Carolina LLC, a DE LLC, n/k/a Brown's Realty Partnership, a NC general partnership	11-Nov-09	Sampson, NC	2-Dec-09	Book 01758, Page 0083
Brown's Realty Partnership, a NC general partnership	11-Nov-09	Duplin, NC	2-Dec-09	Book 1664, Page 0657
Murphy-Brown LLC, a DE LLC	11-Nov-09	Robeson, NC	1-Dec-05	Book D1745 Pages 487-508 Instrument No. 2009010140
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Bladen, NC	2-Dec-09	Book 00656, Page 0561
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Pender, NC	2-Dec-09	Book 3713, Page 0073
Brown's Realty Partnership, a NC general partnership	11-Nov-09	Pender, NC	2-Dec-09	Book 3713, Page 0001
Murphy-Brown, LLC	11-Nov-09	Halifax, NC	1-Dec-09	Instrument No. 200900005319, Book 2299, Pages 641-664
Smithfield-Carroll's Farms, a Virginia partnership	11-Nov-09	Hertford, NC	1-Dec-09	Book 718, Page 829(27)
Smithfield-Carroll's Farms, a Virginia partnership	11-Nov-09	Northampton, NC	1-Dec-09	Book 00936, Page 0682
Smithfield-Carroll's Farms, a Virginia partnership	11-Nov-09	Bertie, NC	1-Dec-09	Book 0898, Page 0383
Smithfield-Carroll's Farms, a Virginia partnership	11-Nov-09	Isle of Wight, VA	1-Dec-09	Instrument No. 090006757
Smithfield-Carroll's Farms, a VA general partnership	11-Nov-09	Southampton, VA	2-Dec-09	Instrument No. 090003653, Page 28
Smithfield-Carroll's Farms, a VA general partnership	11-Nov-09	Surry, VA	1-Dec-09	Book 236, Page 776
Smithfield-Carroll's Farms, a Virginia partnership	11-Nov-09	Warren, NC	1-Dec-09	Book 00897, Page 0721
Smithfield-Carroll's Farms, a VA general partnership	11-Nov-09	Halifax, NC	1-Dec-09	Instrument No. 200900005321, Book 2299, Pages 690-713

Murphy-Brown LLC, a DE LLC	11-Nov-09	Craven, NC	1-Dec-09	Book 2875, Page 785
Carroll's Realty Partnership, a North Carolina general partnership	11-Nov-09	Sampson, NC	2-Dec-09	Book 01758, Pages 0171-0227, Instrument No. 06698
Murphy-Brown LLC, a Delaware limited liability company	11-Nov-09	Harnett, NC	2-Dec-09	Book 2694, Pages 888, Instrument No. 2009018247

Schedule 2.01
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement

Existing Letters of Credit

LC Name	Pricing Option	Borrower	Current Amount	Original Amount	CCY	Effective Date	Actual Expiry
S-763241	Standby Letter of Credit	SMITHFIELD FOODS INC	69,811,751.00	88,013,463	USD	2-Jul-09	1-Jun-12
S-754040	Standby Letter of Credit	SMITHFIELD FOODS INC	12,670,000	12,670,000	USD	2-Jul-09	1-Jun-12
S-763240	Standby Letter of Credit	SMITHFIELD FOODS INC	2,585,500	2,585,500	USD	2-Jul-09	1-Jun-12
S-763244	Standby Letter of Credit	SMITHFIELD FOODS INC	179,000	179,000	USD	15-Jul-09	1-Jun-12
S-763246	Standby Letter of Credit	SMITHFIELD FOODS INC	846,000	1,189,000	USD	2-Jul-09	1-Jun-12
S-775748	Standby Letter of Credit	SMITHFIELD FOODS INC	50,000,000	65,000,000	USD	2-Jul-09	30-Jun-11
S-820212	Standby Letter of Credit	SMITHFIELD FOODS INC	24,997,470.69	24,997,470.69	USD	25-Mar-10	25-Mar-12
S-931981	Standby Letter of Credit	JOHN MORRELL & COMPANY	210,000	210,000.00	USD	27-May-11	25-May-12
S-941983	Standby Letter of Credit	SMITHFIELD FOODS INC.	4,500,000.00	4,500,000.00	USD	27-May-11	25-May-12
S-941984	Standby Letter of Credit	SMITHFIELD FOODS INC.	1,250,000	1,250,000	USD	27-May-11	25-May-12

Schedule 3.06
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement
Disclosed Matters
Part A
Litigation
A.    MISSOURI LITIGATION

Premium Standard Farms, LLC ("PSF") is a wholly-owned indirect subsidiary of Smithfield Foods, Inc. acquired on May 7, 2007. In 2002, lawsuits based on the law of nuisance were filed against PSF and Continental Grain Company ("CGC") in the Circuit Court of Jackson County, Missouri entitled Steven Adwell, et al. v. PSF, et al. and Michael Adwell, et al. v. PSF, et al. In November 2006, a jury trial involving six plaintiffs in the Adwell cases resulted in a jury verdict of compensatory damages for those six plaintiffs in the amount of $750,000 each for a total of $4.5 million. The jury also found that CGC and PSF were liable for punitive damages; however, the parties agreed to settle the plaintiffs' claims for the amount of the compensatory damages, and the plaintiffs waived punitive damages.

On March 1, 2007, the court severed the claims of the remaining Adwell plaintiffs into separate actions and ordered that they be consolidated for trial by household. In the second Adwell trial, a jury trial involving three plaintiffs resulted in a jury verdict in December 2007 in favor of PSF and CGC as to all claims. On July 8, 2008, the court reconsolidated the claims of the remaining 49 Adwell plaintiffs for trial by farm.

On March 4, 2010, a jury trial involving 15 plaintiffs who live near Homan farm resulted in a jury verdict of compensatory damages for the plaintiffs for a total of $11,050,000. Thirteen of the Homan farm plaintiffs received damages in the amount of $825,000 each. One of the plaintiffs received damages in the amount of $250,000, while another plaintiff received $75,000. The Court of Appeals of Missouri (Western District) denied defendants' appeal, and defendants will be filing an Application for Transfer of the appeal to the Missouri Supreme Court. The Company believes that there are substantial grounds for reversal of the verdict on appeal. Pursuant to a pre-existing arrangement, PSF is obligated to indemnify CGC for certain liabilities, if any, resulting from the Missouri litigation, including any liabilities resulting from the foregoing verdict.

The next Adwell trial, which will resolve the claims of up to 28 plaintiffs who live near Scott Colby farm is currently scheduled to commence on August 1, 2011.

In March 2004, the same attorneys representing the Adwell plaintiffs filed two additional nuisance lawsuits in the Circuit Court of Jackson County, Missouri entitled Fred Torrey, et al. v. PSF, et al. and Doyle Bounds, et al. v. PSF, et al. There are seven plaintiffs in both suits combined, each of whom claims to live near swine farms owned or under contract with PSF. Plaintiffs allege that these farms interfered with the plaintiffs' use and enjoyment of their respective properties. Plaintiffs in the Torrey suit also allege trespass.

In May 2004, two additional nuisance suits were filed in the Circuit Court of Daviess County, Missouri entitled Vernon Hanes, et al. v. PSF, et al. and Steve Hanes, et al. v. PSF, et al. Plaintiffs in the Vernon Hanes case allege nuisance, negligence, violation of civil rights, and negligence of contractor. In addition, plaintiffs in both the Vernon and Steve Hanes cases assert personal injury and property damage claims. Plaintiffs seek recovery of an unspecified amount of compensatory and punitive damages, costs and attorneys' fees, as well as injunctive relief. On March 28, 2008, plaintiffs in the Vernon Hanes case voluntarily dismissed all claims without prejudice. A new petition was filed by the Vernon Hanes plaintiffs on April 14, 2008, alleging nuisance, negligence and trespass against six defendants, including PSF. The Company filed a Motion for Summary Judgment seeking its dismissal from the Vernon Hanes case, which was granted by the Court on September 1, 2010. Trial for the remaining claims is scheduled to commence on June 2, 2010.

Also in May 2004, the same lead lawyer who filed the Adwell, Bounds and Torrey lawsuits filed a putative class action lawsuit entitled Daniel Herrold, et al. and Others Similarly Situated v. ContiGroup Companies, Inc., PSF, and PSF Group Holdings, Inc. in the Circuit Court of Jackson County, Missouri. This action originally sought to create a class of plaintiffs living within ten miles of PSF's farms in northern Missouri, including contract grower farms, who were alleged to have suffered interference with their right to use and enjoy their respective properties. On January 22, 2007, plaintiffs in the Herrold case filed a Second Amended Petition in which they abandoned all class action allegations and efforts to certify the action as a class action and added an additional 193 named plaintiffs to join the seven prior class representatives to pursue a one count claim to recover monetary damages, both actual and punitive, for temporary nuisance. On June 28, 2007, the court entered an order granting defendants' motion to transfer venue to the northern Missouri counties in which the alleged injuries occurred. As a result of those rulings, the claims of all but seven of the plaintiffs have been transferred to the appropriate venues in northern Missouri.

Following the initial transfers, plaintiffs filed motions to transfer each of the cases back to Jackson County. Those motions were denied in all nine cases, but seven cases were transferred to neighboring counties pursuant to Missouri's venue rules. Following all transfers, Herrold cases were pending in Chariton, Clark, DeKalb, Harrison, Jackson, Linn, and Nodaway counties. Plaintiffs agreed to file Amended Petitions in all cases except Jackson County; however, Amended Petitions have been filed in only Chariton, Clark, Harrison, Linn and Nodaway counties. In the Amended Petitions filed in Chariton on April 30, 2010 and in Linn on May 13, 2010, plaintiffs added claims of negligence and also claim that defendants are liable for the alleged negligence of several contract grower farms. Pursuant to notices of dismissal filed by plaintiffs on January 27, February 23 and April 10, 2009, all cases in Nodaway County have been dismissed. Discovery is now proceeding in the remaining cases where Amended Petitions have been filed.

In February 2006, the same lawyer who represents the plaintiffs in Hanes filed a nuisance lawsuit entitled Garold McDaniel, et al. v. PSF, et al. in the Circuit Court of Daviess County, Missouri. In the Second Amended Petition, which was filed on February 2008, plaintiffs seek recovery of an unspecified amount of compensatory and punitive damages, costs and injunctive relief. Two of the four plaintiffs settled their claims; PSF purchased their property for $285,000 in exchange for a full release. A third plaintiff is deceased, leaving a single plaintiff in the case. The remaining parties are conducting discovery, and no trial date has been set.

In May 2007, the same lead lawyer who filed the Adwell, Bounds, Herrold and Torrey lawsuits filed a nuisance lawsuit entitled Jake Cooper, et al. v. Smithfield Foods, Inc., et al. in the Circuit Court of Vernon County, Missouri. Murphy-Brown, LLC, Murphy Farms, LLC, Murphy Farms, Inc. and we have all been named as defendants. The other seven named defendants include Murphy Family Ventures, LLC, DM Farms of Rose Hill, LLC, and PSM Associates, LLC, which are entities affiliated with Wendell Murphy, a director of ours, and/or his family members. Initially there were 13 plaintiffs in the lawsuit, but the claims of two plaintiffs were voluntarily dismissed without prejudice. All remaining plaintiffs are current or former residents of Vernon and Barton Counties, Missouri, each of whom claims to live or have lived near swine farms presently or previously owned or managed by the defendants. Plaintiffs allege that odors from these farms interfered with the use and enjoyment of their respective properties. Plaintiffs seek recovery of an unspecified amount of compensatory and punitive damages, costs and attorneys' fees. Defendants have filed responsive pleadings and discovery is ongoing.

In July 2008, the same lawyers who filed the Adwell, Bounds, Herrold, Torrey and Cooper lawsuits filed a nuisance lawsuit entitled John Arnold, et al. v. Smithfield Foods, Inc., et al. in the Circuit Court of Daviess County, Missouri. The Company and two of our subsidiaries, PSF and KC2 Real Estate LLC were named as defendants. In August 2008, plaintiffs filed a second Petition adding one employee as a defendant. There were three plaintiffs in the lawsuit, who are residents of Daviess County and who claimed to live near swine farms owned or operated by defendants. Plaintiffs alleged that odors from these farms cause nuisances that interfere with the use and enjoyment of their properties. On April 20, 2009, plaintiffs voluntarily dismissed this case without prejudice. Plaintiffs refiled the case on April 20, 2010, adding CGC as a defendant. Defendants have filed responsive pleadings, including a motion to dismiss all claims against the employee-defendant.

The Loan Parties believe that these matters, individually and in the aggregate, will not have a Material Adverse Effect.

B.    BEDFORD FACILITY

The Smithfield Packing Company, Incorporated experienced environmental releases at its former meat processing and packaging facility located in Bedford, Virginia during fiscal 2006 and fiscal 2007. This facility closed in fiscal 2007 as part of our previously announced east coast restructuring plan. Federal, state and local officials investigated all of the releases under applicable environmental laws in fiscal 2006 and fiscal 2007 and, as of the date of this report, we are not aware of any contemplated material legal proceedings with respect to any of these releases. If any such legal proceeding is commenced, depending on the results of the investigations, then we could face potential monetary penalties. The Loan Parties believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.

C.    SOUDERTON FACILITY

The Souderton facility owned by our former subsidiary, Smithfield Beef Group (now owned by JBS Packerland), experienced wastewater releases and an operational upset. These wastewater releases are the subject of a civil Clean Water Act enforcement proceeding led by the U.S. Environmental Protection Agency, with involvement by Pennsylvania Department of Environmental Protection and Pennsylvania Fish & Boat Commission. One of these incidents is also the subject of a criminal Clean Water Act investigation. All of the incidents occurred prior to the sale of the facility (and the rest of Smithfield Beef Group) to JBS Packerland, Inc. in October 2008 (fiscal 2009). Under the terms of sale, Smithfield Foods has indemnification obligations to JBS for specified losses related to these pre-closing incidents, subject to a basket of $2.5M. However, JBS Packerland has assumed all remaining capital costs associated with the planned wastewater treatment system upgrade. A federal district court entered a civil consent decree on September 13, 2010. The decree included an aggregate fine of $2.0M against JBS Packerland (for which Smithfield is required to completely indemnify JBS) and requires that JBS Packerland make certain capital expenditures to upgrade the facility (for which Smithfield is required to partly indemnify JBS). Smithfield was active in the government proceedings. Management believes that the decree is comprehensive and protective, builds on the other environmental enhancements implemented during Smithfield's period of ownership. The civil settlement is now effective and we anticipate that the government will decline criminal enforcement. Accordingly, Smithfield's liability for these incidents should not exceed $3.1M total, of which $2.0M relates to the indemnification of JBS against the fine, and $1.1M relates to the partial indemnification of JBS for capital expenses. At this time, management does not believe that Smithfield's indemnification obligations will have a material adverse effect on the Company's financial position or results of operations.

D.    DONNING AND DOFFING LITIGATION

Farmland Foods, Inc. is defending two donning and doffing cases. The first case was brought by approximately 300 employees at the Crete, Nebraska facility. Workers at the Crete plant are subject to a collective bargaining agreement that includes provisions addressing compensation related to donning and doffing. In addition, Farmland negotiated and entered into a Memorandum of Understanding with the union on May 8, 2007, relating to pay practices pertaining to donning and doffing activity during the time in question. Farmland was able to persuade Plaintiffs' counsel in the Crete case to drop all state law claims and to drop the FLSA minimum wage claim. The court recently denied all of Farmland's motions for partial summary judgment seeking dismissal of the overtime claims that are based on time spent donning, doffing and washing at the beginning and end of the shift. Farmland's request to file an interlocutory appeal of this ruling was denied. Plaintiffs recently threatened to bring new state law claims of unjust enrichment against Farmland in the Crete case in order to increase Farmland's potential liability exposure. Farmland believes that it has strong defenses against these new potential claims.

Farmland's second donning and doffing case was brought by employees at the Milan, Missouri facility, filed in April 2010. The plaintiffs are seeking class certification under the FLSA as well as under the Missouri wage and hour law. They seek to include all hourly production and support employees, including unidentified temporary and contract employees. The pay practices relating to donning and doffing at the Milan facility have varied over the past three years, but are currently are consistent with those at other Farmland facilities (i.e., targeted to donning and doffing of cut-protective gear). This case is early in discovery.

Smithfield Packing is defending five donning and doffing cases brought by employees at the Tarheel, Clinton, Kinston 1, Kinston 2 and Wilson facilities. The company and counsel for the plaintiffs reached the basic terms of a agreement to settle the Tar Heel and Clinton cases at mediation on February 2, 2011. The parties are preparing settlement documentation and a motion to obtain the necessary court approval. This process will take between three to four months.

Plaintiffs in the Kinston 1, Kinston 2 and Wilson cases assert claims under the FLSA and North Carolina state law. The parties are waiting on the court to rule on plaintiffs' motions for class certification under the FLSA and state law.

In June 2010, the U.S. Department of Labor issued a new administrative opinion relating to donning and doffing that reverses its prior interpretation of a provision of the FLSA applicable in cases where there is a collective bargaining agreement. Section 203(o) of the FLSA provides that the time spent at the beginning or end of shift "changing clothes" is excluded from the definition of "hours worked" (and does not require compensation) under the FLSA. The new DOL Administrative Opinion finds that certain "personal protective equipment" (i.e., bump caps, boots, ear plugs) are not considered "clothes" as contemplated by Section 203(o) and the time spent putting on such equipment, and the walking and waiting time after putting on such equipment, is compensable if such equipment is required "by law, by the employer, or due to the nature of the job."

This administrative opinion mirrors the arguments being made by the plaintiffs in the donning and doffing cases, and reverses eight years of DOL policy in this area. It should have limited application in most states where the Company's facilities are located due to existing (and contrary) federal appellate decisions on this issue. However, the administrative opinion could affect the Farmland cases, since the Eighth Circuit has yet to rule on the issue.

In all other facilities of the operating companies, back payments and future wage adjustments have been made to eligible employees based on internally conducted time studies. The Company continues to believe that these voluntary back payments will substantially reduce our liability exposure in lawsuits based on Alvarez. However, Donning and Doffing lawsuits continue to be filed against companies across the country and our subsidiaries may face more of these suits in the future. The Loan Parties believe that these matters, individually and in the aggregate, will not have a Material Adverse Effect.

E.    SIOUX FALLS FACILITY

In a letter dated February 2011, the United States Department of Justice notified our John Morrell subsidiary that the EPA had referred a civil enforcement action against the company. DOJ alleges that John Morrell has violated certain chemical accident prevention requirements of section 112(r)(7) of the federal Clean Air Act in connection with operations of the refrigeration systems at its Sioux Falls facility. These violations are reported to have been revealed during EPA inspections in December 2009 and April 2010. We are investigating the matter and have held informal conferences with DOJ and EPA beginning in early March 2011. The Loan Parties believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.

Part B
Environmental Disclosures
Proceedings
1. Prior to the Company's acquisition of PSF, PSF had entered into a consent judgment with the State of Missouri and a consent decree with the federal government and a citizens group. The judgment and decree generally required that PSF pay penalties to settle past alleged regulatory violations, and install technologies to reduce nitrogen in the material that it applies to farm fields, and to research, develop and implement "Next Generation Technology", as determined by a panel of university professors, for environmental controls at certain of its Missouri operations.
Prior to our acquisition of PSF, it estimated in 2004 that it would invest approximately $33.0 million in total capital to implement the new technologies by calendar 2010 to comply with the judgment and decree. As of May 1, 2011, PSF estimated costs to comply with the judgment and decree to be approximately $37.2 million, of which $33.5 million had been spent. Included in these expenditures is a fertilizer plant in northern Missouri that converts waste into commercial grade fertilizer.

On September 1, 2010, PSF and the Attorney General of the State of Missouri jointly filed a Judgment Extending the Consent Judgment (the Extension) to install new technologies approved in April 2010 by the panel of university experts responsible for approving new technologies. Pursuant to the terms of the Extension, PSF agreed, among other things, to reduce the hog population at three farms, install mechanical devices designed to scrape manure from the subfloors of barns at certain Missouri farms (the scrapers), and make a voluntary payment of $1.0 million to the road funds and school funds in specified Missouri counties where PSF operates. The Extension provides for various benchmarks and a timetable to complete these tasks with stipulated penalties for not meeting the deadlines. PSF surpassed the initial milestones for 2010 and is presently ahead of schedule for 2011. The deadline for the full installation of the scrapers has been extended to July 31, 2012. Although PSF continues to analyze the expected costs to implement the Extension, it does not currently expect that the estimated costs to comply with the Extension materially increase the $37.2 million estimate to comply with the judgment and decree as of May 1, 2011. The Loan Parties believe that these matters, individually and in the aggregate, will not have a Material Adverse Effect.
2. Pursuant to permit requirements and consent judgments with regulatory agencies, Company also anticipate upgrades totaling approximately $6.5 million for pollution control equipment at Company's subsidiary's Patrick Cudahy facility in fiscal 2010 and for upgrades to wastewater treatment plant systems at certain Smithfield Packing facilities in fiscal 2010. The Loan Parties believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.
3. In calendar year 2000, Company and our North Carolina-based hog production subsidiaries voluntarily entered into an agreement with the Attorney General of North Carolina (the Agreement) designed to enhance water quality in the State of North Carolina through a series of initiatives to be undertaken by us and our subsidiaries while protecting access to swine operations in North Carolina. Under the Agreement, Company committed to implement environmentally superior and economically feasible technologies for the management of swine waste at our farms in North Carolina following a determination made by an expert from North Carolina State University, with advice from peer review panels appointed by him, that such technologies are both environmentally superior and economically feasible to construct and operate at such farms. In addition, Company agreed to provide a total of $50.0 million to assist in the preservation of wetlands and other natural areas in eastern North Carolina and to promote similar environmental enhancement activities. This commitment is being fulfilled with annual contributions of $2.0 million over a 25 year period beginning in 2000. The Loan Parties believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.

Schedule 3.13
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement
Liens
SMITHFIELD FOODS, INC.

None.

DOMESTIC SUBSIDIARIES

1.    Capital Lease Obligations. Liens associated with any Capital Lease Obligation reflected on the most recent financial statements described in Section 3.04 of the Credit Agreement. As of January 30, 2011, the Company and its subsidiaries had approximately $28 million outstanding in capital lease obligations which are secured by liens on various assets. The majority of such obligations include the following:

a.    Tar Heel, NC Facility – Water Treatment Project. The Smithfield Packing Company, Incorporated ("Packing") has entered into that certain Treated Water Supply Agreement, dated October 1, 2006 (the "Water Treatment Agreement"), between Packing and Lower Cape Fear Water and Sewer Authority (the "Authority"), which requires Packing to make certain payments, including debt obligations of the Authority incurred in connection with the construction of a treated water system in an estimated aggregate amount of up to $25 million. The capital lease obligations in connection with the foregoing arrangements are secured by liens on certain assets of Packing.

INTERNATIONAL SUBSIDIARIES

The Company's international subsidiaries have multiple loan agreements secured by local assets in Poland, Romania and the United Kingdom.

Agri Plus Sp. Z o.o. (Poland):

2.    Agri Plus Sp. Z o. o. (f/k/a Prima Sp. Z o. o.) ("Agri Plus") has entered into that certain Credit Agreement, dated as of May 12, 2005 with ING Lease (Polska) Sp. Z o.o. for a 100,000,000 zloty credit facility, maturing May 12, 2015. Agri Plus also entered into an amendment with ING Lease on January 26, 2006 which increased the borrowings under the loan agreement by 50,000,000 zloty, for a total of 150,000,000 zloty. As of December 31, 2010, the aggregate outstanding principal was 102,750,00 zloty. The foregoing loan is secured by mortgages on real property owned by Agri Plus or other Foreign Subsidiaries.

Animex and its Subsidiaries (Poland):

3.    General. The Company's Subsidiary, Animex Sp. z o.o. and its subsidiaries Grupa Animex S.A., Animex Grupa Drobiarska S.A. and Animex – Krakowskie Zaklady Pierzarskie Sp. z o.o. have entered into various agreements, pursuant to which liens may exist on Foreign Subsidiary assets to secure the indebtedness, with local Polish lending institutions to provide financing at various interest rates, which include the following:

a.    Grupa Animex S. A. and certain of its Subsidiaries are parties to that certain Framework Agreement dated as of September 30, 2005 with ING Bank Slaski S.A. The agreement has been amended several times, including most recently on February 14, 2011. As of December 31, 2010, the capacity of the overdraft facility was PLN 65,000,000 with outstanding borrowings of PLN 45,262,351.

b.    Animex Sp. Z o.o. and certain of its Subsidiaries have entered into a Loan Agreement with Bank Polska Kasa Opieki S.A. (f.k.a. Bank Przemyslowo-Handlowy PBK SA) on May 23, 2003. This loan agreement has been amended several times, most recently on January 28, 2011. In accordance with the last amendment, the maturity of the facility is September 4, 2012 and the capacity of the overdraft facility is PLN 119,000,000 As of December 31, 2010, the outstanding borrowing on the overdraft facility were PLN 71,058,863.

c.    Animex Holding Sp. Z o.o. has entered into an Investment Loan Agreement on August 30, 2005 with Bank Zachodni WBK Spolka Akcyjna in the amount of PLN 65,000,000, with a maturity date of September 30, 2012. The Investment Loan Agreement has been most recently amended on June 24, 2008 increasing the amount of loan borrowed under the agreement to PLN 100,000,000. As of December 31, 2010 the aggregate loans outstanding under the agreement were PLN 59,375,000.

d.    Animex Sp. Z o.o. and certain of its Subsidiaries have entered into an Overdraft Agreement dated as of September 30, 2005 with BRE Bank S.A as amended on February 28, 2007, as further amended on September 11, 2008, as further amended May 8, 2009, and as further amended September 25, 2010. As of December 31, 2010, the capacity of the overdraft facility was PLN 83,500,000 with outstanding borrowings of PLN 52,254551.

e.    Animex Sp. Z o.o. and certain of its Subsidiaries have entered into a Line of Credit dated April 9, 2010 with Rabobank Polska S.A. The agreement provides for a line of credit of PLN 54,000,000 of which PLN 29,394,018was outstanding as of December 31, 2010.

f.    Animex Holding Sp. Z o.o. has entered into a Loan Facility with Bank Polska Kasa Opieki S.A. for PLN 65,000,000 dated as of July 11, 2005. The loan was amended on August 1, 2006 and the borrower was replaced by Grupa Animex Sp. Z o.o. As of December 31, 2010, there was PLN 30,800,000 outstanding on the loan.

g.    There are other various loan agreements of Animex Sp. Z o.o. and its subsidiaries totaling a line of credit capacity of PLN 12,500,000 of which PLN 10,081,057 was drawn as of December 31, 2010.

Smithfield Prod S.R.L and its Subsidiaries (Romania):

4.    Smithfield Prod S.R.L., through its subsidiaries Agroalim Distribution S.R.L and Agroalim Logistic S.R.L., have various loan agreements secured by certain local assets. As of January 30, 2011, there were outstanding term loans in the amount of RON 8,868,112. Additionally, there was line of credit capacity of $9,000,000, of which $8,556,289 was outstanding.

Smithfield Foods Group Ltd. (U.K.):

5.    Smithfield Foods Group Ltd. has entered into an invoice discounting agreement with the Royal Bank of Scotland Commercial Services Ltd. dated November 21, 2002 in the amount of GBP 4,200,000 under which certain receivables have been sold.

Schedule 3.17
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement
Capitalization and Subsidiaries

Subsidiaries
Part A
DOMESTIC SUBSIDIARIES

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
Smithfield Foods, Inc.	Beef Liquidation Corp.	100%	Delaware	Restricted
Beef Liquidation Corp.	Cattle Inventory, LLC	100%	Delaware	Restricted
Beef Liquidation Corp.	MF Energy, LLC	100%	Delaware	Restricted
Beef Liquidation Corp.	Texas County Land, LLC	100%	Delaware	Restricted
Smithfield Foods, Inc.	Best Solutions LLC	57.14%	Delaware	Restricted
Smithfield Foods, Inc.	Farmland Foods, Inc. M	100%	Delaware	Restricted
Farmland Foods, Inc. M	North Side Investments, Inc.	100%	Delaware	Restricted
Smithfield Foods, Inc.	John Morrell & Co.M	100%	Delaware	Restricted
John Morrell & Co.	Armour-Eckrich Meats LLC M	100%	Delaware	Restricted
John Morrell & Co.	Bubba Foods, LLC	20%	Delaware	Restricted
John Morrell & Co.	Distribution Development, L.L.C.	50%	South Dakota	Restricted
John Morrell & Co.	Henry's Hickory House, LLC	60%	Delaware	Restricted
John Morrell & Co.	Iowa Quality Meats, Ltd.	100%	Iowa	Restricted
John Morrell & Co.	Jonmor Investments, Inc.	100%	Delaware	Restricted
John Morrell & Co.	Murphy-Brown LLCM	100%	Delaware	Restricted
John Morrell & Co.	Patrick Cudahy, LLC M	100%	Delaware	Restricted
Murphy-Brown LLCM	AgProvision, LLC	42.9%	North Carolina	Restricted
Murphy-Brown LLCM	Brown's Realty Partnership	99%	North Carolina	Restricted

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
Murphy-Brown LLCM	Carroll's Realty Partnership	99%	North Carolina	Restricted
Murphy-Brown LLCM	Duplin Marketing Company, LLC	100%	North Carolina	Restricted
Murphy-Brown LLCM	NPD Investments, Inc.	100%	Delaware	Restricted
Murphy-Brown LLCM	Smithfield-Carroll's Farms (General Partnership)	99%	Virginia	Restricted
Murphy-Brown LLCM	Tar Heel Turkey Hatchery, Inc.	100%	North Carolina	Restricted
Murphy-Brown LLCM	Chief Milling Partners, Inc.	100%	North Carolina	Restricted
Murphy-Brown LLCM	L&H Farms LLC (Investment)	50%	Delaware	Restricted
Murphy-Brown LLCM	Pork Plus, LLC	100%	North Carolina	Restricted
Murphy-Brown LLCM	Premium Standard Farms, LLC (f/k/a Premium Standard Farms, Inc.)	100%	Delaware	Restricted
Premium Standard Farms, LLC	Crystal Peak Environmental LLC	80%	Delaware	Restricted
Premium Standard Farms, LLC	KC2 Real Estate LLC	100%	Delaware	Restricted
Murphy-Brown LLCM	Wilmington Bulk, LLC	60%	North Carolina	Restricted
John Morrell & Co.	Premium Pet Health, LLC	100%	Delaware	Restricted
Premium Pet Health, LLC	Rocky Mountain Lamb LLC	50%	Colorado	Restricted
John Morrell & Co.	SFRMH Liquidation, Inc. (f/k/a RMH Foods, Inc.)	100%	Delaware	Restricted
SFRMH Liquidation, Inc.	RMHF Liquidation, LLC (f/k/a RMH Foods, LLC)	100%	Delaware	Restricted
Patrick Cudahy, LLC M	Patcud Investments, Inc.	100%	Delaware	Restricted
Smithfield Foods, Inc.	QTF Liquidation Corp.	100%	Delaware	Restricted
Smithfield Foods, Inc.	SF Marketing Sub, Inc.	100%	Delaware	Restricted
Smithfield Foods, Inc.	SFFC, Inc.	100%	Delaware	Restricted
SFFC, Inc.	Smithfield Receivables Funding LLC	100%	Delaware	Unrestricted
Smithfield Foods, Inc.	Smithfield Bioenergy LLC (f/k/a Best Biofuels, LLC)	100%	Delaware	Restricted
Smithfield Bioenergy LLC	BioEnergy Systems, LLC (f/k/a Best Biofuels, LLC)	63.5%	Delaware	Restricted
Smithfield Foods, Inc.	Smithfield Capital Trust I	100%	Delaware	Restricted
Smithfield Foods, Inc.	Smithfield Culinary Foods Group, LLC	100%	Delaware	Restricted
Smithfield Culinary Foods Group, LLC	Smithfield Innovations Group, LLC	75%	Delaware	Restricted
Smithfield Foods, Inc.	Smithfield Deli Group, Inc.	100%	Delaware	Restricted

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
Smithfield Foods, Inc.	Smithfield Global Products Inc. (f/k/a Krakus Foods International, Inc.)	100%	Delaware	Restricted
Smithfield Foods, Inc.	Smithfield International Investments, Inc.	100%	Delaware	Restricted
Smithfield International Investments, Inc.	Cold Field Investments, LLC	100%	Delaware	Restricted
Smithfield International Investments, Inc.	Simoni Investments, LLC	100%	Delaware	Restricted
Smithfield Foods, Inc.	Smithfield Purchase Corporation	100%	North Carolina	Restricted
Smithfield Purchase Corporation	Brown's Realty Partnership	1%	North Carolina	Restricted
Smithfield Purchase Corporation	Carroll's Realty Partnership	1%	North Carolina	Restricted
Smithfield Purchase Corporation	Smithfield-Carroll's Farms (General Partnership)	1%	Virginia	Restricted
Smithfield Foods, Inc.	Smithfield Strategic Sourcing & Service Co., Inc.	100%	Delaware	Restricted
Smithfield Foods, Inc.	Smithfield Trading Company, Inc.	100%	Delaware	Restricted
Smithfield Foods, Inc.	Stefano Foods, Inc.	100%	North Carolina	Restricted
Smithfield Foods, Inc.	The Smithfield Inn Corporation	100%	Virginia	Restricted
Smithfield Foods, Inc.	The Smithfield Packing Company, Incorporated M	100%	Delaware	Restricted
The Smithfield Packing Company, Incorporated M	Carolina Cold Storage Limited Partnership	50%	Virginia	Restricted
The Smithfield Packing Company, Incorporated M	SF Investments, Inc.	100%	Delaware	Restricted
SF Investments, Inc.	Murphy Farms of Texhoma, Inc.	100%	Oklahoma	Restricted
The Smithfield Packing Company, Incorporated M	Smithfield Transportation Co., Inc.	100%	Delaware	Restricted

INTERNATIONAL SUBSIDIARIES

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
Smithfield Foods, Inc.	Animex Sp. z o.o.[1]	69.525%	Poland	Restricted
Smithfield Foods, Inc.	Animpol S.A.	97.96%	Poland	Restricted
Animpol S.A.	Animex Sp. z o.o.	8.109%	Poland	Restricted

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
Murphy-Brown LLC	Granjas Carroll de Mexico, S. de R.L. de C.V. (Investment)	50%	Mexico	Restricted
Smithfield Foods, Inc.	Prima Farms Sp. z o.o.	100%	Poland	Restricted
Prima Farms Sp. z o.o.	AGRI PLUS WIELKOPOLSKA S.A. (f/k/a Animex Wielkopolska S.A.)	100%	Poland	Restricted
AGRI PLUS WIELKOPOLSKA S.A. (f/k/a Animex Wielkopolska S.A.)	Agri Vet Sp. z o.o.	100%	Poland	Restricted
Prima Farms Sp. z o.o.	AGRI PLUS Sp. z o.o. (f/k/a Prima So. z o.o.)	100%	Poland	Restricted
AGRI PLUS Sp. z o.o. (f/k/a Prima So. z o.o.)	Ferma Kraplewice Sp. z o.o.	100%	Poland	Restricted
AGRI PLUS Sp. z o.o. (f/k/a Prima So. z o.o.)	Agri AI Sp. z o.o.	100%	Poland	Restricted
Smithfield Foods, Inc.	SF Holding Sp. z o.o.	100%	Poland	Restricted
SF Holding So. z o.o.	Animex SP. z o.o.	22.347%	Poland	Restricted
Animex Sp. z o.o.	Grupa Animex S.A. (f/k/a Zalklady Miesne "Agryf" S.A.	40.634%	Poland	Restricted
Animex Sp. z o.o.	Animpol S.A.	2.04%	Poland	Restricted
Animex Sp. z o.o.	Animex Grupa Drobiarska Sp. z o.o.	43.6%	Poland	Restricted
Animex Grupa Drobiarska S.A.	Animex - Krakowskie Zaklady Pierzarskie Sp. z o.o.	100%	Poland	Restricted
Animex Grupa Drobiarska S.A.	OZD Bis Sp. z o.o.	100%	Poland	Restricted
Animex Grupa Drobiarska S.A.	Euro Comfort Ltd Sp. z o.o.	100%	Poland	Restricted
Animex Sp. z o.o.	ANIMEX GP Sp. z o.o.	100%	Poland	Restricted
ANIMEX GP Sp. z o.o.	Animex Grupa Drobiarskie Sp. z o.o.	1.08%	Poland	Restricted
Animex Sp. z o.o.	Animex-Agro Sp. z o.o.	100%	Poland	Restricted
Animex-Agro Sp. z o.o.	ANIMEX Grupa Drobiarskie S.A.	17%	Poland	Restricted
Animex Sp. z o.o.	Animex Grupa Paszowa S.A. (f/k/a Contipasz S.A.)	100%	Poland	Restricted
Animex Grupa Paszowa S.A. (f/k/a Contipasz S.A.)	ANIMEX Grupa Drobiarskie S.A.	38.32%	Poland	Restricted
Animex Sp. z o.o.	Animex Fish Sp. z o.o.	11.25%	Poland	Restricted
Animex Sp. z o.o.	ANIMEX Holding Sp. z o.o. (f/k/a Morliny S.A.)	99.95%	Poland	Restricted

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
SF Holding Sp. z o.o.	ANIMEX Holding Sp. z o.o. (f/k/a Morliny S.A.)	0.05%	Poland	Restricted
ANIMEX Holding Sp. z o.o. (f/k/a Morliny S.A.)	Grupa Animex S.A. (f/k/Zaklady Miesne "Agryf" S.A.)	54.043%	Poland	Restricted
SF Holding Sp. z o.o.	Grupa Animex S.A. (f/k/a Zaklady Miesne "Agryf" S.A.)	5.323%	Poland	Restricted
Smithfield Foods, Inc.	Smithfield Foods de Mexico, S. de R.L. de c.v.	39.496%	Mexico	Restricted
Cold Field Investments, LLC	Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	0.000001%	Romania	Restricted
Smithfield International Investments, Inc.	SFDS Global Holdings B.V.	100%	Netherlands	Restricted
SFDS Global Holdings B.V.	Campofrio Food Group, S.A. (Investment)	24.25%	Spain	[Restricted]
SFDS Global Holdings B.V.	Smithfield Foods Group Ltd.	100%	UK	Restricted
Smithfield Foods Group Ltd.	Smithfield Foods Ltd.	100%	UK	Restricted
Smithfield Foods Ltd.	PEK (London) Ltd.	100%	UK	Restricted
Smithfield International Investments, Inc.	Smithfield Asia Holdings, Limited	100%	British Virgin Islands	Restricted
Smithfield International Investments, Inc.	Smithfield Capital Europe, B.V.	100%	Netherlands	Restricted
Smithfield International Investments, Inc.	Smithfield Foods de Mexico, S. de R.L. de C.V.	60.504%	Mexico	Restricted
Smithfield Foods de Mexico, S. de R.L de c.v.	Norson Holding, S. de R.L. de C.V.	50%	Mexico	Restricted
Norson Holding, S. de R.L. de C. V. (Investment)	Agrofarms S. de R.L. de C.V.	99.93%	Mexico	Restricted
Norson Holding, S. de R.L. de C. V. (Investment)	Agroindustrial Servicios en Administracion S. de R.L. de c.v.	99.93%	Mexico	Restricted
Norson Holding, S. de R.L. de C.V. (Investment)	Agroindustrial Servicios Gerenciales S. de R.L.de C.Y.	99.93%	Mexico	Restricted
Norson Holding, S. de R.L. de C.Y. (Investment)	FASSA S. de R.L. de C.V.	99.93%	Mexico	Restricted
Norson Holding, S. de R.L. de C. V. (Investment)	Frigorifico Agropecuaria Sonorense S. de R.L. de C.V.	99.83%	Mexico	Restricted
Norson Holding, S. de R.L. de C.V. (Investment)	Industrias Agrofarms S. de R.L. de C.V. (Investment)	99.93%	Mexico	Restricted

Parent	Name of Subsidiary	Percent Owned	State of Incorporation	Restricted / Unrestricted Subsidiary
Norson Holding, S. de R.L. de C.Y. (Investment)	Promotora Comercial Alpro S. de R.L. de C.V. (Investment)	99.99%	Mexico	Restricted
Smithfield International Investments, Inc.	Smithfield Insurance Co. Ltd.	100%	Bermuda	Restricted
Smithfield Insurance Co. Ltd.	Campofrio Food Group, S.A. (Investment)	1.369%	Spain	[Restricted]
Smithfield International Investments, Inc.	Smithfield Processare S. R.L. (f/k/a Agrovartvis S.R.L.) (Investment)	99.9903%	Romania	Restricted
Smithfield Processare S. R. L. (f/k/a Agrovartvis S.R.L.) (Investment)	Morena Expert S.R.L.	99.99%	Romania	Restricted
Morena Expert S.R.L.	Smithfield Prod S.R.L. (f/k/a Onega Expert)	58.73%	Romania	Restricted
Smithfield Processare S. R. L. (f/k/a Agrovartvis S.R.L.) (Investment)	Pirin Agri S.R.L. (Investment)	100%	Romania	Restricted
Smithfield International Investments, Inc.	Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	99.9999999%	Romania	Restricted
Smithfield International Investments, Inc.	Agroalim Distribution S.R.L.	0.1575%	Romania	Restricted
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	Agroalim Distribution S.R.L.	98.8425	Romania	Restricted
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	Smithfield Ferme S.R.L. (f/k/a Comtim)	100%	Romania	Restricted
Smithfield Ferme S.R.L. (f/k/a Comtim)	Semilem SRL	99.9988%	Romania	Restricted
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	Frigorifer SA (Investment)	49.87%	Romania	Restricted
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	Semilem SRL	0.0012%	Romania	Restricted
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	Smithfield Processare S. R. L. (f/k/a Agrotorvis S.R.L.) (Investment)	0.0097%	Romania	Restricted
Smithfield International Investments, Inc.	Smithfield Prod S.R.L. (f/k/a Onega Expert)	9.53%	Romania	Restricted
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)	Smithfield Prod S.R.L. (f/k/a Onega Expert)	31.74	Romania	Restricted
Smithfield Prod S.R.L. (f/k/a Onega Expert)	Morena Expert S.R.L.	0.01%	Romania	Restricted

Schedule 6.01(b)
to
Smithfield Foods, Inc.
Second Amended and Restated Credit Agreement

Existing Indebtedness
1.    JBS, Inc. In October 2008, the Company sold its beef processing and cattle feeding operations to JBS, Inc. ("JBS"). Under the provisions of the sale, the Company continues to guaranty certain financial obligations and have certain financial exposures to JBS as follows:
a.    The Company guarantees $12.4 million of leases that were transferred to JBS. The guarantees of these leases will expire when the leases expire.
b.    Currently, the Company has $1,627,240.69 of letters of credit outstanding on behalf of its beef operations which were sold to JBS. The Company continues to be obligated under those letters of credit and receives compensation from JBS under a fee arrangement.

2.    SFFC, Inc. has entered into a line of credit dated November 25, 2007 with Smithfield Insurance Co. Ltd in the amount of $18,800,000. As of January 30, 2011, SFFC had drawings of $18,800,000 under the line of credit.

INTERNATIONAL SUBSIDIARIES

Animex and its Subsidiaries (Poland):

3.    General. The Company's Subsidiary, Animex Sp. z o.o. and its subsidiaries Grupa Animex S.A., Animex Grupa Drobiarska S.A. and Animex – Krakowskie Zaklady Pierzarskie Sp. z o.o. have entered into various agreements, pursuant to which liens may exist on Foreign Subsidiary assets to secure the indebtedness, with local Polish lending institutions to provide financing at various interest rates, which include the following:

a.    Grupa Animex S. A. and certain of its Subsidiaries are parties to that certain Framework Agreement dated as of September 30, 2005 with ING Bank Slaski S.A. The agreement has been amended several times, including most recently on February 14, 2011. As of December 31, 2010, the capacity of the overdraft facility was PLN 65,000,000 with outstanding borrowings of PLN 45,262,351.

b.    Animex Sp. Z o.o. and certain of its Subsidiaries have entered into a Loan Agreement with Bank Polska Kasa Opieki S.A. (f.k.a. Bank Przemyslowo-Handlowy PBK SA) on May 23, 2003. This loan agreement has been amended several times, most recently on January 28, 2011. In accordance with the last amendment, the maturity of the facility is September 4, 2012 and the capacity of the overdraft facility is PLN 119,000,000 As of December 31, 2010, the outstanding borrowing on the overdraft facility were PLN 71,058,863.

c.    Animex Holding Sp. Z o.o. has entered into an Investment Loan Agreement on August 30, 2005 with Bank Zachodni WBK Spolka Akcyjna in the amount of PLN 65,000,000, with a maturity date of September 30, 2012. The Investment Loan Agreement has been most recently amended on June 24, 2008 increasing the amount of loan borrowed under the agreement to PLN 100,000,000. As of December 31, 2010 the aggregate loans outstanding under the agreement were PLN 59,375,000.

d.    Animex Sp. Z o.o. and certain of its Subsidiaries have entered into an Overdraft Agreement dated as of September 30, 2005 with BRE Bank S.A as amended on February 28, 2007, as further amended on September 11, 2008, as further amended May 8, 2009, and as further amended September 25, 2010. As of December 31, 2010, the capacity of the overdraft facility was PLN 83,500,000 with outstanding borrowings of PLN 52,254551.

e.    Animex Sp. Z o.o. and certain of its Subsidiaries have entered into a Line of Credit dated April 9, 2010 with Rabobank Polska S.A. The agreement provides for a line of credit of PLN 54,000,000 of which PLN 29,394,018was outstanding as of December 31, 2010.

f.    Animex Holding Sp. Z o.o. has entered into a Loan Facility with Bank Polska Kasa Opieki S.A. for PLN 65,000,000 dated as of July 11, 2005. The loan was amended on August 1, 2006 and the borrower was replaced by Grupa Animex Sp. Z o.o. As of December 31, 2010, there was PLN 30,800,000 outstanding on the loan.

g.    There are other various loan agreements of Animex Sp. Z o.o. and its subsidiaries totaling a line of credit capacity of PLN 12,500,000 of which PLN 10,081,057 was drawn as of December 31, 2010.

Smithfield Prod S.R.L and its Subsidiaries (Romania):

4.    Smithfield Prod S.R.L., through its subsidiaries Agroalim Distribution S.R.L and Agroalim Logistic S.R.L., have various loan agreements secured by certain local assets. As of January 30, 2011, there were outstanding term loans in the amount of RON 8,868,112. Additionally, there was line of credit capacity of $9,000,000, of which $8,556,289 was outstanding.

Smithfield Foods Group Ltd. (U.K.):

5.    Smithfield Foods Group Ltd. has entered into an invoice discounting agreement with the Royal Bank of Scotland Commercial Services Ltd. dated November 21, 2002 in the amount of GBP 4,200,000 under which certain receivables have been sold.